Exhibit 10.1

Execution Version

TERM LOAN CREDIT AGREEMENT

dated as of April 29, 2025

among

QUEEN HOLDCO, LLC,
as Holdings,

QUEEN MERGERCO, INC.
(to be merged on the Closing Date with and into BEACON ROOFING SUPPLY, INC. with the surviving entity to be known as QXO BUILDING PRODUCTS, INC.), as Borrower,

THE LENDERS PARTY HERETO,

GOLDMAN SACHS BANK USA,
as Administrative Agent,

GOLDMAN SACHS BANK USA,

MORGAN STANLEY SENIOR FUNDING, INC.,

CITIGROUP GLOBAL MARKETS INC.,

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

WELLS FARGO SECURITIES, LLC,

and

MIZUHO BANK, LTD.,

as Joint Lead Arrangers, Joint Bookrunners, Syndication Agents and Documentation Agents

i

Exhibits and Schedules
Exhibit A	Form of Assignment and Acceptance
Exhibit B	[Reserved]
Exhibit C	Form of Solvency Certificate
Exhibit D-1	Form of Borrowing Request
Exhibit D-2	Form of Repayment Notice
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Permitted Loan Purchase Assignment and Acceptance
Exhibit G	[Reserved]
Exhibit H	Form of First Lien/Second Lien Intercreditor Agreement
Exhibit I	Form of Non-Bank Tax Certificate
Exhibit J	Form of Intercompany Subordination Terms

Schedule 1.01(A)	Certain Excluded Equity Interests
Schedule 1.01(B)	Closing Date Unrestricted Subsidiaries
Schedule 1.01(C)	Specified Trademarks
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.05	Financial Statements
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.21	Insurance
Schedule 3.23	Intellectual Property
Schedule 5.12	Post-Closing Items
Schedule 5.13	Transactions with Affiliates
Schedule 6.01	Indebtedness
Schedule 6.02	Liens
Schedule 6.04	Investments
Schedule 9.01	Notice Information

v

TERM LOAN CREDIT AGREEMENT, dated as of April 29, 2025 (this “Agreement”), by and among QUEEN HOLDCO, LLC, a Delaware limited liability company (together with its successors and assigns, “Holdings”), QUEEN MERGERCO, INC., a Delaware corporation and a direct wholly-owned subsidiary of Holdings (“Merger Sub”) (to be merged on the Closing Date with and into BEACON ROOFING SUPPLY, INC., a Delaware corporation, with the surviving entity to be known as QXO BUILDING PRODUCTS, INC. (the “Company”), with references to the “Borrower” herein being to Merger Sub prior to the consummation of the Transactions and to the Company from and after the consummation of the Transactions (together with its successors and assigns, the “Borrower”)), the LENDERS party hereto from time to time and GOLDMAN SACHS BANK USA, as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders.

WHEREAS, Parent, Merger Sub and the Company have entered into the Merger Agreement pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of Holdings;

WHEREAS, Merger Sub commenced a tender offer to purchase all of the outstanding shares of common stock of the Company (the “Tender Offer”) in accordance with the Merger Agreement;

WHEREAS, the shares of the Company validly tendered in the Tender Offer as of the expiration time thereof and accepted for purchase by Merger Sub will be purchased on the Closing Date immediately prior to the Merger;

WHEREAS, in connection with the consummation of the Transactions, the Borrower has requested the Lenders to extend credit as set forth herein;

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01          Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABL Credit Agreement” shall mean the Asset-Based Revolving Credit Agreement, dated as of the Closing Date, among Holdings, the Borrower, each Subsidiary of the Borrower party thereto from time to time, the lenders party thereto from time to time and Citibank, N.A., as administrative agent and collateral agent, as such document may be amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time.

“ABL Intercreditor Agreement” shall mean the ABL Intercreditor Agreement, dated as of the Closing Date, by and among Citibank, N.A., as ABL Facility Agent (as defined therein), Goldman Sachs Bank USA, as Term Facility Agent, Wilmington Trust, National Association, as Intercreditor Agent and First-Priority Collateral Agent (each as defined therein), Holdings, the Borrower and the other parties from time to time party thereto, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“ABL Loan Documents” shall mean the ABL Credit Agreement and the other “Loan Documents” under and as defined in the ABL Credit Agreement, as each such document may be amended, restated, supplemented or otherwise modified from time to time.

“ABR” shall mean, for any day, a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect for such day plus 0.50%, (b) the Prime Rate in effect on such day and (c)  Term SOFR for a one-month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%; provided that, for the purpose of this definition, Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 p.m. New York City time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology).  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, as the case may be.  If ABR is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan or Swingline Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and assigns.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Affiliate Lender” shall have the meaning assigned to such term in Section 9.21(a).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreed Currencies” shall mean Dollars and each Alternate Currency.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as may be amended, restated, supplemented or otherwise modified from time to time.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.19.

“All-in Yield” shall mean, as to any Loans, the yield thereon payable to all Lenders providing such Loans in the primary syndication thereof, as determined by the Borrower in good faith in consultation with the Administrative Agent, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors or otherwise; provided, that original issue discount and up-front fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the life of such Loans); and provided, further, that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring, ticking or similar fees and customary consent fees for an amendment paid generally to consenting lenders.

“Alternate Currency” shall mean (i) with respect to any Letter of Credit, Canadian Dollars, Euros, Pound Sterling and any other currency other than Dollars as may be acceptable to the Borrower, the Administrative Agent and the Issuing Bank with respect thereto in their sole discretion and (ii) with respect to any Revolving Facility Loan, any currency other than Dollars that is approved in accordance with Section 1.05.

“Alternate Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternate Currency as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternate Currency with Dollars.

“Alternate Currency Letter of Credit” shall mean any Letter of Credit denominated in an Alternate Currency.

“Alternate Currency Loan” shall mean any Loan denominated in an Alternate Currency.

“Ancillary Document” shall have the meaning assigned to such term in Section 9.13(a).

“Anti-Corruption Laws” shall have the meaning assigned to such term in Section 3.26.

“Applicable Commitment Fee” shall mean for any day with respect to any Revolving Facility Commitments, the “Applicable Commitment Fee” set forth in the applicable Incremental Assumption Agreement.

“Applicable Date” shall have the meaning assigned to such term in Section 9.08(f).

“Applicable Margin” shall mean for any day (i) with respect to any Term B Loan, 3.00% per annum in the case of any Term Benchmark Loan and 2.00% per annum in the case of any ABR Loan;  and (ii) with respect to any Other Term Loan or Revolving Facility Loan, the “Applicable Margin” set forth in the Incremental Assumption Agreement relating thereto.

“Applicable Period” shall mean an Excess Cash Flow Period or an Excess Cash Flow Interim Period, as the case may be.

“Approved Electronic Platform” shall have the meaning assigned to such term in Section 8.16.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(ii).

“Arrangers” shall mean, collectively, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Citigroup Global Markets Inc., Crédit Agricole Corporate and Investment Bank, Wells Fargo Securities, LLC and Mizuho Bank, Ltd.

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any Disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of, any asset or assets of the Borrower or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b)(i).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), in the form of Exhibit A or such other form (including electronic documentation generated by use of an Approved Electronic Platform) as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Assignor” shall have the meaning assigned to such term in Section 9.04(i).

“Availability Period” shall mean, with respect to any Class of Revolving Facility Commitments, the period from and including the Closing Date (or, if later, the effective date for such Class of Revolving Facility Commitments) to but excluding the earlier of the Revolving Facility Maturity Date for such Class and, in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Loans, Swingline Borrowings and Letters of Credit, the date of termination of the Revolving Facility Commitments of such Class.

“Available RP Capacity Amount” shall mean, as of any date of determination, an amount equal to (x) the aggregate amount of Restricted Payments available to be made on such date of determination in reliance on clauses (c), (e), (h), (j), (l) and (q) of Section 6.06 less (y) the aggregate principal amount of any Indebtedness outstanding under Section 6.01(aa) on such date of determination (in the case of any Permitted Refinancing Indebtedness, disregarding the aggregate principal amount of Permitted Refinancing Indebtedness that is permitted to be incurred in excess of the outstanding principal amount of Indebtedness that is being Refinanced in accordance with the definition of “Permitted Refinancing Indebtedness”). It is understood and agreed that if Indebtedness is incurred under Section 6.01(aa) in reliance on the amount of Restricted Payment capacity available under clause (c), (e), (h), (j), (l) or (q) of Section 6.06, then the amount of such Restricted Payment capacity so relied on under such clause may not also be used to make Restricted Payments while such Indebtedness remains outstanding.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(e).

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender under any Class of Revolving Facility Commitments at any time, an amount equal to the Dollar Equivalent of the amount by which (a) the applicable Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the applicable Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Below Threshold Asset Sale Proceeds” shall mean, as of any date of determination, the aggregate amount of proceeds received after the Closing Date and prior to such time that would have constituted Net Proceeds except for the operation of clause (x), (y) or (z) of the second proviso set forth in clause (a) of the definition of “Net Proceeds”.

“Benchmark” shall mean, initially, with respect to any Term Benchmark Loan, Term SOFR; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b).

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth below and (where applicable) in the order set forth below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternate Currency, “Benchmark Replacement” shall mean the alternative set forth in (b) below:

(a)            in the case of any Loan denominated in Dollars, Daily Simple SOFR; or

(b)          the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (ii) the related Benchmark Replacement Adjustment;

provided that, if such Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and the Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(a)          in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)          in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of the definition thereof has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(b) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(b).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership of the Borrower as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. §1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17(a).

“Borrowing” shall mean a group of Loans of a single Type under a single Facility, and made on a single date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Base” shall mean, as of any date of determination, an amount equal to the sum of (a) 95% of the book value of receivables (including, without limitation, trade receivables and credit card accounts receivables) of the Borrower and its Subsidiaries, (b) 90% of the book value of inventory of the Borrower and its Subsidiaries and (c) 100% of the cash and Permitted Investments of the Borrower and its Subsidiaries, in each case, determined on a consolidated basis on such date in accordance with GAAP as of the last day of the fiscal quarter most recently ended for which financial statements have been delivered pursuant to Section 4.02(g), 5.04(a) or 5.04(b); provided that the Borrowing Base shall be calculated on a Pro Forma Basis.

“Borrowing Minimum” shall mean (a) in the case of Term Benchmark Loans, $1,000,000, (b) in the case of ABR Loans, $1,000,000 and (c) in the case of Swingline Loans, $500,000.

“Borrowing Multiple” shall mean (a) in the case of Term Benchmark Loans, $500,000, (b) in the case of ABR Loans, $250,000 and (c) in the case of Swingline Loans, $100,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D-1 or another form approved by the Administrative Agent (including any form on an Approved Electronic Platform).

“Business Day” shall mean any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be, in relation to Loans referencing Term SOFR and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing Term SOFR or any other dealings of such Loans referencing Term SOFR, any such day that is a U.S. Government Securities Business Day.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person.

“Capitalized Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease or a finance lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that, obligations of the Borrower or its Subsidiaries, or of a special purpose or other entity not consolidated with the Borrower and its Subsidiaries, either existing on the Closing Date or created thereafter that (a) initially were included on the consolidated balance sheet of the Borrower and its Subsidiaries as capital lease obligations or finance lease obligations and were subsequently recharacterized as operating lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Borrower and its Subsidiaries were required to be characterized as operating lease obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the Closing Date and were required to be characterized as operating lease obligations but would not have been required to be treated as operating lease obligations on the Closing Date had they existed at that time, shall for all purposes not be treated as operating leases hereunder and shall instead be treated as Capitalized Lease Obligations and Indebtedness. For the avoidance of doubt, operating leases shall not constitute Capitalized Lease Obligations.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a person during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such person and its subsidiaries.

“Captive Insurance Subsidiary” shall mean any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for Revolving L/C Exposure or obligations of the Lenders to fund participations in respect of Revolving L/C Exposure, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank.  “Cash Collateral” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Interest Expense” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period to the extent such amounts are paid in cash for such period, excluding, without duplication, in any event (a) pay-in-kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization or write-off of any financing fees, discounts or premiums paid by, or on behalf of, the Borrower or any Subsidiary, including such fees paid in connection with the Transactions or upon entering into a Permitted Securitization Financing or other sale or financing of receivables, and (c) the amortization of debt discounts, if any, or fees in respect of Hedging Agreements; provided, that Cash Interest Expense shall exclude any one time financing fees, including those paid in connection with the Transactions or upon entering into a Permitted Securitization Financing or other sale or financing of receivables or any amendment of this Agreement.

“Cash Management Agreement” shall mean any agreement to provide to Holdings, the Borrower or any Subsidiary cash management services including collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items, electronic funds transfer services and interstate depository network services), foreign exchange facilities, credit card processing services, demand deposits, payroll, trust or operating account relationships, commercial credit cards, merchant cards or lines of credit, purchase or debit cards, non-card e-payables services, supply chain finance services (including trade payable services and supplier accounts receivable and drafts/bills of exchange purchases), travel and expense, corporate purchasing, merchant, stored value and/or other purchasing cards (including, without limitation, the processing of payments and other administrative services with respect thereto), cash pooling services, netting dealer incentive, supplier finance or similar programs and current account facilities, Supplemental Cash Management Obligations and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services and other banking products or services as may be requested by Holdings, the Borrower or any Subsidiary.

“Cash Management Bank” shall mean any person that enters or has entered into a Cash Management Agreement with Holdings, the Borrower or any Subsidiary in its capacity as a party to such Cash Management Agreement.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

A “Change in Control” shall be deemed to occur if:

(a)          any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person, entity or “group” and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, in a single transaction or in a related series of transactions, shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of voting power of the outstanding Voting Stock of the Borrower having more than 50.1% of the ordinary voting power for the election of directors of the Borrower (provided, that, for purposes of this determination, to the extent any person, entity or “group” includes both Permitted Holders and non-Permitted Holders (any such person, entity or “group”, the “Subject Group”), and the Subject Group does not itself constitute a Permitted Holder, then the outstanding Voting Stock of the Borrower directly or indirectly beneficially owned by such Permitted Holders in such Subject Group shall not be treated as being beneficially owned by such Subject Group), unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the members of the Board of Directors of the Borrower; or

(b)         a “Change of Control” (as defined in (i) the Senior Secured Notes Indenture or (ii) any indenture or credit agreement in respect of Permitted Refinancing Indebtedness with respect to the Senior Secured Notes Indenture constituting Material Indebtedness) shall have occurred; or

(c)          Holdings shall fail to beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Borrower (other than in connection with or after a Qualified IPO of the Borrower).

In addition, notwithstanding the foregoing, (1) a transaction in which the Borrower or a Parent Entity becomes a direct or indirect subsidiary of another person (such person, the “New Parent”) shall not constitute a Change in Control if (a) the equityholders of the Borrower or such Parent Entity immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, at least a majority of the total voting power of the Voting Stock of the Borrower or such New Parent immediately following the consummation of such transaction, substantially in proportion to their holdings of the equity of the Borrower or such Parent Entity prior to such transaction or (b) immediately following the consummation of such transaction, no person, other than a Permitted Holder, the New Parent or any subsidiary of the New Parent, beneficially owns, directly or indirectly through one or more intermediaries, more than 50% of the voting power of the Voting Stock of the Borrower or the New Parent and (2) a person or group shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option agreement related thereto) prior to the consummation of the transactions contemplated by such agreement.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd‑Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, or any compliance by a Lender with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) be deemed to be a “Change in Law” but only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.15 generally on other borrowers of loans under United States of America cash flow term loan credit facilities.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Term B Loans, Other Term Loans, Revolving Facility Loans or Extended Revolving Loans; and (b) when used in respect of any Commitment, whether such Commitment is in respect of a commitment to make Term B Loans, Other Term Loans, Revolving Facility Loans or Extended Revolving Loans.  Other Term Loans that have different terms and conditions (together with the Commitments in respect thereof) from the Term B Loans or from other Other Term Loans, and Revolving Facility Loans or Extended Revolving Loans that have different terms and conditions (together with the Commitments in respect thereof) from other Revolving Facility Loans or other Extended Revolving Loans, as applicable, shall each be construed to be in separate and distinct Classes.

“Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Closing Date” shall mean April 29, 2025.

“Closing Date Refinancing” shall mean (a) the repayment in full of, and the termination of all obligations and commitments under (including the release of all liens and security interests related thereto), the Existing Credit Agreements and (b) the redemption and repayment in full, and discharge of, the Existing Indentures (including the release of all liens and security interests related thereto) (in each case, other than in respect of letters of credit that are deemed issued under the ABL Credit Agreement or back-stopped by letter(s) of credit issued under the ABL Credit Agreement or cash collateralized by the Borrower or its Subsidiaries, contingent indemnification, expense reimbursement claims or other contingent obligations not then due and payable).

“CME Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Co-Investors” shall mean (a) Parent and its subsidiaries, (b) Jacobs Private Equity II, LLC, (c) the Management Group, (d) any Related Person of any of the foregoing and (e) their respective Affiliates.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include all property that is subject to any Lien in favor of the Administrative Agent, the Collateral Agent or any Subagent for the benefit of the Secured Parties pursuant to any Security Document.

“Collateral Agent” shall mean Wilmington Trust, National Association, as collateral agent for the Secured Parties, together with its successors and permitted assigns in such capacity.

“Collateral Agreement” shall mean the Collateral Agreement (First Lien), dated as of the Closing Date, as may be amended, restated, supplemented or otherwise modified from time to time, among the Borrower, each Subsidiary Loan Party, the Collateral Agent and the other parties from time to time party thereto (and including any new Collateral Agreement described in clause (c) of the definition of “Collateral and Guarantee Requirement”).

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case subject to the last paragraph of Section 4.02, Sections 5.10 (d), (e) and (g), Schedule 5.12, the ABL Intercreditor Agreement, the First Lien/First Lien Intercreditor Agreement and any other applicable Intercreditor Agreement):

(a)        on the Closing Date, the Collateral Agent shall have received (i) from the Borrower and each Subsidiary Loan Party, a counterpart of the Collateral Agreement, (ii) from each Subsidiary Loan Party, a counterpart of the Subsidiary Guarantee Agreement, and (iii) from Holdings, a counterpart of the Holdings Guarantee and Pledge Agreement, in each case duly executed and delivered on behalf of such person;

(b)         on the Closing Date, (i)(x) all outstanding Equity Interests of the Borrower and all other outstanding Equity Interests, in each case, directly owned by the Loan Parties, other than Excluded Securities, and (y) all Indebtedness owing to the Borrower or any Subsidiary Loan Party, other than Excluded Securities, shall have been pledged pursuant to the Collateral Agreement or the Holdings Guarantee and Pledge Agreement, as applicable, and (ii) the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note powers or other instruments of transfer (if any) with respect thereto endorsed in blank;

(c)         in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received (i) a supplement to the Collateral Agreement and the Subsidiary Guarantee Agreement (or, at the option of the Subsidiary Loan Party, a new Collateral Agreement or new Subsidiary Guarantee Agreement, in each case, in substantially similar form or such other form reasonably satisfactory to the Administrative Agent) and (ii) counterparts to the other Security Documents (or, at the option of the Subsidiary Loan Party, new Security Documents in substantially similar form or such other form reasonably satisfactory to the Administrative Agent), if applicable, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Subsidiary Loan Party;

(d)         after the Closing Date, (x) all outstanding Equity Interests of any person that becomes a Subsidiary Loan Party after the Closing Date and (y) subject to Section 5.10(g), all Equity Interests directly acquired by the Borrower or a Subsidiary Loan Party (and any Equity Interests of the Borrower directly acquired by Holdings) after the Closing Date, other than Excluded Securities, shall have been pledged pursuant to the Collateral Agreement (or the Holdings Guarantee and Pledge Agreement, as applicable), and the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer (if any) with respect thereto endorsed in blank;

(e)        except as otherwise contemplated by this Agreement or any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions reasonably requested by the Administrative Agent (including those required by applicable Requirement of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered, recorded or delivered to the Collateral Agent or, if applicable, the Collateral Agent’s title insurer, for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(f)            the Collateral Agent shall have received evidence of the insurance required by the terms of Section 5.02 hereof; and

(g)         (i) after the Closing Date, the Collateral Agent shall have received such other Security Documents as may be required to be delivered pursuant to Section 5.10 or the Collateral Agreement, and (ii) upon reasonable request by the Administrative Agent, evidence of compliance with any other requirements of Section 5.10.

“Commercial Agreement” shall mean any commodity prepayment contract, contract with payment or performance delays or any other equivalent agreement, in each case, relating to a commodity transaction that is not a Hedging Agreement, resulting in a performance risk or credit exposure, as applicable.

“Commercial Bank” shall mean any person that enters or has entered into a Commercial Agreement with Holdings, the Borrower or any Subsidiary in its capacity as a party to such Commercial Agreement.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment and Term Facility Commitment and (b) with respect to any Swingline Lender, its Swingline Commitment (it being understood that a Swingline Commitment does not increase the applicable Swingline Lender’s Revolving Facility Commitment).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 8.16(b).

“Company” shall have the meaning assigned to such term in the recitals hereto.

“Company Representations” shall mean the representations and warranties made by the Company in the Merger Agreement that are material to the interests of the Lenders (in their capacities as such) (but only to the extent that Parent has the right (taking into account any applicable cure provisions) to terminate its obligations under the Merger Agreement (in accordance with the terms of the Merger Agreement) as a result of a breach of such representations in the Merger Agreement).

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Sections 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender unless the designation of such Conduit Lender is made with the prior written consent of the Borrower (not to be unreasonably withheld or delayed), which consent shall specify that it is being made pursuant to the proviso in the definition of “Conduit Lender” and provided that the designating Lender provides such information as the Borrower reasonably requests in order for the Borrower to determine whether to provide its consent or (b) be deemed to have any Commitment.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines (in consultation with the Borrower) that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents without giving effect to any conforming changes that are adverse to the interests of the Borrower unless such changes are approved by the Borrower (which such approval shall not be unreasonably withheld, conditioned or delayed)).

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness consisting of Indebtedness for borrowed money and Disqualified Stock of the Borrower and the Subsidiaries determined on a consolidated basis on such date in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i)           any net after-tax extraordinary, exceptional, nonrecurring or unusual gains or losses or income or expense or charge, any severance, expansion, relocation or other restructuring expenses (including any cost or expense related to employment of terminated employees), any costs relating to the undertaking or implementation of strategic initiatives, cost savings initiatives (including sourcing), operating expense reductions and other operating improvements or synergies (including product margin synergies and product cost synergies), business development charges, business optimization costs, any expenses related to any New Project, equipment or inventory optimization or curtailment programs, or any integration, transition, reconstruction, decommissioning, recommissioning, repositioning or reconfiguration of assets, fees, expenses or charges relating to unused facility, data center, warehouse and distribution center costs, entry into new markets or distribution channels, contract acquisition or termination costs, future lease commitment costs, closing and consolidation costs, rebranding costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, relocation costs and expenses, environmental remediation costs and expenses, costs for discontinued operations (including rent termination costs), opening costs, project start-up costs, recruiting costs, signing, retention or completion bonuses, one-time costs in connection with the entry into labor and union agreements, consulting, advisory, professional, litigation and arbitration costs, charges, fees and expenses (including settlements, fines, judgments or orders), restructuring costs (including those related to tax restructurings), and expenses, costs, fees or charges related to any repurchase or offering of Equity Interests or debt securities of the Borrower, Holdings, any Subsidiary or any Parent Entity, any Investment, acquisition, merger, consolidation, amalgamation, Disposition, recapitalization or incurrence, issuance, repayment, redemption, retirement, repurchase, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful) or any capital expenditures or similar transactions, and any fees, expenses, charges or change in control payments related to the Transactions (including any costs relating to auditing prior periods, any transition-related expenses, any carve-out costs and Transaction Expenses incurred before, on or after the Closing Date) and any earn-out obligation expense incurred in connection with the Transactions or any acquisition or other Investment and consulting costs or implementation costs in connection with any of the foregoing in this clause (i), in each case, shall be excluded,

 (ii)       any net after-tax income or loss from Disposed of, abandoned, transferred, closed or discontinued operations, facilities, data centers, distribution centers, warehouses or other assets and any net after-tax gain or loss on the Dispositions of Disposed of, abandoned, transferred, closed or discontinued operations, facilities, data centers, distribution centers, warehouses or other assets shall be excluded,

(iii)         any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business Dispositions or asset Dispositions other than in the ordinary course of business (as determined in good faith by the management of the Borrower) shall be excluded,

(iv)         any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment or buy-back of indebtedness, Hedging Agreements or other derivative instruments shall be excluded,

(v)        (A) the Net Income for such period of any person that is an Unrestricted Subsidiary shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof (other than an Unrestricted Subsidiary of such referent person) in respect of such period and (B) the Net Income for such period of any person that is not a subsidiary of such person, or that is accounted for by the equity method of accounting, shall be included to the extent of the amount of such Net Income of such person multiplied by such referent person’s or its subsidiary’s percentage ownership of the economic interests in such person,

(vi)          the cumulative effect of a change in accounting principles during such period shall be excluded,

(vii)       effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its subsidiaries and including the effects of adjustments to (A) deferred rent, (B) Capitalized Lease Obligations or other obligations or deferrals attributable to capital spending funds with suppliers or (C) any deferrals of revenue) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization, write-off or write-down of any amounts thereof, net of taxes, shall be excluded,

(viii)     any impairment charges or asset write-offs or write-downs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments arising pursuant to GAAP, shall be excluded,

(ix)         any (a) non-cash compensation charge or (b) non-cash costs or expenses related to management equity plans, long term incentive plans, stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights (including any repricing, amendment, modification, substitution or change thereof) shall be excluded,

(x)          accruals and reserves that are established or adjusted in connection with the Transactions or within twelve months after the Closing Date or the closing of any Disposition, acquisition or investment and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded,

(xi)          non-cash gains, losses, income and expenses resulting from fair value accounting required under GAAP and related interpretation shall be excluded,

(xii)         any gain, loss, income, expense or charge resulting from the application of any LIFO method shall be excluded,

(xiii)        any non-cash charges for deferred tax asset valuation allowances shall be excluded,

(xiv)        any impacts from foreign currency gains and losses and the related tax effects, shall be excluded,

(xv)         any deductions attributable to non-controlling interests or minority interests shall be excluded,

(xvi)        [reserved],

(xvii)      (A) any charges to the extent that a corresponding amount is received in cash under any agreement providing for reimbursement of such expense shall be excluded; (B) any charges with respect to any liability or casualty event, business interruption or product recall to the extent covered by one or more third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the third party or insurer and only to the extent that such amount is in fact reimbursed within 365 days following the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), costs and expenses with respect to liability or casualty events or business interruption or product recall shall be excluded; and (C) amounts estimated by the Borrower in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption or product recall shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period),

 (xviii)    without duplication, an amount equal to the amount of distributions actually made to any parent or equity holder of such person in respect of such period in accordance with Section 6.06(b)(v) shall be included as though such amounts had been paid as income taxes directly by such person for such period,

(xix)        Capitalized Software Expenditures and capitalized development costs shall be excluded,

(xx)         costs associated with Public Company Compliance shall be excluded,

(xxi)      the amount of management, consulting, monitoring, transaction, advisory and similar fees and related expenses paid to or on behalf of Parent, the Co-Investors or any other direct or indirect holder of Equity Interests of the Borrower and fees and expenses paid to or on behalf of any member of the board of directors (or equivalent governing body) of the Borrower or any Parent Entity thereof (or, in each case, any accruals related to such fees and expenses) during such period not in contravention of this Agreement shall be excluded, and

(xxii)      any other non-cash charges shall be excluded; provided, that for purposes of this subclause (xxii), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period).

“Consolidated Total Assets” shall mean, as of any date of determination, the total consolidated assets of the Borrower and the Subsidiaries without giving effect to any impairment or amortization of the amount of intangible assets since the Closing Date, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower (or, in the case of any determination made prior to the first date financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b), of the Company) as of the last day of the fiscal quarter most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 4.02(g), 5.04(a) or 5.04(b), as applicable, calculated on a Pro Forma Basis after giving effect to any acquisition, merger, consolidation, amalgamation, Investment, New Project, Disposition, incurrence or repayment of Indebtedness or other pro forma event or relevant transaction that may have occurred on or after the last day of such fiscal quarter, including giving effect on a Pro Forma Basis to any such event for which the calculation of Consolidated Total Assets is being made hereunder and the use of proceeds thereof.

“Continuing Letter of Credit” shall have the meaning assigned to such term in Section 2.05(k).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Corresponding Loan Amount” shall have the meaning assigned to such term in Section 8.15(c).

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning assigned to such term in Section 9.26.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)           the greater of $1,050,000,000 and 15% of Consolidated Total Assets, plus

(b)           an amount equal to the greater of (i) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period, but excluding any fiscal quarter in such accounting period for which Consolidated Net Income for such fiscal quarter was less than $0) from April 1, 2025 to the end of the Borrower’s most recently ended Test Period and (ii) the Cumulative Retained Excess Cash Flow Amount at such date, plus

(c)           the aggregate amount of any Below Threshold Asset Sale Proceeds, plus

(d)           the aggregate amount of any Declined Proceeds, plus

(e)          (i) the cumulative amount of proceeds (including cash and the fair market value (as determined in good faith by the Borrower) of property other than cash) from the sale of Equity Interests of the Borrower, Holdings or any Parent Entity after the Closing Date and on or prior to such time (including upon exercise of warrants or options), which proceeds have been received by the Borrower or contributed as common equity to the capital of the Borrower, and (ii) the aggregate amount of common Equity Interests of Holdings, the Borrower or any Parent Entity issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated to the Loan Obligations in right of payment) of the Borrower or any Subsidiary owed to a person other than the Borrower or a Subsidiary; provided, that this clause (e) shall exclude sales of Equity Interests financed as contemplated by Section 6.04(e) or used as described in clause (ix) of the definition of “EBITDA”, any amount used to incur Indebtedness under Section 6.01(l) and any amounts used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 6.09(b)(i)(C), plus

(f)           100% of the aggregate amount of contributions as common equity to the capital of the Borrower received in cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash) and, without duplication, the aggregate amount of cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash) that becomes part of the capital of the Borrower through amalgamation, consolidation or merger achieved through the issuance of, or in exchange for, Equity Interests of the Borrower, Holdings or any Parent Entity, in each case, after the Closing Date (subject to the same exclusions as are applicable to clause (e) above); plus

(g)          100% of the aggregate principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of the Borrower or any Subsidiary thereof (other than Indebtedness issued to a Subsidiary), which has been (i) cancelled, retired or extinguished, (ii) assumed by a person that is not the Borrower or a Subsidiary to the extent that the Borrower and each Subsidiary are released from their obligations in respect of such Indebtedness or (iii) converted into or exchanged for Equity Interests (other than Disqualified Stock) in the Borrower, Holdings or any Parent Entity, in each case, after the Closing Date, plus

(h)          100% of the aggregate amount received by the Borrower or any Subsidiary in cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash received by the Borrower or any Subsidiary) after the Closing Date from:

(A)          the issuance or sale (other than to the Borrower or any Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, or

(B)          any dividend or other distribution by an Unrestricted Subsidiary, plus

(i)           in the event any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings, the Borrower or any Subsidiary, the fair market value (as determined in good faith by the Borrower) of the Investments of Holdings, the Borrower or any Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), plus

(j)           an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale or other disposition, repayments, repurchases, redemptions, income and similar amounts) actually received by the Borrower or any Subsidiary in respect of any Investments made pursuant to Section 6.04(j)(Y), minus

(k)           any amounts thereof used to make Investments pursuant to Section 6.04(j)(Y) after the Closing Date prior to such time, minus

(l)            any amounts thereof used to make Restricted Payments pursuant to Section 6.06(e) after the Closing Date prior to such time, minus

(m)          any amount thereof used to make payments or distributions in respect of Junior Financings pursuant to Section 6.09(b)(i)(E) (other than payments made with proceeds from the issuance of Equity Interests that were excluded from the calculation of the Cumulative Credit pursuant to clause (e) above).

“Cumulative ECF Threshold Amount” shall mean, at any date, an amount equal to the cumulative amount of each ECF Threshold Amount in respect of all Excess Cash Flow Periods ending after the Closing Date and prior to such date.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount (which shall not be less than zero in the aggregate) determined on a cumulative basis equal to:

(x)           an amount (which shall not be less than zero in the aggregate) equal to:

(a)          the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date (excluding any Excess Cash Flow Period for which the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Period was less than $0), plus

(b)           without duplication of amounts included in clause (a) above with respect to any Excess Cash Flow Interim Period ended prior to such date but as to which the corresponding Excess Cash Flow Period (if any) has not ended, an amount equal to the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Interim Period (excluding any Excess Cash Flow Interim Period for which the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Interim Period was less than $0), minus

(c)           the cumulative amount of all Retained Excess Cash Flow Overfundings as of such date; plus

(y)           the Cumulative ECF Threshold Amount as of such date.

“Current Assets” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, the sum of (a) all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, and (b) gross accounts receivable comprising part of the Securitization Assets subject to such Permitted Securitization Financing.

“Current Liabilities” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions and any permitted acquisitions or investments or Dispositions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to EBITDA included in clauses (a)(iv), (a)(v), and (a)(vii) of the definition of such term.

“Daily Simple SOFR” shall mean, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website.  Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debt Service” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period, plus scheduled principal amortization of Indebtedness for such period.

“Debtor Relief Laws” shall mean the U.S. Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.10(c)(i).

“Declining Lender” shall have the meaning assigned to such term in Section 2.10(c)(i).

“Deemed Date” shall have the meaning assigned to such term in Section 6.01.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean, subject to Section 2.22, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Swingline Lender, the Administrative Agent or any Issuing Bank in writing that it does not intend or expect to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, (iii) become insolvent or (iv) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Lender and each Lender.

“Delaware Divided LLC” shall mean any limited liability company which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC Division” shall mean the statutory division of any limited liability company into two or more limited liability companies pursuant to Section 18-217 of the Delaware Limited Liability Company Act or a comparable provision of any other Requirement of Law.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration by the Borrower, less the amount of cash or cash equivalents received in connection with a subsequent disposition of, or other receipt of cash or cash equivalents in respect of, such Designated Non-Cash Consideration.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction. A member of the Board of Directors of the Borrower shall not be deemed to have such a financial interest solely by reason of such member’s holding Equity Interests of the Borrower or a Parent Entity or any options, warrants or other rights in respect of such Equity Interests.

 “Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or asset (including to dispose of any property, business or asset to a Delaware Divided LLC pursuant to a Delaware LLC Division).  The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Loan Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the Latest Maturity Date in effect at the time of issuance thereof (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock).  Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Documentation Agents” shall mean, collectively, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Citigroup Global Markets Inc., Crédit Agricole Corporate and Investment Bank, Wells Fargo Securities, LLC and Mizuho Bank, Ltd.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Dollars with such currency.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xiv) of this clause (a) (other than clause (xiv)) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):

(i)           Taxes paid and any provision for Taxes of the Borrower and the Subsidiaries for such period, including, without limitation, federal, state, local, provincial, franchise, foreign, excise, property and similar taxes, foreign withholding taxes and foreign unreimbursed value added taxes (including penalties and interest related to such Taxes or arising from tax examinations) and the amount of any distributions made or reasonably expected to be made with respect to such period pursuant to Section 6.06(b)(iii) or Section 6.06(b)(v),

(ii)         Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of L/C Instruments in connection with financing or other activities) of the Borrower and the Subsidiaries for such period, together with items excluded from the definition of “Interest Expense” pursuant to clause (a) thereof,

(iii)        (a) depreciation and amortization expenses of the Borrower and the Subsidiaries for such period including the amortization of intangible assets, goodwill, deferred financing fees and original issue discount, debt issuance costs, commissions, fees, premiums and expenses, expensing of any bridge, commitment or other financing fees, non-cash interest expense attributable to movement in mark to market valuation of Hedging Agreements or other derivatives and Capitalized Software Expenditures, development costs, capitalized customer acquisition costs, amortization of unrecognized prior service costs and actuarial gains and losses related to pensions (including any modifications) and other post-employment benefits and (b) the total amount of depreciation expense of the Borrower and the Subsidiaries with respect to assets of the Borrower and the Subsidiaries acquired under Capitalized Lease Obligations which is expensed and not included in depreciation and amortization expense under GAAP,

(iv)         business optimization costs, fees, charges, expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory and equipment optimization programs, facility, branch, office, business unit, data center, warehouse or distribution center closures, facility, branch, office, business unit, data center, warehouse or distribution center relocations or consolidations, unused warehouse, facility or data center costs, distribution costs, retention, severance, expansion, systems design, implementation or establishment costs, contract acquisition or termination costs, future lease commitments, excess pension charges, any costs relating to the undertaking or implementation of strategic initiatives, cost savings initiatives, operating expense reductions and other operating improvements or synergies and business development charges) and Pre-Opening Expenses,

(v)           [reserved],

(vi)          [reserved],

(vii)        any expenses, fees, costs or charges (other than depreciation or amortization expense as described in the preceding subclause (iii)) related to any repurchase or issuance of Equity Interests or Indebtedness, Investment, acquisition (including any Permitted Business Acquisition), New Project, equipment optimization or curtailment programs, any capital expenditures or similar transactions, Disposition, recapitalization or the incurrence, modification, redemption, retirement or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (x) such fees, expenses or charges related to the ABL Credit Agreement, Senior Secured Notes Indenture and this Agreement (and, in each case, any Permitted Refinancing Indebtedness in respect thereof), (y) any amendment or other modification of the Obligations or other Indebtedness and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Securitization Financing or other sales or financings of receivables,

(viii)      the amount of loss, fees, charges or discount in connection with a Permitted Securitization Financing or other sale or financing of receivables, including amortization of loan origination costs and amortization of portfolio discounts,

(ix)         any costs, fees, charges or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or a Subsidiary (other than contributions received from the Borrower or a Subsidiary) or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock),

(x)           [reserved],

(xi)         the amount of any loss attributable to a New Project, until the date that is 12 months after the date of completing the construction, acquisition, assembling, remodeling, refurbishment, update, modernization, expansion, relocation or creation of such New Project, as the case may be; provided, that (A) such losses are reasonably identifiable and factually supportable and certified by a Responsible Officer of the Borrower and (B) losses attributable to such New Project after 12 months from the date of completing such construction, acquisition, assembling, remodeling, refurbishment, update, modernization, expansion, relocation or creation, as the case may be, shall not be included in this subclause (xi),

(xii)         with respect to any person referred to in clause (v) of the definition of “Consolidated Net Income” and solely to the extent relating to the Net Income of such person referred to in clause (v) of the definition of “Consolidated Net Income,” an amount equal to the proportion of those items described in clause (a) of this definition (other than this subclause (xii)) relating to such person corresponding to the Borrower’s and the Subsidiaries’ proportionate share of such person’s Consolidated Net Income (determined as if such person were a Subsidiary),

 (xiii)      [reserved], and

(xiv)     all adjustments of the nature used in connection with the calculation of “Covenant EBITDA” as set forth in footnote 1 to the “Summary Historical Consolidated and Unaudited Pro Forma Condensed Combined Financial Information” under the “Summary” section of the Senior Secured Notes Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such period;

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrower and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).

“ECF Threshold Amount” shall have the meaning assigned to such term in Section 2.11(c).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Election Date” shall have the meaning assigned to such term in Section 1.10(a).

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, use, transport, management, Release or threatened Release of, or exposure to, any Hazardous Material or to public or employee health and safety matters (to the extent relating to the Environment or Hazardous Materials).

“Environmental Permits” shall have the meaning assigned to such term in Section 3.16.

“Equity Contribution” shall have the meaning assigned to such term in Section 4.02(f).

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (j) the withdrawal of any of Holdings, the Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“Erroneous Payment” shall have the meaning assigned to such term in Section 8.15(a).

“Erroneous Payment Return Deficiency” shall  have the meaning assigned to such term in Section 8.15(c).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any Applicable Period, EBITDA of the Borrower and its Subsidiaries on a consolidated basis for such Applicable Period, minus, without duplication, (A):

(a)           Debt Service for such Applicable Period,

(b)           [reserved],

(c)           [reserved],

(d)           [reserved],

(e)         Taxes paid in cash by the Borrower and its subsidiaries on a consolidated basis during such Applicable Period or that are reasonably expected to be paid within six months after the close of such Applicable Period and the amount of any distributions made pursuant to Section 6.06(b)(iii) and Section 6.06(b)(v) during such Applicable Period or that are reasonably expected to be made within six months after the close of such Applicable Period; provided, that with respect to any such amounts to be paid or distributed after the close of such Applicable Period, (i) any amount so deducted shall not be deducted again in a subsequent Applicable Period and (ii) appropriate reserves shall have been established in accordance with GAAP,

(f)           an amount equal to any increase in Working Capital (other than any increase arising from the recognition or de-recognition of any Current Assets or Current Liabilities upon an acquisition, investment or disposition) of the Borrower and its Subsidiaries for such Applicable Period and, at the Borrower’s option, any anticipated increase, estimated by the Borrower in good faith, for the following Applicable Period,

(g)         cash expenditures made in respect of Hedging Agreements during such Applicable Period, to the extent not reflected in the computation of EBITDA or Interest Expense,

(h)           [reserved],

(i)          amounts paid in cash during such Applicable Period on account of (A) items that were accounted for as non-cash reductions of Net Income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining EBITDA of the Borrower and its Subsidiaries in a prior Applicable Period and (B) reserves or accruals established in purchase accounting,

(j)          to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith,

(k)          the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent either (i) such items represented a cash payment (other than in respect of Transaction Expenses funded on the Closing Date) which had not reduced Excess Cash Flow upon the accrual thereof in a prior Applicable Period, or an accrual for a cash payment, by the Borrower and its Subsidiaries or (ii) such items did not represent cash received by the Borrower and its Subsidiaries, in each case on a consolidated basis during such Applicable Period, and

(l)          the amount of (A) any deductions attributable to non-controlling or minority interests that were added to or not deducted from Net Income in calculating Consolidated Net Income and (B) EBITDA of any person referred to in clause (v) of the definition of “Consolidated Net Income” added to Consolidated Net Income in calculating EBITDA, plus, without duplication, (B):

(a)           an amount equal to any decrease in Working Capital (other than any decrease arising from the recognition or de-recognition of any Current Assets or Current Liabilities upon an acquisition, investment or disposition) of the Borrower and its Subsidiaries for such Applicable Period,

(b)          cash payments received in respect of Hedging Agreements during such Applicable Period to the extent (i) not included in the computation of Consolidated Net Income or EBITDA or (ii) such payments do not reduce Cash Interest Expense,

(c)         any extraordinary or nonrecurring gain realized in cash during such Applicable Period (except to the extent such gain consists of an extraordinary or nonrecurring gain from an Asset Sale subject to Section 2.11(b)), and

(d)          the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (i) such items represented cash received by the Borrower or any Subsidiary or (ii) such items do not represent cash paid by the Borrower or any Subsidiary, in each case on a consolidated basis during such Applicable Period.

“Excess Cash Flow Adjustment Amount” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any Applicable Period, an amount equal to, without duplication:

(a)         (x) the amount of any voluntary payment, repurchase, redemption or retirement of Indebtedness that is not revolving Indebtedness (including the Term B Loans) during such Applicable Period and (y) the amount of any voluntary payments or repurchases of revolving Indebtedness (including the Revolving Facility Loans) to the extent accompanied by reductions of any revolving facility commitments or borrowing base during such Applicable Period (plus, in each case, at the option of the Borrower, without duplication of any amounts previously included under this clause (a), the amount of any such voluntary payments, repurchases, redemptions or retirements of Indebtedness made after the end of the Applicable Period but before the date of prepayment required under Section 2.11(c) in respect of the applicable Excess Cash Flow Period), in each case, so long as the amount of such payment or repurchase is not already reflected in Debt Service for such Applicable Period, plus

(b)         (i) Capital Expenditures by the Borrower and the Subsidiaries on a consolidated basis during such Applicable Period that are paid in cash and (ii) the aggregate consideration paid in cash during the Applicable Period in respect of Permitted Business Acquisitions, New Project expenditures and other Investments permitted hereunder (excluding Permitted Investments and intercompany Investments in Subsidiaries) and payments in respect of restructuring activities (plus, in each case, at the option of the Borrower, without duplication of any amounts previously included under this clause (b), the amount of any such payments made after the end of the Applicable Period but before the date of prepayment required under Section 2.11(c) in respect of the applicable Excess Cash Flow Period), plus

(c)           permitted Restricted Payments paid in cash by the Borrower during such Applicable Period and permitted Restricted Payments paid by any Subsidiary to any person other than the Borrower or any of the Subsidiaries during such Applicable Period, in each case in accordance with Section 6.06 (plus, in each case, at the option of the Borrower, without duplication of any amounts previously included under this clause (c), the amount of any such Restricted Payments made after the end of the Applicable Period but before the date of prepayment required under Section 2.11(c) in respect of the applicable Excess Cash Flow Period), plus

(d)          at the option of the Borrower, Capital Expenditures, Permitted Business Acquisitions, New Project expenditures or other permitted Investments (excluding Permitted Investments and intercompany Investments in Subsidiaries), payments in respect of planned restructuring activities, voluntary payments, repurchases, redemptions or retirements of Indebtedness or Restricted Payments, in each case, that the Borrower or any Subsidiary shall, during such Applicable Period, become obligated to make or otherwise anticipate to make payments with respect thereto but that are not made during such Applicable Period; provided, that any amount so deducted shall not be deducted again in a subsequent Applicable Period; provided, that,

(i) with respect to any amount that would otherwise be included under clause (a), (b) or (c) above in any Applicable Period, such amount shall not be included in clause (a), (b) or (c) in such Applicable Period to the extent such amount is funded with the proceeds of the issuance or the incurrence of long-term Indebtedness of the Borrower or a Subsidiary (including Capitalized Lease Obligations and purchase money Indebtedness, but excluding proceeds of extensions of credit under any revolving credit facility); and (ii) with respect to the amount of any payment that was not made in any Applicable Period and that was included under clause (d) above in such Applicable Period on the basis that such payment was obligated or anticipated to be made, in the event such payment is not actually made in a subsequent Applicable Period (the amount of such anticipated payment that was not made, the “Unpaid Amount”) such Unpaid Amount will reduce the Excess Cash Flow Adjustment Amount in such subsequent Applicable Period.

“Excess Cash Flow Prepayment Amount” shall mean, with respect to each Excess Cash Flow Period, an amount (if positive) equal to (i) the Required Percentage of Excess Cash Flow for such Excess Cash Flow Period minus (ii) the Excess Cash Flow Adjustment Amount for such Excess Cash Flow Period.

“Excess Cash Flow Interim Period” shall mean, (x) during any Excess Cash Flow Period, any one, two or three-quarter period (a) commencing on the later of (i) the end of the immediately preceding Excess Cash Flow Period and (ii) if applicable, the end of any prior Excess Cash Flow Interim Period occurring during the same Excess Cash Flow Period and (b) ending on the last day of the most recently ended fiscal quarter (other than the last day of the fiscal year) during such Excess Cash Flow Period for which financial statements are available and (y) during the period from the Closing Date until the beginning of the first Excess Cash Flow Period, any period commencing on the Closing Date and ending on the last day of the most recently ended fiscal quarter for which financial statements are available.

“Excess Cash Flow Period” shall mean each fiscal year of the Borrower, commencing with the fiscal year of the Borrower ending on December 31, 2026.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” shall mean the cash and the fair market value of assets other than cash (as determined by the Borrower in good faith) received by the Borrower after the Closing Date (a) from contributions to its common Equity Interests, (b) that becomes part of the capital of the Borrower through consolidation, amalgamation or merger achieved through the issuance of, or in exchange for, Equity Interests of the Borrower, Holdings or any Parent Entity and (c) from the sale or issuance (other than to a Subsidiary of the Borrower or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Qualified Equity Interests of the Borrower, in each case designated as Excluded Contributions by the Borrower.

“Excluded Indebtedness” shall mean all Indebtedness not incurred in violation of Section 6.01.

“Excluded Property” shall have the meaning assigned to such term in Section 5.10(g).

“Excluded Revolving Loans” shall mean, on any date of determination, any outstanding revolving loans (including outstanding loans under the ABL Credit Agreement); provided that the aggregate amount of Excluded Revolving Loans shall not exceed $500,000,000.

“Excluded Securities” shall mean any of the following:

(a)          any Equity Interests or Indebtedness with respect to which the Administrative Agent and the Borrower reasonably agree that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents would be excessive in relation to the value to be afforded thereby;

(b)         in the case of any pledge of voting Equity Interests of any Foreign Subsidiary (in each case, that is owned directly by the Borrower or a Subsidiary Loan Party) to secure the Obligations, any voting Equity Interest of such Foreign Subsidiary in excess of 65% of such outstanding voting Equity Interests;

(c)          in the case of any pledge of voting Equity Interests of any FSHCO (in each case, that is owned directly by the Borrower or a Subsidiary Loan Party) to secure the Obligations, any voting Equity Interest of such FSHCO in excess of 65% of such outstanding voting Equity Interests;

(d)         any Equity Interests or Indebtedness to the extent the pledge thereof would be prohibited by any Requirement of Law after giving effect to the anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction;

(e)           any Equity Interests of any person that is not a Wholly Owned Subsidiary;

(f)           any Equity Interests of any Immaterial Subsidiary, any Unrestricted Subsidiary or any Special Purpose Securitization Subsidiary;

(g)           any Equity Interests of any Subsidiary of, or other Equity Interests owned by, an Excluded Subsidiary;

(h)         any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests could reasonably be expected to result in material adverse tax consequences as determined in good faith by the Borrower;

(i)           any Equity Interests or Indebtedness that are set forth on Schedule 1.01(A) to this Agreement or that have been identified on or prior to the Closing Date in writing to the Administrative Agent by a Responsible Officer of the Borrower and agreed to by the Administrative Agent;

(j)            (x) any Equity Interests owned by Holdings, other than Equity Interests of the Borrower, and (y) any Indebtedness owned by or owing to Holdings; and

(k)           any Margin Stock.

“Excluded Subsidiary” shall mean any of the following (except as otherwise provided in clause (b) of the definition of “Subsidiary Loan Party”, for so long as such election is in effect):

(a)           each Immaterial Subsidiary,

(b)           each Domestic Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary),

(c)           each Domestic Subsidiary that is prohibited from Guaranteeing or granting Liens to secure the Obligations by any Requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received),

(d)        each Domestic Subsidiary that is prohibited by any applicable contractual requirement from Guaranteeing or granting Liens to secure the Obligations; provided, that (i) in the case of Subsidiaries owned on the Closing Date, only to the extent existing on the Closing Date and (ii) in the case of a Subsidiary acquired from a third party after the Closing Date, only to the extent existing on the date the applicable person becomes a Subsidiary and not entered into in contemplation thereof (other than in connection with the incurrence of Indebtedness of the type contemplated by Section 6.01(i)) (and, in each case, for so long as such restriction or any replacement or renewal thereof is in effect),

(e)           any Special Purpose Securitization Subsidiary,

(f)            any Foreign Subsidiary,

(g)           any Domestic Subsidiary (i) that is an FSHCO or (ii) that is a Subsidiary of (x) a Foreign Subsidiary or (y) a Subsidiary described in clauses (a) through (e), (g)(i) or (h) through (l) of this definition of “Excluded Subsidiary,”

(h)           any other Domestic Subsidiary with respect to which (x) the Administrative Agent and the Borrower reasonably agree that the cost or other consequences of providing a Guarantee of or granting Liens to secure the Obligations would be excessive in relation to the value to be afforded thereby or (y) providing such a Guarantee or granting such Liens could reasonably be expected to result in material adverse tax consequences as determined in good faith by the Borrower,

(i)            each Unrestricted Subsidiary,

(j)         with respect to any Swap Obligation, any Subsidiary that is not an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder,

(k)           any Captive Insurance Subsidiary, and

(l)            any Subsidiary that is a not-for-profit entity.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and the Borrower.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (i) Taxes imposed on or measured by its overall net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable Lending Office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising from this Agreement or any other Loan Documents or any transactions contemplated thereunder), (ii) U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is required to be imposed on amounts payable to a Lender (other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 2.19(b) or 2.19(c)) pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts or indemnification payments from any Loan Party with respect to such withholding Tax pursuant to Section 2.17, (iii) any withholding Tax that is attributable to such recipient’s failure to comply with Section 2.17(d) or (e) or (iv) any Tax imposed under FATCA.

“Excluded Transaction Debt” shall mean, collectively, the aggregate principal amount of all Indebtedness incurred by the Borrower in connection with the Transactions consisting of, or incurred to fund the payment of, any original issue discount or upfront fees in respect of (1) the Term B Loans and/or the Senior Secured Notes, in each case, pursuant to the “market flex” or “securities demand” provisions of the Fee Letter (and in each case any refinancing or replacement thereof) or (2) the ABL Credit Agreement (and any refinancing or replacement thereof).

“Existing Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Existing Credit Agreements” shall mean (i) the Amended and Restated Term Loan Credit Agreement, dated as of May 19, 2021, by and among the Company, as borrower, Citibank, N.A., as administrative agent and as collateral agent, and the lenders party thereto, and (ii) the Second Amended and Restated Credit Agreement, dated as of May 19, 2021, by and among the Company, as a borrower, the other borrowers party thereto, the guarantors party thereto, the lenders and issuing banks party thereto and Wells Fargo Bank, National Association, in its capacity as administrative agent and collateral agent, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Existing Indentures” shall mean (i) the Indenture, dated as of October 9, 2019, by and among the Company, as the issuer, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent, governing the 4.500% Senior Secured Notes due 2026, (ii) the Indenture, dated as of July 31, 2023, by and among the Company, as the issuer, the subsidiary guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent, governing the 6.500% Senior Secured Notes due 2030 and (iii) the Indenture, dated as of May 10, 2021, by and among the Company, as the issuer, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, governing the 4.125% Senior Notes due 2029, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Extended Revolving Facility Commitment” shall have the meaning assigned to such term in Section 2.21(e).

“Extended Revolving Loan” shall have the meaning assigned to such term in Section 2.21(e).

“Extended Term Loan” shall have the meaning assigned to such term in Section 2.21(e).

“Extending Lender” shall have the meaning assigned to such term in Section 2.21(e).

“Extension” shall have the meaning assigned to such term in Section 2.21(e).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that, as of the Closing Date there is one Facility (i.e., the Term B Facility established on the Closing Date and the extensions of credit thereunder) and thereafter, the term “Facility” may include any other Class of Commitments and the extensions of credit thereunder.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any Treasury Regulations promulgated thereunder and official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the Closing Date (or any amended or successor version described above) and any intergovernmental agreements, treaties or conventions among Governmental Authorities (or related regulations, legislation or official administrative guidance) implementing the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions arranged by depository institutions on such day, as published by the NYFRB on the Business Day next succeeding such day; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero.

“Fee Letter” shall mean that certain Fee Letter, dated as of January 13, 2025, by and among Holdings, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Citigroup Global Markets Inc., Crédit Agricole Corporate and Investment Bank, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC and Mizuho Bank, Ltd.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Financial Officer” of any person shall mean the Chief Financial Officer or an equivalent financial officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“First Lien/First Lien Intercreditor Agreement” shall mean the First Lien/First Lien Intercreditor Agreement, dated as of the Closing Date, by and among Wilmington Trust, National Association, as Collateral Agent (as defined therein), Goldman Sachs Bank USA, as Authorized Representative under the Credit Agreement (each as defined therein), Wilmington Trust, National Association, as Initial Other Authorized Representative (as defined therein), and each additional Authorized Representative (as defined therein) from time to time party thereto, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“First Lien/Second Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit H hereto, or such other customary form reasonably acceptable to the Administrative Agent and the Borrower, in each case, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“Fitch” shall mean Fitch Ratings Inc. or any successor thereto.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Term SOFR, Daily Simple SOFR or any other Benchmark Replacement, as applicable.  For the avoidance of doubt, the initial Floor for each of Term SOFR, Daily Simple SOFR or any other Benchmark Replacement, as applicable, shall be a rate of interest equal to zero.

“Foreign Lender” shall mean any Lender (a) that is not disregarded as separate from its owner for U.S. federal income tax purposes and that is not a “United States person” as defined by Section 7701(a)(30) of the Code or (b) that is disregarded as separate from its owner for U.S. federal income tax purposes and whose regarded owner is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Revolving Facility Percentage of Revolving L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than such Revolving L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Swingline Exposure other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“FSHCO” shall mean any Subsidiary that owns no material assets other than the Equity Interests (or Equity Interests and Indebtedness) of one or more Foreign Subsidiaries that are CFCs and/or of one or more FSHCOs.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02; provided, that, at the option of the Borrower, any reference to the application of GAAP in Sections 3.13(b), 3.20, 5.03, 5.07 and 6.02(e) to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental or supranational (including the European Union or the European Central Bank) agency, authority, instrumentality or regulatory or legislative body.

 “Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets not prohibited by this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“guarantor” shall have the meaning assigned to such term in the definition of  “Guarantee.”

“Guarantors” shall mean the Loan Parties, other than the Borrower.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Bank” shall mean any person that enters or has entered into a Hedging Agreement with Holdings, the Borrower or any Subsidiary in its capacity as a party to such Hedging Agreement.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of the Subsidiaries shall be a Hedging Agreement.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement and as modified in accordance with Section 1.09.

“Holdings Guarantee and Pledge Agreement” shall mean the Holdings Guarantee and Pledge Agreement (Term Loan Facility), dated as of the Closing Date, as may be amended, restated, supplemented or otherwise modified from time to time, between Holdings, the Collateral Agent, the Administrative Agent and the other parties from time to time party thereto.

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower (or, in the case of any determination made prior to the first date financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b), of the Company) most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 4.02(g), 5.04(a) or 5.04(b), have assets with a value in excess of 5% of the Consolidated Total Assets as of such date or revenues representing in excess of 5% of total revenues of the Borrower and the subsidiaries on a consolidated basis as of such date (or, in the case of any determination made prior to the first date financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b), the total combined revenues of the Company and its subsidiaries on a consolidated basis, in each case, as of such date), and (b) taken together with all Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 10% of Consolidated Total Assets as of such date or revenues representing in excess of 10% of total revenues of the Borrower and the subsidiaries on a consolidated basis as of such date (or, in the case of any determination made prior to the first date financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b), the total combined revenues of the Company and its subsidiaries on a consolidated basis, in each case, as of such date); provided, that the Borrower may elect in its sole discretion to exclude as an Immaterial Subsidiary any Subsidiary that would otherwise meet the definition thereof.

“Immediate Family Members” shall mean, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), the estates of such individual and such other individuals above and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest (including capitalized interest), the accretion of accreted value, the amortization of original issue discount or deferred financing fees, the payment of interest or dividends in the form of additional Indebtedness or in the form of Equity Interests, as applicable, the accretion of original issue discount, deferred financing fees or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Amount” shall mean, at the time of the establishment of the commitments in respect of the Indebtedness to be incurred utilizing this definition (or, at the option of the Borrower, at the time of incurrence of such Indebtedness), the sum of:

(i)           the excess (if any) of (a) the sum of (x) the greater of $1,075,000,000 and 1.00 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (y) the greater of $1,050,000,000 and 15% of Consolidated Total Assets (provided that the aggregate outstanding principal amount of Indebtedness incurred utilizing this clause (i)(a)(y) shall reduce availability under Section 6.01(k)(i) for so long as such Indebtedness remains outstanding) over (b) the sum of (x) the aggregate outstanding principal amount of all Incremental Term Loans and Incremental Revolving Facility Commitments, in each case incurred or established after the Closing Date and outstanding at such time pursuant to Section 2.21 utilizing this clause (i) (other than Incremental Term Loans and Incremental Revolving Facility Commitments in respect of Refinancing Term Loans, Extended Term Loans, Extended Revolving Facility Commitments or Replacement Revolving Facility Commitments, respectively) and (y) the aggregate principal amount of Indebtedness outstanding at such time under Section 6.01(z) utilizing this clause (i); plus

(ii)           any amounts so long as immediately after giving effect to the establishment of the commitments in respect thereof utilizing this clause (ii) (and assuming any Incremental Revolving Facility Commitments being established at such time utilizing this clause (ii) are fully drawn unless such commitments have been drawn or have otherwise been terminated) (or, at the option of the Borrower, immediately after giving effect to the incurrence of the Incremental Loans thereunder) and the use of proceeds of the loans thereunder, (a) in the case of Incremental Loans secured by Liens on the Collateral that rank pari passu with the Liens on the Collateral securing the Term B Loans, the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than 4.30 to 1.00, (b) in the case of Incremental Loans secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Term B Loans, the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than 4.80 to 1.00 and (c) in the case of other Incremental Loans, either (1) the Interest Coverage Ratio on a Pro Forma Basis is not less than 2.00 to 1.00 or (2) the Net Total Leverage Ratio on a Pro Forma Basis is not greater than 5.05 to 1.00; provided that (I) for purposes of this clause (ii), net cash proceeds funded by financing sources upon the incurrence of Incremental Loans incurred at such time of calculation shall not be netted against the applicable amount of Consolidated Debt for purposes of such calculation of the Net First Lien Leverage Ratio, the Net Secured Leverage Ratio or the Net Total Leverage Ratio at such time and (II) this clause (ii) shall also be deemed to be satisfied if (A) in the case of Incremental Loans described in clause (a) above, the Net First Lien Leverage Ratio on a Pro Forma Basis immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof and any related transactions is no greater than the Net First Lien Leverage Ratio in effect immediately prior thereto, (B) in the case of Incremental Loans described in clause (b) above, the Net Secured Leverage Ratio on a Pro Forma Basis immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof and any related transactions is no greater than the Net Secured Leverage Ratio in effect immediately prior thereto or (C) in the case of Incremental Loans described in clause (c) above, either (1) the Net Total Leverage Ratio on a Pro Forma Basis immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof and any related transactions is no greater than the Net Total Leverage Ratio in effect immediately prior thereto or (2) the Interest Coverage Ratio on a Pro Forma Basis immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof and any related transactions is no less than the Interest Coverage Ratio in effect immediately prior thereto; plus

(iii)        the aggregate amount of all voluntary prepayments, reductions, repurchases, redemptions and other retirements of (a)(1) Term B Loans outstanding on the Closing Date (or any Permitted Refinancing Indebtedness, Extended Term Loans or Refinancing Term Loans in respect thereof), (2) Senior Secured Notes outstanding on the Closing Date (or any Permitted Refinancing Indebtedness or Refinancing Term Loans in respect thereof) or (3) term indebtedness incurred under clause (i) of the definition of “Incremental Amount” pursuant to Section 6.01(z) or (b) revolving indebtedness incurred pursuant to Section 6.01(z) (and accompanied by a reduction of the applicable revolving facility commitments or borrowing base with respect thereto), in each case of clauses (a) and (b), made prior to such time except to the extent funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness) constituting Permitted Refinancing Indebtedness, Extended Term Loans or Refinancing Term Loans in respect thereof, in each case, secured by Liens on the Collateral that rank pari passu with the Liens on the Collateral securing the Term B Loans;

provided, that, for the avoidance of doubt, amounts may be established or incurred utilizing clause (ii) above prior to utilizing clause (i) or (iii) above.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and, if applicable, one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders.

“Incremental Commitment” shall mean an Incremental Term Loan Commitment or an Incremental Revolving Facility Commitment.

“Incremental Loan” shall mean an Incremental Term Loan or an Incremental Revolving Loan.

“Incremental Revolving Borrowing” shall mean a Borrowing comprised of Incremental Revolving Loans.

“Incremental Revolving Facility Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Revolving Loans to the Borrower.

“Incremental Revolving Facility Lender” shall mean a Lender with an Incremental Revolving Facility Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loan” shall mean, to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, Loans made by one or more Revolving Facility Lenders under a Revolving Facility Commitment (including in the form of Extended Revolving Loans or Replacement Revolving Loans, as applicable).

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Facility” shall mean any Class of Incremental Term Loan Commitments and the Incremental Term Loans made thereunder.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Installment Date” shall have, with respect to any Class of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the meaning assigned to such term in Section 2.10(a)(ii).

“Incremental Term Loans” shall mean (i) Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(c) consisting of additional Term B Loans, (ii) to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans (including in the form of Extended Term Loans or Refinancing Term Loans, as applicable), or (iii) any of the foregoing.

“Indebtedness” of any person shall mean, if and to the extent (other than with respect to clause (i) below) the same would constitute indebtedness or a liability on a balance sheet prepared in accordance with GAAP, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course of business or consistent with past practice or industry norm), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Capitalized Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Hedging Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade and other ordinary-course payables and intercompany liabilities arising in the ordinary course of business or consistent with past practice or industry norm, (B) accrued expenses, (C) prepaid or deferred revenue, (D) purchase price holdbacks arising in the ordinary course of business or consistent with past practice or industry norm in respect of a portion of the purchase prices of an asset to satisfy warranty or other unperformed obligations of the seller of such asset, (E) obligations under or in respect of Permitted Securitization Financings or other sales or financings of receivables solely to the extent that recourse to the Borrower or any Guarantor in connection with such transactions is limited to the extent customary (as determined by the Borrower in good faith), (F) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP, (G) obligations in respect of Third Party Funds, (H) in the case of the Borrower and its Subsidiaries, (I) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or consistent with past practice or industry norm and (II) intercompany liabilities in connection with the cash management, tax and accounting operations of the Borrower and the Subsidiaries, (I) indebtedness of any direct or indirect parent of the Borrower appearing on the balance sheet of the Borrower solely by reason of push-down accounting under GAAP, (J) obligations under or in respect of the Merger Agreement, (K) obligations in respect of any residual value guarantees on equipment leases, (L) any take-or-pay or similar obligation to the extent such obligation is not shown as a liability on the balance sheet of such person in accordance with GAAP and (M) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care). The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to or measured by any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Institution” shall mean (i) the persons identified as “Disqualified Lenders” in writing to the Arrangers by Queen TopCo, LLC on or prior to the Closing Date (the “Original Disqualified Lenders”) and (ii) the persons as may be identified in writing to the Administrative Agent by the Borrower from time to time thereafter; provided, that any such update, other than with respect to any Affiliates of any Original Disqualified Lenders and bona fide business competitors of the Borrower or any of its Affiliates and any Affiliates of such bona fide business competitors (in the good faith determination of the Borrower), shall require the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided, that no updates pursuant to clause (ii) shall be deemed to retroactively disqualify any assignment or participation interest to the extent such assignment or participation interest was acquired by a party that was not an Ineligible Institution at the time of such assignment or participation, as the case may be; and provided, further, that by delivery of a notice to the Administrative Agent, the Borrower may identify persons that are to be no longer considered “Ineligible Institutions”.

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Intellectual Property” shall have the meaning assigned to such term in the Collateral Agreement.

“Intercreditor Agreement” shall have the meaning assigned to such term in Section 8.11.

“Interest Coverage Ratio” shall mean, on any date, the ratio of (a) EBITDA to (b) Cash Interest Expense in respect of Consolidated Debt (other than an amount equal to Interest Expense in respect of (1) Excluded Revolving Loans and (2) Excluded Transaction Debt), in each case, for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that the Interest Coverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form of Exhibit E or another form approved by the Administrative Agent.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis to the extent such expense was deducted in computing Consolidated Net Income, including the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense and excluding amortization of deferred financing fees and original issue discount, debt issuance costs, commissions, fees, premiums and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense attributable to movement in mark to market of obligations in respect of Hedging Agreements or other derivatives under GAAP, letter of credit fees, fees, costs and expenses related to L/C Instruments and (b) capitalized interest of such person, minus interest income for such period.  For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Subsidiaries with respect to Hedging Agreements and the interest portion of any deferred payment obligation and interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined by the Borrower in good faith to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Interest Payment Date” shall mean, (a) with respect to any Term Benchmark Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, (ii) in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (iii) in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan, 15 days after the last day of each calendar quarter and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.09(a).

“Interest Period” shall mean, as to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 3 or 6 months thereafter (or 12 months, if at the time of the relevant Borrowing, agreed to by all relevant Lenders or, if agreed to by the Administrative Agent, any shorter period, in each case, for so long as such period is available for such Term Benchmark Borrowing), as the Borrower may elect; provided, however, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request; provided, further, that notwithstanding anything to the contrary contained in this Agreement, the initial Interest Period with respect to the Loans made on the Closing Date shall be the period commencing on the Closing Date and ending on June 30, 2025 and the initial Interest Payment Date in respect of such Interest Period shall be June 30, 2025.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Intermediate Holdings” shall have the meaning assigned to such term in Section 1.09.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Investment Incurrence Clause” shall have the meaning assigned to such term in the last paragraph of Section 6.04.

“IRS” shall mean the U.S. Internal Revenue Service.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” shall mean (i) each financial institution appointed as Issuing Bank, if any, pursuant to an Incremental Assumption Agreement and (ii) each other Issuing Bank designated pursuant to Section 2.05(l), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity.  An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any domestic or foreign branch or Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Joint Bookrunners” shall mean, collectively, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Citigroup Global Markets Inc., Crédit Agricole Corporate and Investment Bank, Wells Fargo Securities, LLC and Mizuho Bank, Ltd.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.19.

“Junior Financing” shall mean any Indebtedness for borrowed money (other than intercompany Indebtedness) with an outstanding principal amount in excess of $500,000,000 that is contractually subordinated in right of payment to the Loan Obligations.

“Junior Financing Payment” shall have the meaning assigned to such term in Section 6.09(b).

“Junior Financing Payment Incurrence Clause” shall have the meaning assigned to such term in the last paragraph of Section 6.09.

“Junior Liens” shall mean Liens on the Collateral that rank junior to the Liens thereon securing the Term B Loans (and other Loan Obligations that are secured by Liens on the Collateral that rank pari passu with the Liens thereon securing the Term B Loans) pursuant to a Permitted Junior Intercreditor Agreement (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Indebtedness secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Instrument” shall mean any letters of credit, letter of guarantee, bank guarantee, bankers’ acceptance, performance bond, surety bond, financial undertaking, guarantee, warehouse receipt or other similar document or instrument.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.12(b).

“Latest Maturity Date” shall mean, at any date of determination, the latest of the latest Revolving Facility Maturity Date and the latest Term Facility Maturity Date, in each case then in effect on such date of determination.

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04 or Section 2.21.  Unless the context clearly indicates otherwise, the term “Lenders” shall include any Swingline Lender.

“Lender Presentation” shall mean the Lender Presentation dated April 2025, as modified or supplemented prior to the Closing Date.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean any letter of credit or bank guarantee issued pursuant to Section 2.05, including any Alternate Currency Letter of Credit.

“Letter of Credit Sublimit” shall mean the letter of credit sublimit, if any, set forth in the applicable Incremental Assumption Agreement or such larger amount not to exceed the applicable Revolving Facility Commitment as the Administrative Agent and the applicable Issuing Bank may agree.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” shall mean (i) this Agreement, (ii) the Subsidiary Guarantee Agreement, (iii) the Security Documents, (iv) each Incremental Assumption Agreement, (v) the ABL Intercreditor Agreement, (vi) the First Lien/First Lien Intercreditor Agreement and any other Intercreditor Agreement, (vii) any Note issued under Section 2.09(e), (viii) the Letters of Credit and (ix) solely for the purposes of Sections 4.02 and 7.01 hereof, the Fee Letter.

“Loan Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest, fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest, fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral and (iii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents (including obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Parties” shall mean Holdings (prior to a Qualified IPO of the Borrower), the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Term Loans, the Revolving Facility Loans and the Swingline Loans.

“Local Time” shall mean New York City time (daylight or standard, as applicable); provided that, with respect to any Alternate Currency Loan, “Local Time” shall mean the local time of the applicable Lending Office.

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time (subject to the last paragraph of Section 9.08(b)); provided that, the Loans, the Revolving L/C Exposure, Swingline Exposure and unused Commitments of any Defaulting Lender shall be disregarded in determining the Majority Lenders at any time.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel (and their respective Immediate Family Members) of the Borrower, Holdings, or any Parent Entity, as the case may be, on the Closing Date after giving effect to the Transactions together with (a) any new directors (and their respective Immediate Family Members) whose election or whose nomination for election by the equityholders of the Borrower, Holdings or any Parent Entity, as the case may be, was approved by a vote of a majority of the directors of the Borrower, Holdings or any Parent Entity, as the case may be, then still in office who were either directors on the Closing Date after giving effect to the Transactions or whose election or nomination was previously so approved and (b) executive officers and other management personnel (and their respective Immediate Family Members) of the Borrower, Holdings or any Parent Entity, as the case may be, hired at a time when the directors on the Closing Date after giving effect to the Transactions together with the directors so approved in accordance with the foregoing clause (a) constituted a majority of the directors of the Borrower, Holdings or such Parent Entity, as the case may be.

“Margin Stock” shall have the meaning assigned to such term in Regulations T, U and X, as applicable.

“Market Capitalization” shall mean, as of any date of determination, an amount equal to (i) the total number of issued and outstanding shares of common (or common equivalent) Equity Interests of the Borrower (or any successor of the Borrower) or any Parent Entity on such date of determination multiplied by (ii) the arithmetic mean of the closing prices per share of such common (or common equivalent) Equity Interests for the 30 consecutive trading days immediately preceding such date of determination.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” shall mean Indebtedness for borrowed money (other than intercompany Indebtedness, Loans and Letters of Credit) of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding the greater of $350,000,000 and 5% of Consolidated Total Assets; provided that in no event shall any Permitted Securitization Financing be considered Material Indebtedness.

“Material Subsidiary” shall mean any Subsidiary other than an Immaterial Subsidiary.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Merger” shall have the meaning assigned to such term in the recitals hereto.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of March 20, 2025, by and among Parent, Merger Sub and the Company, and any other agreements or instruments contemplated thereby, in each case, as may be amended, restated, supplemented or otherwise modified from time to time.

“Merger Sub” shall have the meaning assigned to such term in the recitals hereto.

“Minimum L/C Collateral Amount” shall mean, at any time, in connection with any Letter of Credit, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the Revolving L/C Exposure with respect to such Letter of Credit at such time and (ii) otherwise, an amount sufficient to provide credit support with respect to such Revolving L/C Exposure as determined by the Administrative Agent and the Issuing Banks in their sole discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors and assigns.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, Holdings or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net First Lien Leverage Ratio” shall mean, on any date, the ratio of (A) (i) the sum of, without duplication, (x) the aggregate principal amount of Consolidated Debt consisting of Term B Loans outstanding as of the last day of the Test Period most recently ended as of such date (other than an amount equal to Excluded Transaction Debt) and (y) the aggregate principal amount of any other Consolidated Debt of the Borrower and its Subsidiaries outstanding as of the last day of such Test Period that is then secured by Liens on the Collateral that are Other First Liens (other than an amount equal to (1) Excluded Transaction Debt and (2) Excluded Revolving Loans) less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments of the Borrower and its Subsidiaries as of the last day of such Test Period, to (B) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Net First Lien Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

 “Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean, in each case, an amount equal to:

(a)        100% of the cash proceeds actually received by the Borrower or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale under Section 6.05(g), net of (i) the costs relating to such Asset Sale, including, without limitation, attorneys’ fees, accountants’ fees, investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, payments to employees, survey costs, relocation costs and expenses, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses, payments to employees and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable (in the good faith determination of the Borrower) as a result thereof (including the amount of any distributions in respect thereof pursuant to Section 6.06(b)(iii) or Section 6.06(b)(v) and after taking into account any available tax credits or deductions and any tax sharing arrangements related solely to such disposition), (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) or (ii) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction) and (iv) payments made on a ratable basis (or less than ratable basis) to holders of non-controlling or minority interests in non-Wholly Owned Subsidiaries as a result of such Asset Sale; provided, that if the Borrower or a Subsidiary uses or commits to use any portion of such proceeds, within 18 months of such receipt, to acquire, maintain, develop, construct, improve, upgrade, update, remodel, modernize or repair assets or property or capital expenditures used or useful in the business of the Borrower and the Subsidiaries or to make Permitted Business Acquisitions and other acquisitions or Investments not prohibited hereunder (excluding Permitted Investments or intercompany Investments in Subsidiaries) or New Projects or to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such proceeds was contractually committed, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 18 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 18 month period but within such 18 month period are contractually committed to be used, then such remaining portion if not so used within six months following the end of such 18 month period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed the greater of $240,000,000 and 3.5% of Consolidated Total Assets  (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds), (y) no net cash proceeds calculated in accordance with the foregoing shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such net cash proceeds otherwise constituting Net Proceeds pursuant to the foregoing clause (x) in such fiscal year shall exceed the greater of $520,000,000 and 7.5% of Consolidated Total Assets (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds and any unused amounts under this clause (y) may be carried forward to subsequent fiscal years) and (z) if, at the time of receipt of such net cash proceeds or at any time during the 18 month (or 24 month, as applicable) reinvestment period contemplated by the immediately preceding proviso, on a Pro Forma Basis immediately after giving effect to the Asset Sale and the application of the proceeds thereof and any related transactions or at the relevant time during such 18 month (or 24 month, as applicable) period, (I) the Net First Lien Leverage Ratio is less than or equal to 3.55 to 1.00 but greater than 3.30 to 1.00, 50% of such net cash proceeds that would otherwise constitute Net Proceeds under this proviso shall not constitute Net Proceeds or (II) the Net First Lien Leverage Ratio is less than or equal to 3.30 to 1.00, none of such net cash proceeds shall constitute Net Proceeds; and

 (b)        100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidiary Loan Party of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

Pending the final application of any amount of such net proceeds pursuant to clause (a) of this definition, the Borrower or any Subsidiary may reduce Indebtedness under a revolving credit facility (including the ABL Credit Agreement) or otherwise use an amount of such net proceeds in any manner not prohibited by this Agreement.

“Net Secured Leverage Ratio” shall mean, on any date, the ratio of (A) (i) without duplication, the aggregate principal amount of any Consolidated Debt of the Borrower and its Subsidiaries outstanding as of the last day of the Test Period most recently ended as of such date that is then secured by Liens on the Collateral (other than an amount equal to (1) Excluded Transaction Debt and (2) Excluded Revolving Loans) less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments of the Borrower and its Subsidiaries as of the last day of such Test Period, to (B) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Net Secured Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Net Total Leverage Ratio” shall mean, on any date, the ratio of (A) (i) without duplication, the aggregate principal amount of any Consolidated Debt of the Borrower and its Subsidiaries outstanding as of the last day of the Test Period most recently ended as of such date (other than an amount equal to (1) Excluded Transaction Debt and (2) Excluded Revolving Loans) less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments of the Borrower and its Subsidiaries as of the last day of such Test Period, to (B) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Net Total Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“New Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“New Parent” shall have the meaning assigned to such term in the definition of “Change in Control.”

“New Project” shall mean (x) each plant, facility, branch, office, business unit, data center, warehouse, distribution center, website, application, platform or long term contract which is either a newly opened or newly acquired plant, facility, branch, office, business unit, data center, warehouse, distribution center, website, application, platform, long term contract or an expansion, relocation, remodeling, refurbishment, update, upgrade, modernization or amendment of an existing plant, facility, branch, office, business unit, data center, warehouse, distribution center, website, application, platform or long term contract of the Borrower or the Subsidiaries and (y) each creation (in one or a series of related transactions) of a business unit, product line, division, segment or service, website, application, platform, software or product offering or each expansion (in one or a series of related transactions and including any new geographical jurisdiction) of business into a new market or jurisdiction or consumer or user base or through a new distribution method, platform, channel or supplier, in each case of clauses (x) and (y), which is under development or otherwise in process.

“Non-Bank Tax Certificate” shall have the meaning assigned to such term in Section 2.17(e)(i).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if any of the aforesaid rates as so determined shall be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement, (c) obligations in respect of any Secured Hedge Agreement, (d) obligations in respect of any Secured Commercial Agreement and (e) obligations in respect of Secured Supply Chain Financings.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other First Lien Debt” shall mean obligations secured by Other First Liens.  On the Closing Date, the Senior Secured Notes constitute Other First Lien Debt hereunder.

“Other First Liens” shall mean Liens on the Collateral that rank pari passu with the Liens thereon securing the Term B Loans (and other Loan Obligations that are secured by Liens on the Collateral that rank pari passu with the Liens thereon securing the Term B Loans) pursuant to a Permitted Pari Passu Intercreditor Agreement.

“Other Taxes” shall mean any present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, any Loan Document (but excluding any Excluded Taxes).

“Other Term Loans” shall have the meaning assigned to such term in Section 2.21(a) (including in the form of Extended Term Loans or Refinancing Term Loans, as applicable).

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the SOFR Administrator’s Website from time to time, and published on the next succeeding business day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Overnight Rate” shall mean, for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in an Alternate Currency, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent” shall mean QXO, Inc., a Delaware corporation, together with its successors and assigns.

“Parent Entity” shall mean any direct or indirect parent of the Borrower, including, for the avoidance of doubt, Parent and any subsidiary of Parent that is a direct or indirect parent of the Borrower.

“Participant” shall have the meaning assigned to such term in Section 9.04(d)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(d)(ii).

“Participating Member State” shall mean each state so described in any EMU Legislation.

“Payment Recipient” shall have the meaning assigned to such term in Section 8.15(a).

“PBA” shall mean the Pension Benefits Act (Ontario) and all regulations thereunder as amended from time to time and any successor legislation thereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrower and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent, as the same may be supplemented from time to time.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all or substantially all the Equity Interests (other than directors’ qualifying shares or nominee or similar shares required pursuant to applicable law) not previously held by the Borrower and its Subsidiaries in, or merger, consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person or division or line of business previously acquired in a Permitted Business Acquisition) that is or will become a Subsidiary after giving effect to such acquisition, if immediately after giving effect thereto: (i) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01 and (ii) to the extent required by Section 5.10, any person acquired in such acquisition, if acquired by the Borrower or a Subsidiary Loan Party, shall be merged into or amalgamated with the Borrower or a Subsidiary Loan Party or become upon consummation of such acquisition a Subsidiary Loan Party.

“Permitted Holder Group” shall have the meaning assigned to such term in the definition of “Permitted Holders.”

“Permitted Holders” shall mean (i) the Co-Investors and the Management Group, (ii) any person that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the total voting power of the Voting Stock of the Borrower, and of which no other person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any of the other Permitted Holders, beneficially owns more than 50% on a fully diluted basis of the total voting power of the Voting Stock thereof, and any New Parent and its subsidiaries, (iii) any person who is acting solely as an underwriter in connection with a public or private offering of Equity Interests of the Borrower, Holdings or any Parent Entity, acting in such capacity and (iv) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) the members of which include any of the Permitted Holders specified in clause (i), (ii) or (iii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Borrower (a “Permitted Holder Group”), so long as (1) no member of the Permitted Holder Group (other than Permitted Holders specified in clause (i), (ii) or (iii) above) has the right to elect a number of directors that is greater than such member’s proportional share of directors (with such member’s proportional share of directors being determined based on the total number of directors on the applicable board of directors multiplied by the percentage of Voting Stock held or acquired by such member) and (2) no person or other “group” (other than the other Permitted Holders) beneficially owns more than 50% on a fully diluted basis of the voting Equity Interests held by the Permitted Holder Group. Any person or group whose acquisition of beneficial ownership constitutes a Change in Control in respect of which a Change in Control Offer is made in accordance with the requirements of this Agreement will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Inside Maturity Exclusion” shall mean Indebtedness in an aggregate outstanding principal amount not to exceed the greater of $2,150,000,000 and 2.00 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period as of the date of the incurrence of such Indebtedness or the establishment of commitments in respect thereof. For the avoidance of doubt, the Permitted Inside Maturity Exclusion shall be an aggregate basket in respect of all clauses, provisions and definitions of this Agreement which include the Permitted Inside Maturity Exclusion.

“Permitted Investments” shall mean:

(a)          direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years from the date of acquisition thereof;

(b)          time deposit accounts, demand and certificates of deposit, money market deposits, banker’s acceptances and other bank deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c)          repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)          commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P 1 (or higher) according to Moody’s, F 1 (or higher) according to Fitch, or A 1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e)           securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P, A by Moody’s or A by Fitch (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f)          shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)           money market funds that (i) comply with the criteria set forth in Rule 2a 7 under the Investment Company Act of 1940, (ii) are rated by any two of (1) AAA by S&P, (2) Aaa by Moody’s or (3) AAA by Fitch and (iii) have portfolio assets of at least $5,000,000,000;

(h)          time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year;

(i)            credit card receivables to the extent included in cash or cash equivalents on the consolidated balance sheet of such person;

(j)          instruments reasonably equivalent to those referred to in clauses (a) through (i) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(k)          Dollars, Canadian dollars, pounds sterling, Euros, the national currency of any member state in the European Union or such local currencies held by an entity from time to time in the ordinary course of business; and

(l)           solely in respect of the ordinary course cash management activities of the Foreign Subsidiaries of the Borrower, equivalents of the investments described in clause (e) above to the extent guaranteed by the country in which the applicable Foreign Subsidiary operates and equivalents of the investments described in clause (b) above issued, accepted or offered by any commercial bank organized under the laws of the jurisdiction of organization of the applicable Foreign Subsidiary having at the date of acquisition thereof combined capital and surplus of not less than $100,000,000.

“Permitted Junior Intercreditor Agreement” shall mean, with respect to any Liens on the Collateral that are intended to rank junior to the Liens on the Collateral securing the Term B Loans (and other Loan Obligations that are secured by Liens on the Collateral that rank pari passu with the Liens thereon securing the Term B Loans) (including, for the avoidance of doubt, junior Liens pursuant to Section 2.21(b)(ii) or (v)), either (as the Borrower shall elect) (x) the First Lien/Second Lien Intercreditor Agreement if such Liens secure “Second-Priority Obligations” (as defined therein), (y) another intercreditor agreement not materially less favorable to the Lenders vis-à-vis such junior Liens than the First Lien/Second Lien Intercreditor Agreement is to the Lenders (as determined by the Borrower in good faith) or (z) another intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens on a junior basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such liens, as determined by the Administrative Agent and the Borrower in the exercise of reasonable judgment.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Loan Purchase” shall have the meaning assigned to such term in Section 9.04(i).

“Permitted Loan Purchase Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender as an Assignor and Holdings, the Borrower or any of the Subsidiaries as an Assignee pursuant to Section 9.04(i) in the form of Exhibit F or such other form as shall be approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed).

“Permitted Pari Passu Intercreditor Agreement” shall mean, with respect to any Liens on the Collateral that are intended to rank pari passu with the Liens on the Collateral securing the Term B Loans (and other Loan Obligations that are secured by Liens on the Collateral that rank pari passu with the Liens thereon securing the Term B Loans), either (as the Borrower shall elect) (x) the First Lien/First Lien Intercreditor Agreement, (y) another intercreditor agreement not materially less favorable to the Lenders vis-à-vis such pari passu Liens than the First Lien/First Lien Intercreditor Agreement is to the Lenders (as determined by the Borrower in good faith) or (z) another intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens on a pari passu basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such liens, as determined by the Administrative Agent and the Borrower in the exercise of reasonable judgment.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness (or unutilized commitments in respect of Indebtedness (only to the extent the committed amount (i) could have been incurred on the date of the initial incurrence and was deemed incurred at such time for purposes of this definition or (ii) could have been incurred other than as Permitted Refinancing Indebtedness on the date of such Refinancing)) being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) or, if greater, committed amount (only to the extent the committed amount (i) could have been incurred on the date of the initial incurrence and was deemed incurred at such time for purposes of this definition or (ii) could have been incurred other than as Permitted Refinancing Indebtedness on the date of such Refinancing) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) or, if greater, committed amount of the Indebtedness so Refinanced (plus an amount equal to unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses (including original issue discount and mortgage and similar taxes), plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (b) except with respect to Section 6.01(i), (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the Latest Maturity Date in effect at the time of incurrence thereof and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the lesser of (x) the remaining Weighted Average Life to Maturity of the Indebtedness being Refinanced and (y) the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity; provided, that the limitations set forth in this clause (b) shall not apply to Permitted Refinancing Indebtedness (i) in the form of customary bridge loans or similar financing arrangements, the terms of which provide for an automatic extension of the maturity date thereof, subject to customary conditions, in each case, to a date that would satisfy the requirements of this clause (b), (ii) in an aggregate outstanding principal amount not to exceed the greater of $2,150,000,000 and 2.00 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period as of the date of the incurrence of such Indebtedness or the establishment of commitments in respect thereof or (iii) in the form of term A loans, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Loan Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Obligations on terms in the aggregate not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have obligors that are not (or would not have been) obligated with respect to the Indebtedness being so Refinanced (except that a Loan Party may be added as an additional obligor) and (e) if the Indebtedness being Refinanced is secured by Liens on any Collateral (whether senior to, equally and ratably with, or junior to the Liens on such Collateral securing the Loan Obligations or otherwise), such Permitted Refinancing Indebtedness may be secured by such Collateral (including any Collateral pursuant to after-acquired property clauses to the extent any such Collateral secured (or would have secured) the Indebtedness being Refinanced) on terms in the aggregate that are substantially similar to, or not materially less favorable to the Secured Parties than, the Indebtedness being Refinanced or on terms otherwise permitted by Section 6.02.

“Permitted Securitization Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Securitization Financing.

“Permitted Securitization Financing” shall mean one or more transactions pursuant to which (i) Securitization Assets or interests therein are sold or transferred to or financed by one or more Special Purpose Securitization Subsidiaries, and (ii) such Special Purpose Securitization Subsidiaries finance (or refinance) their acquisition of such Securitization Assets or interests therein, or the financing thereof, by selling or borrowing against Securitization Assets (including conduit and warehouse financings) and any Hedging Agreements entered into in connection with such Securitization Assets; provided, that recourse to the Borrower or any Subsidiary (other than the Special Purpose Securitization Subsidiaries) in connection with such transactions shall be limited to the extent customary (as determined by the Borrower in good faith) for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by the Borrower or any Subsidiary (other than a Special Purpose Securitization Subsidiary)).

“Permitted Senior Intercreditor Agreement” shall mean, with respect to any Liens on Shared ABL Collateral that are intended to be senior to any Liens thereon securing the Term B Loans, either (as the Borrower shall elect) (x) the ABL Intercreditor Agreement if such Liens secure “ABL Obligations” (as defined therein), (y) another intercreditor agreement not materially less favorable to the Lenders vis-à-vis such senior Liens than the ABL Intercreditor Agreement (as determined by the Borrower in good faith), or (z) another intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens on a senior basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such Liens, as determined by the Administrative Agent and the Borrower in the exercise of reasonable judgment.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings, the Borrower, any Subsidiary or any ERISA Affiliate, and (iii) in respect of which Holdings, the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement and the Holdings Guarantee and Pledge Agreement, as applicable.

“Pre-Opening Expenses” shall mean, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred that are classified as “pre-opening rent”, “pre-opening expenses”, “opening costs”, “pre-launch expenses” or “launch costs” (or any similar or equivalent caption).

“primary obligor” shall have the meaning assigned to such term in the definition of “Guarantee.”

“Prime Rate” shall mean the rate of interest per annum last quoted by The Wall Street Journal (or another national publication selected by the Administrative Agent) as the U.S. “Prime Rate”.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred (or such operational or cost savings had been realized) on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”):  (i) pro forma effect shall be given to any Disposition, any acquisition (including any Permitted Business Acquisition), Investment, capital expenditure, construction, repair, replacement, improvement, equipment optimization program, development, disposition, merger, amalgamation, consolidation (including the Transactions) (or any similar transaction or transactions whether or not otherwise permitted under this Agreement or that require a waiver or consent of the Required Lenders, but if so required, solely to the extent such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, any New Project, any restructurings or reorganizations of the business of the Borrower or any of its Subsidiaries and any operational changes, business realignment projects or cost savings initiatives or other initiatives that, in each case of this clause (i), the Borrower or any of the Subsidiaries has determined to make or implement and/or has made or implemented and in the good faith determination of a Responsible Officer of the Borrower are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or occurring during the Reference Period or thereafter and through and including the date upon which the relevant transaction is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding under any Permitted Securitization Financing, in each case not to finance any acquisition) issued, incurred, assumed, repurchased, refinanced or repaid during the Reference Period (or occurring during the Reference Period or thereafter and through and including the date upon which the relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed, repurchased, refinanced or repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in the preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods (taking into account any Hedging Agreements in respect of interest rates related to such Indebtedness) and (iii) (A) for any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) for any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Notwithstanding anything to the contrary in this definition, in the event that any assets or operations of the Borrower or any Subsidiary are classified as discontinued operations in accordance with GAAP at any date prior to the disposition or discontinuance of such assets or operations (as determined by the Borrower in good faith), then notwithstanding such classification the Borrower may elect to not give effect to such classification as discontinued operations and may elect to continue to include such assets or operations as if they were not discontinued in accordance with GAAP until such time that such assets or operations are actually disposed or discontinued (as determined by the Borrower in good faith).

In the event that EBITDA or any financial ratio is being calculated for purposes of determining whether Indebtedness or any Lien relating thereto may be incurred or whether any Investment may be made, the Borrower may elect pursuant to a certificate of a Responsible Officer delivered to the Administrative Agent to treat all or any portion of the commitment relating thereto as being incurred at the time of such commitment, in which case any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and may include adjustments to reflect (1) operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from any relevant pro forma event (including, to the extent applicable, the Transactions), (2) all adjustments of the nature used in connection with the calculation of “Covenant EBITDA” as set forth in footnote 1 to the “Summary Historical Consolidated and Unaudited Pro Forma Condensed Combined Financial Information” under the “Summary” section of the Senior Secured Notes Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such Reference Period and (3) anticipated run-rate EBITDA reasonably expected to be achieved (in the good faith determination of the Borrower) from New Projects (and the achievement of related operating expense reductions and other operating improvements, synergies  or cost savings associated therewith) so long as such New Project is then under development or is otherwise in process; provided that, other than adjustments of the nature used in connection with the calculation of “Covenant EBITDA” as set forth in footnote 1 to the “Summary Historical Consolidated and Unaudited Pro Forma Combined Financial Information” under the “Summary” section of the Senior Secured Notes Offering Memorandum or other operating expense reductions and other operating improvements, synergies or cost savings resulting from the Transactions, adjustments for operating expense reductions and other operating improvements, synergies or cost savings (x) shall not exceed 30% of EBITDA for the Reference Period (calculated after giving effect to such capped adjustments and all other uncapped pro forma adjustments) and (y) shall only be included to the extent that actions resulting in such operating expense reductions and other operating improvements, synergies or cost savings are taken or commenced or expected to be taken or commenced (in the good faith determination of the Borrower) within 24 months after the date any such calculation is performed.  The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such operating expense reductions, other operating improvements or synergies and adjustments pursuant to clause (2) above, together with calculations supporting them in reasonable detail.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.21(e).

“Pro Rata Share” shall have the meaning assigned to such term in Section 9.08(f).

“Projections” shall mean the projections and any forward-looking statements (including statements with respect to booked business) of the Borrower and the Subsidiaries furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of the Subsidiaries prior to the Closing Date.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Compliance” shall mean compliance by Holdings, the Borrower or any Parent Entity with or in anticipation of, or preparation for (whether or not consummated) compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the provisions of the Securities Act and the Exchange Act or, if applicable, the requirements of any similar laws, rules and regulations under the laws of any applicable jurisdiction, and the rules of securities exchange listed companies (in each case, as applicable to companies with equity or debt securities held by the public), including procuring directors’ and officers’ insurance, legal and other professional fees, and listing fees.

“Public Lender” shall have the meaning assigned to such term in Section 9.17(b).

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning assigned to such term in Section 9.26.

“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.

“Qualified IPO” shall mean, (i) an underwritten public offering of the Equity Interests of the Borrower, Holdings or any Parent Entity which generates (individually or in the aggregate together with any prior underwritten public offering) gross cash proceeds of at least $50,000,000 or (ii) the acquisition, purchase, business combination, merger, amalgamation or consolidation of the Borrower, Holdings or any Parent Entity with or into an entity that has, or whose direct or indirect parent has, previously consummated a public offering of Equity Interests and is a public company at the applicable time.

“Rate” shall have the meaning assigned to such term in the definition of “Type.”

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary.

“Reference Period” shall have the meaning assigned to such term in the definition of “Pro Forma Basis.”

“Reference Time” with respect to any setting of the then-current Benchmark shall mean (a) if such Benchmark is Term SOFR, 5:00 p.m. (New York City time) on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting or (b) if such Benchmark is not Term SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinance” shall have the meaning assigned to such term in the definition of “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancings” shall have a meaning correlative thereto.

“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.21(j).

“Refinancing Notes” shall mean any secured or unsecured notes or loans issued by the Borrower or any Subsidiary Loan Party (whether under an indenture, a credit agreement or otherwise) and the Indebtedness represented thereby; provided, that (a) such Refinancing Notes are used to permanently reduce Loans and/or replace Commitments substantially simultaneously with the issuance thereof; (b) the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Loans so reduced and/or Commitments so replaced (plus an amount equal to unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses (including original issue discount)); (c) the final maturity date of such Refinancing Notes is on or after the Term Facility Maturity Date or the Revolving Facility Maturity Date, as applicable, of the Term Loans so reduced or the Revolving Facility Commitments so replaced; provided, that the limitations set forth in this clause (c) and clause (d) below shall not apply to Refinancing Notes (i) in the form of customary bridge loans or similar financing arrangements, the terms of which provide for an automatic extension of the maturity date thereof, subject to customary conditions, in each case, to a date that would satisfy the requirements of this clause (c) and clause (d) below, (ii) in an aggregate principal amount outstanding not to exceed the greater of $2,150,000,000 and 2.00 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period as of the date of the incurrence of such Indebtedness or the establishment of commitments in respect thereof or (iii) in the form of term A loans; (d) the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the remaining Weighted Average Life to Maturity of the Term Loans so reduced or the Revolving Facility Commitments so replaced, as applicable (subject to the exceptions in the immediately preceding proviso); (e) in the case of Refinancing Notes in the form of notes issued under an indenture, the terms thereof do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Term Facility Maturity Date of the Term Loans so reduced or the Revolving Facility Maturity Date of the Revolving Facility Commitments so replaced, as applicable (other than customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default); (f) the other terms of such Refinancing Notes (other than interest rates, fees, floors, funding discounts and redemption or prepayment premiums and other pricing terms), taken as a whole, are either (x) substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than the terms, taken as a whole, applicable to the Term B Loans (except for covenants or other provisions applicable only to periods after the Latest Maturity Date in effect at the time such Refinancing Notes are issued or incurred) (as determined by the Borrower in good faith) (or, at the option of the Borrower, if more restrictive, the Loan Documents are amended to contain such more restrictive terms to the extent required to satisfy the foregoing standard for so long as such more restrictive terms are in effect), (y) consistent with then-current market terms (as determined by the Borrower in good faith) or (z) otherwise reasonably acceptable to the Administrative Agent; (g) there shall be no obligor in respect of such Refinancing Notes that is not a Loan Party; and (h) Refinancing Notes that are secured by Collateral shall be subject to the provisions of a Permitted Pari Passu Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable.

“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.21(j).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Controlled or Controlling Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Controlled or Controlling Affiliates.

“Related Person” shall mean, with respect to any person, (1) any spouse, descendant or immediate family member of such person, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or owners of which consist solely of such person and/or such other persons referred to in the immediately preceding clause (1), or (3) any executor, administrator, trustee, manager, director or other similar fiduciary of such person referred to in the immediately preceding clause (2), acting solely in such capacity.

“Related Sections” shall have the meaning assigned to such term in Section 6.04.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Relevant Governmental Body” shall mean (a) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board or the NYFRB, or a committee officially endorsed or convened by the Board or the NYFRB, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Loans denominated in any Alternate Currency, (i) the central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement, or (2) an administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Replacement Revolving Facilities” shall have the meaning assigned to such term in Section 2.21(l).

“Replacement Revolving Facility Commitments” shall have the meaning assigned to such term in Section 2.21(l).

“Replacement Revolving Facility Effective Date” shall have the meaning assigned to such term in Section 2.21(l).

“Replacement Revolving Loans” shall have the meaning assigned to such term in Section 2.21(l).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Reporting Entity” shall have the meaning assigned to such term in Section 5.04(g).

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures and (d) Available Unused Commitments that, taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) all Revolving L/C Exposures, (y) all Swingline Exposure and (z) the total Available Unused Commitments at such time; provided, that  the Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to an Applicable Period, 50%; provided, that (a) if the Net First Lien Leverage Ratio as at the end of the Applicable Period is less than or equal to 3.55 to 1.00 but greater than 3.30 to 1.00, such percentage shall be 25% and (b) if the Net First Lien Leverage Ratio as at the end of the Applicable Period is less than or equal to 3.30 to 1.00, such percentage shall be 0%.

“Required Prepayment Lenders” shall mean, at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans outstanding at such time (subject to the last paragraph of Section 9.08(b)).

“Required Revolving Facility Lenders” shall mean, at any time, Revolving Facility Lenders having (a) Revolving Facility Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures and (d) Available Unused Commitments that, taken together, represent more than 50% of the sum of (w) all Revolving Facility Loans (other than Swingline Loans) outstanding, (x) all Revolving L/C Exposures, (y) all Swingline Exposures and (z) the total Available Unused Commitments at such time; provided, that the Revolving Facility Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Revolving Facility Lenders at any time.

“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement, or any other duly authorized employee or signatory of such person.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06.  The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the fair market value thereof (as determined by the Borrower in good faith).

“Restricted Payments Incurrence Clause” shall have the meaning assigned to such term in the last paragraph of Section 6.06.

“Retained Excess Cash Flow Overfunding” shall mean, at any time, in respect of any Excess Cash Flow Period, the amount, if any, by which the portion of the Cumulative Credit attributable to the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Interim Periods included in such Excess Cash Flow Period exceeds the actual Retained Percentage of Excess Cash Flow for such Excess Cash Flow Period.

“Retained Percentage” shall mean, with respect to any Applicable Period, (a) 100% minus (b) the Required Percentage with respect to such Applicable Period.

“Revaluation Date” shall mean (a) with respect to any Alternate Currency Letter of Credit, each of the following: (i) each date of issuance or extension of an Alternate Currency Letter of Credit, (ii) each date of an amendment of any Alternate Currency Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Issuing Bank under any Alternate Currency Letter of Credit, and (iv) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Revolving Facility Lenders shall require and (b) with respect to any Alternate Currency Loans, each of the following: (i) each date of a Borrowing of such Revolving Facility Loans denominated in an Alternate Currency, (ii) each date of a continuation or conversion of such Loan denominated in an Alternate Currency pursuant to Section 2.07, and (iii) such additional dates as the Administrative Agent shall determine at any time when an Event of Default exists.

 “Revolving Facility” shall mean the Revolving Facility Commitments of any Class and the extensions of credit made hereunder by the Revolving Facility Lenders of such Class and, for purposes of Section 9.08(b), shall refer to all such Revolving Facility Commitments as a single Class.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans of the same Class, and in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the Incremental Revolving Facility Commitment of such Revolving Facility Lender established pursuant to Section 2.21 to make Revolving Facility Loans pursuant to Section 2.01(b), expressed as an amount representing the maximum aggregate principal amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased (or replaced) as provided under Section 2.21.  Revolving Facility Commitments may be in any form permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement. As of the Closing Date, there are no Revolving Facility Commitments outstanding.

“Revolving Facility Credit Exposure” shall mean, at any time with respect to any Class of Revolving Facility Commitments, the sum of (a) the aggregate principal amount of the Revolving Facility Loans of such Class outstanding at such time (calculated, in the case of Alternate Currency Loans, based on the Dollar Equivalent thereof), (b) the Swingline Exposure applicable to such Class at such time and (c) the Revolving L/C Exposure applicable to such Class at such time.  The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the product of (x) such Revolving Facility Lender’s Revolving Facility Percentage of the applicable Class and (y) the aggregate Revolving Facility Credit Exposure of such Class of all Revolving Facility Lenders, collectively, at such time.

“Revolving Facility Lender” shall mean an Incremental Revolving Facility Lender.

“Revolving Facility Loan” shall mean an Incremental Revolving Loan.

“Revolving Facility Maturity Date” shall mean, with respect to any Class of Revolving Facility Commitments, the maturity date specified therefor in the applicable Incremental Assumption Agreement.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender of any Class, the percentage of the total Revolving Facility Commitments of such Class represented by such Lender’s Revolving Facility Commitment of such Class.  If the Revolving Facility Commitments of such Class have terminated or expired, the Revolving Facility Percentages of such Class shall be determined based upon the Revolving Facility Commitments of such Class most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving Facility Termination Event” shall have the meaning assigned to such term in Section 2.05(k).

“Revolving L/C Exposure” of any Class shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit applicable to such Class outstanding at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof) and (b) the aggregate principal amount of all L/C Disbursements applicable to such Class that have not yet been reimbursed at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof).  The Revolving L/C Exposure of any Class of any Revolving Facility Lender at any time shall mean its applicable Revolving Facility Percentage of the aggregate Revolving L/C Exposure applicable to such Class at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 or any similar provisions of rules or laws to which the Letter of Credit is subject or provision stated in the Letter of Credit, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount available to be drawn under such Letter of Credit during the remaining life thereof at such time.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc. and its successors and assigns.

“Sale and Lease-Back Transaction” shall mean any arrangement, directly or indirectly, with any person whereby the Borrower or any of its Subsidiaries shall sell or transfer any property, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that the Borrower or such Subsidiary intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctions Laws” shall have the meaning assigned to such term in Section 3.25(c).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Loan Party or any Subsidiary and any Cash Management Bank, or any Guarantee by any Loan Party of any Cash Management Agreement entered into by and between any Subsidiary and any Cash Management Bank, in each case to the extent that such Cash Management Agreement or such Guarantee, as applicable, states pursuant to its terms that it will be secured by Liens on the Collateral and is not otherwise designated in writing by the Borrower and such Cash Management Bank to the Administrative Agent to not be included as a Secured Cash Management Agreement; provided that in the event the same Cash Management Agreement constitutes a Secured Cash Management Agreement under both this Agreement and the ABL Credit Agreement, it shall be deemed to be a Secured Cash Management Agreement solely under the ABL Credit Agreement, unless the Cash Management Bank party to such agreement and the Borrower agree that it shall be a Secured Cash Management Agreement solely under this Agreement.

“Secured Commercial Agreement” shall mean any Commercial Agreement that is entered into by and between any Loan Party or any Subsidiary and any Commercial Bank, or any Guarantee by any Loan Party of any Commercial Agreement entered into by and between any Subsidiary and any Commercial Bank, in each case to the extent that such Commercial Agreement or such Guarantee, as applicable, states pursuant to its terms that it will be secured by Liens on the Collateral and is not otherwise designated in writing by the Borrower to the Administrative Agent to not be included as a Secured Commercial Agreement; provided that in the event the same Commercial Agreement constitutes a Secured Commercial Agreement under both this Agreement and the ABL Credit Agreement, it shall be deemed to be a Secured Commercial Agreement solely under the ABL Credit Agreement, unless the Commercial Bank party to such agreement and the Borrower agree that it shall be a Secured Commercial Agreement solely under this Agreement.

“Secured Hedge Agreement” shall mean any Hedging Agreement that is entered into by and between any Loan Party or any Subsidiary and any Hedge Bank, or any Guarantee by any Loan Party of any Hedging Agreement entered into by and between any Subsidiary and any Hedge Bank, in each case to the extent that such Hedging Agreement or such Guarantee, as applicable, states pursuant to its terms that it will be secured by Liens on the Collateral and is not otherwise designated in writing by the Borrower and such Hedge Bank to the Administrative Agent to not be included as a Secured Hedge Agreement; provided that in the event the same Hedging Agreement constitutes a Secured Hedge Agreement under both this Agreement and the ABL Credit Agreement, it shall be deemed to be a Secured Hedge Agreement solely under the ABL Credit Agreement, unless the Hedge Bank party to such agreement and the Borrower agree that it shall be a Secured Hedge Agreement solely under this Agreement  Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Hedge Agreement by a Guarantor shall not include any Excluded Swap Obligations.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Issuing Bank, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement, each Commercial Bank that is party to any Secured Commercial Agreement, each Supply Chain Bank that is party to any Secured Supply Chain Financing and each sub-agent appointed pursuant to Section 8.02 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Secured Supply Chain Financing” shall mean any Supply Chain Financing that is entered into by and between any Loan Party or any Subsidiary and any Supply Chain Bank, or any Guarantee by any Loan Party of any Supply Chain Financing entered into by and between any Subsidiary and any Supply Chain Bank, in each case to the extent that such Supply Chain Financing or such Guarantee, as applicable, states pursuant to its terms that it will be secured by Liens on the Collateral and is not otherwise designated in writing by the Borrower to the Administrative Agent to not be included as a Secured Supply Chain Financing; provided that in the event the same Supply Chain Financing constitutes a Secured Supply Chain Financing under both this Agreement and the ABL Credit Agreement, it shall be deemed to be a Secured Supply Chain Financing solely under the ABL Credit Agreement, unless the Supply Chain Bank party to such financing and the Borrower agree that it shall be a Secured Supply Chain Financing solely under this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization Assets” shall mean any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary or in which the Borrower or any Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (a) Receivables Assets, (b) franchise fees, royalties and other similar payments made related to the use of trade names and other Intellectual Property, business support, training and other services, (c) revenues related to distribution and merchandising of the products of the Borrower and its Subsidiaries, (d) rents, real estate taxes and other non-royalty amounts due from franchisees, (e) Intellectual Property rights relating to the generation of any of the types of assets listed in this definition, (f) parcels of or interests in real property, together with all easements, hereditaments and appurtenances thereto, all improvements and appurtenant fixtures and equipment incidental to the ownership, lease or operation thereof, (g) any Equity Interests of any Special Purpose Securitization Subsidiary or any Subsidiary of a Special Purpose Securitization Subsidiary and any rights under any limited liability company agreement, trust agreement, shareholders agreement, organization or formation documents or other agreement entered into in furtherance of the organization of such entity, (h) any inventory and any equipment, contractual rights, website domains and associated property and rights necessary for a Special Purpose Securitization Subsidiary to operate in accordance with its stated purposes, (i) any rights and obligations associated with gift card or similar programs, and (j) other assets and property (or proceeds of such assets or property) to the extent capable of being included in securitization transactions of the relevant type in the applicable jurisdictions (as determined by the Borrower in good faith).

“Security Documents” shall mean the Collateral Agreement, the Holdings Guarantee and Pledge Agreement, the Notices of Grant of Security Interest in Intellectual Property (as defined in the Collateral Agreement), and each of the security agreements, pledge agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Senior Indebtedness” shall have the meaning assigned to such term in Section 9.08(b)(viii).

“Senior Lien Debt” shall mean obligations secured by Senior Liens.  On the Closing Date, the obligations under the ABL Credit Agreement (including in respect of any Cash Management Agreements, Hedging Agreements, Commercial Agreements or Supply Chain Financings secured thereunder) constitute Senior Lien Debt hereunder.

“Senior Liens” shall mean Liens on Shared ABL Collateral that are senior to the Liens thereon securing the Term B Loans (and other Loan Obligations that are secured by Liens on the Collateral that rank pari passu with the Liens thereon securing the Term B Loans) pursuant to the ABL Intercreditor Agreement or another Permitted Senior Intercreditor Agreement (it being understood that Senior Liens are not required to be pari passu with other Senior Liens, and that Indebtedness secured by Senior Liens may have Liens on the Shared ABL Collateral or the Shared Term Collateral that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Senior Liens).

“Senior Secured Note Documents” shall mean the Senior Secured Notes Indenture, the Senior Secured Notes, the “Subsidiary Guarantees” under and as defined in the Senior Secured Notes Indenture and any escrow agreement related to the Senior Secured Notes (if applicable), as each such document may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Secured Notes” shall mean the Borrower’s Senior Secured Notes due 2032 issued pursuant to the Senior Secured Notes Indenture.

“Senior Secured Notes Indenture” shall mean the Senior Secured Notes Indenture, dated as of the Closing Date, among the Borrower, as issuer, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as indenture trustee, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Secured Notes Offering Memorandum” shall mean the Preliminary Offering Memorandum, dated April 21, 2025.

“Shared ABL Collateral” shall have the meaning assigned to “ABL Priority Collateral” (or other analogous term) in the ABL Intercreditor Agreement (or another Permitted Senior Intercreditor Agreement).

“Shared Term Collateral” shall have the meaning assigned to “Non-ABL Priority Collateral” (or another analogous term) in the ABL Intercreditor Agreement (or another Permitted Senior Intercreditor Agreement).

 “Similar Business” shall mean any business, the majority of whose revenues are derived from (i) business or activities conducted by the Borrower and its Subsidiaries on the Closing Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Borrower and its Subsidiaries.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” shall have the meaning assigned to such term in the definition of “Daily Simple SOFR.”

“SOFR Rate Day” shall have the meaning assigned to such term in the definition of “Daily Simple SOFR.”

“SOFR Revolving Facility Borrowing” shall mean a Borrowing comprised of SOFR Revolving Loans.

“SOFR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to Term SOFR in accordance with the provisions of Article II, other than pursuant to clause (c) of the definition of “ABR.”

“Special Purpose Securitization Subsidiary” shall mean (i) a direct or indirect Subsidiary of the Borrower established or utilized in connection with a Permitted Securitization Financing for the acquisition of Securitization Assets or interests therein, and which is organized in a manner (as determined by the Borrower in good faith) intended to reduce the likelihood that it would be substantively consolidated with Holdings (prior to a Qualified IPO of the Borrower), the Borrower or any of the Subsidiaries (other than Special Purpose Securitization Subsidiaries) in the event Holdings (prior to a Qualified IPO of the Borrower), the Borrower or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other Debtor Relief Law) and (ii) any subsidiary of a Special Purpose Securitization Subsidiary.

“Specified Representations” shall mean the representations and warranties made in respect of the Borrower, and, to the extent applicable, the Guarantors, in Sections 3.01(a) and (d), 3.02(a) and (b)(i)(B), 3.03, 3.10, 3.11, 3.17 (limited to creation, validity and perfection except as provided in the last paragraph of Section 4.02), 3.19, 3.25(a), 3.25(c) and 3.26(b).

“Specified Trademarks” shall mean the trademarks filed with the United States Patent and Trademark Office set forth on Schedule 1.01(C).

“Spot Rate” shall mean, with respect to any currency, the rate determined by the Administrative Agent (or the applicable Issuing Bank, at its election, as applicable), to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., Local Time on the date three (3) Business Days prior to the date as of which the foreign exchange computation is made or if such rate cannot be computed as of such date such other date as the Administrative Agent or such Issuing Bank shall reasonably determine is appropriate under the circumstances; provided, that the Administrative Agent or such Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or such Issuing Bank if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standby Letters of Credit” shall have the meaning assigned to such term in Section 2.05(a).

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“Subject Group” shall have the meaning assigned to such term in the definition of “Change in Control.”

“Subject Term Loan” shall mean an Other Term Loan in the form of a term “B” loan incurred prior to the six month anniversary of the Closing Date pursuant to clause (a) of Section 2.21 that is denominated in Dollars, broadly syndicated to banks and other institutional investors, bears interest at a floating rate, is secured by Liens on the Collateral that rank pari passu with the Liens thereon securing the Term B Loans and is in an aggregate principal amount in excess of the greater of $2,150,000,000 and 2.00 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period as of the date of incurrence of such Subject Term Loan.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) that is, at the time any determination is made, Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent, (b) of which securities or other ownership interests representing at least 50% of the economic interests or at least 50% of the ordinary voting power (or board representation, including through block voting arrangements) or at least 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent or (c) the financial results of which are (or are expected to be) consolidated with those of the parent and its subsidiaries in the financial statements of the parent and its subsidiaries; provided that any such person described under clauses (b) and (c) above may be determined to be or not be a “subsidiary” of the Borrower at the option of the Borrower by written notice delivered to the Administrative Agent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower. Notwithstanding the foregoing (and except for purposes of clauses (1) and (2) of the definition of “Unrestricted Subsidiary” contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Guarantee Agreement” shall mean the Subsidiary Guarantee Agreement (Term Loan Facility), dated as of the Closing Date, as may be amended, restated, supplemented or otherwise modified from time to time, between each Subsidiary Loan Party and the Administrative Agent (and including any new Subsidiary Guarantee Agreement described in clause (c) of the definition of “Collateral and Guarantee Requirement”).

“Subsidiary Loan Party” shall mean (a) each Wholly Owned Domestic Subsidiary of the Borrower that is not an Excluded Subsidiary and (b) any other Subsidiary of the Borrower that the Borrower elects in its sole discretion from time to time to be a guarantor in respect of the Obligations (by way of delivering to the Collateral Agent a supplement to the Collateral Agreement and a supplement to the Subsidiary Guarantee Agreement, in each case, duly executed by such Subsidiary), whereupon such Subsidiary shall (1) be obligated to comply with the other requirements of Section 5.10(d) as if it were newly acquired and (2) notwithstanding anything to the contrary in this Agreement, not be considered a CFC or FSHCO for purposes of the definitions of “Excluded Securities” and “Excluded Subsidiary” for so long as such election is in effect.

“Subsidiary Redesignation” shall have the meaning assigned to such term in the definition of “Unrestricted Subsidiary.”

“Successor Borrower” shall have the meaning assigned to such term in Section 6.05(o).

“Supplemental Cash Management Obligations” shall mean obligations of the Borrower and its Subsidiaries in respect of working capital facilities, bank-issued guarantees, credit facilities supporting letters of credit and/or bank-issued guarantees, any arrangements relating to bilateral letters of credit (including standby and commercial letters of credit) and bank guarantees, demand deposit and trust or operating account relationships.

“Supply Chain Bank” shall mean any person that enters or has entered into a Supply Chain Financing with Holdings, the Borrower or any Subsidiary in its capacity as a party to such Supply Chain Financing.

“Supply Chain Financing” shall mean any agreement under which any bank, financial institution or other person may from time to time provide any financial accommodation to any of the Borrower or any Subsidiary in connection with trade payables of the Borrower or any Subsidiary, in each case issued for the benefit of any such bank, financial institution or such other person that has acquired such trade payables pursuant to “supply chain” or other similar financing for vendors and suppliers of the Borrower or any Subsidiaries.

“Supported QFC” shall have the meaning assigned to such term in Section 9.26.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by the Borrower substantially in the form agreed to in the applicable Incremental Assumption Agreement.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, if any, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04.  Any Swingline Commitment shall be part of, and not in addition to, the applicable Revolving Facility Commitments.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time (calculated, in the case of Alternate Currency Loans, based on the Dollar Equivalent thereof).  The Swingline Exposure of any Revolving Facility Lender at any time shall mean its applicable Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean each Revolving Facility Lender that shall have become a Swingline Lender hereunder, if any, as provided in Section 2.04(d), each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.

“Syndication Agents” shall mean, collectively, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Citigroup Global Markets Inc., Crédit Agricole Corporate and Investment Bank, Wells Fargo Securities, LLC and Mizuho Bank, Ltd.

“Taxes” shall mean any present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding) or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term B Borrowing” shall mean any Borrowing comprised of Term B Loans.

“Term B Facility” shall mean the Term B Loan Commitments and the Term B Loans made hereunder.

“Term B Facility Maturity Date” shall mean April 30, 2032.

“Term B Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term B Loans hereunder.  The amount of each Lender’s Term B Loan Commitment as of the Closing Date is set forth on Schedule 2.01. The aggregate amount of the Term B Loan Commitments as of the Closing Date is $2,250,000,000.

“Term B Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(i).

“Term B Loans” shall mean (a) the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a), and (b) any Incremental Term Loans in the form of Term B Loans made by the Incremental Term Lenders to the Borrower pursuant to Section 2.01(c).

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to Term SOFR for any Interest Period.

“Term Borrowing” shall mean any Term B Borrowing or any Incremental Term Borrowing.

“Term Facility” shall mean the Term B Facility and/or any or all of the Incremental Term Facilities.

“Term Facility Commitment” shall mean the commitment of a Lender to make Term Loans.

“Term Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Term B Facility in effect on the Closing Date, the Term B Facility Maturity Date and (b) with respect to any other Class of Term Loans, the maturity dates specified therefor in the applicable Incremental Assumption Agreement.

“Term Loan Installment Date” shall mean any Term B Loan Installment Date or any Incremental Term Loan Installment Date.

“Term Loans” shall mean the Term B Loans and/or the Incremental Term Loans.

“Term SOFR” shall mean, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 p.m., New York City time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if Term SOFR as so determined shall be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate” shall mean, for any day and time (such day, the “SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such SOFR Determination Day.

“Term Yield Differential” shall have the meaning assigned to such term in Section 2.21(b)(vii).

“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated, (b) the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document and all other Loan Obligations shall have been paid in full (other than in respect of contingent indemnification, expense reimbursement claims and other contingent obligations not then due and payable) and (c) all Letters of Credit (other than those that have been Cash Collateralized or back-stopped on terms reasonably acceptable to the applicable Issuing Bank) have been cancelled or have expired with no pending drawings and all amounts drawn or paid thereunder have been reimbursed in full.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b); provided that prior to the first date financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), the Test Period in effect shall be the four fiscal quarter period ended December 31, 2024.

“Third Party Funds” shall mean (i) any segregated accounts or funds, or any portion thereof, received by Borrower or any of its Subsidiaries as agent on behalf of third parties (other than the Loan Parties) in accordance with a written agreement that imposes a duty upon Borrower or one or more of its Subsidiaries to collect and remit those funds to such third parties, (ii) accounts primarily holding funds received from insurance companies in connection with the third party claims of management and handling business of the Borrower and the Subsidiaries (together with the funds held in such accounts) and (iii) cash and Permitted Investments securing Hedging Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirement of Law.

“Total Pro Forma Consolidated Capitalization of Holdings” shall mean, the sum of (x) (i) 100% of the aggregate principal amount of funded Indebtedness for borrowed money of Holdings and its Subsidiaries (excluding, for purposes of this determination, an amount equal to (x) Excluded Transaction Debt, (y) any outstanding revolving loans (including outstanding loans under the ABL Credit Agreement) and (z) any outstanding letters of credit (to the extent undrawn)), less (ii) cash and cash equivalents of Holdings and its Subsidiaries and (y) the total amount of Equity Interests of Holdings (including roll-over and contributed Equity Interests).

“Trade Letters of Credit” shall have the meaning assigned to such term in Section 2.05(a).

“Transaction Documents” shall mean the Merger Agreement, the Loan Documents, the ABL Loan Documents and the Senior Secured Notes Documents.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries or any of their Affiliates in connection with (i) the Transactions, this Agreement and the other Loan Documents, the Merger Agreement, the ABL Loan Documents and the Senior Secured Notes Documents and (ii) the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the consummation of the Merger and the Tender Offer; (b) the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder and the use of proceeds thereof; (c) the execution, delivery and performance of the ABL Loan Documents, the creation of the Liens pursuant thereto, the borrowings thereunder and the use of proceeds thereof; (d) the execution, delivery and performance of the Senior Secured Note Documents and the issuance of the Senior Secured Notes, the creation of the Liens pursuant to the Senior Secured Note Documents and the use of proceeds thereof; (e) the consummation of the Closing Date Refinancing; (f) any internal reorganization or conversion of the Borrower and its Subsidiaries that is contemplated by the Merger Agreement or occurs in connection with the consummation of the Transactions; (g) the consummation of the Equity Contribution; and (h) the payment of all fees and expenses to be paid and owing in connection with the foregoing.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall include Term SOFR and the ABR.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” shall mean any Lender other than a Foreign Lender.

“U.S. Special Resolution Regimes” shall have the meaning assigned to such term in Section 9.26.

“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.05(e).

“Unrestricted Cash” shall mean cash or cash equivalents of the Borrower or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries in accordance with GAAP.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Borrower identified on Schedule 1.01(B), (2) any other Subsidiary of the Borrower, whether owned on the Closing Date or acquired or created after the Closing Date, that is designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as (a) no Event of Default under Section 7.01(b), (c), (h) or (i) with respect to the Borrower would result therefrom, (b) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04, and any prior or concurrent Investments in such Subsidiary by the Borrower or any of its Subsidiaries shall be deemed to have been made under Section 6.04, and (c) without duplication of clause (b), any net assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04; and (3) any subsidiary of an Unrestricted Subsidiary.  The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Event of Default under Section 7.01(b), (c), (h) or (i) with respect to the Borrower would result therefrom and (ii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clause (i).  Notwithstanding the foregoing or anything to the contrary in this Agreement, no Subsidiary may be designated an Unrestricted Subsidiary if, immediately after giving effect thereto, such Subsidiary would own or have an exclusive license to any Specified Trademark at the time of such designation.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“Voting Stock” shall mean, with respect to any person, such person’s Equity Interests having the right to vote for the election of directors of such person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Subsidiary” shall mean a Wholly Owned Subsidiary that is also a Domestic Subsidiary.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.  Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of the Borrower that is a Wholly Owned Subsidiary of the Borrower.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02        Terms Generally.  The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that, for the avoidance of doubt, no Default or Event of Default shall be deemed to arise solely as a result of any change occurring after the Closing Date in GAAP or in the application thereof. Notwithstanding any changes in GAAP after the Closing Date, any lease of the Borrower or its Subsidiaries or of a special purpose or other entity not consolidated with the Borrower and its Subsidiaries at the time of its incurrence of such lease, that would be characterized as a capitalized lease or a finance lease under GAAP in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute an operating lease and shall instead constitute Indebtedness and a Capitalized Lease Obligation of the Borrower or any Subsidiary under this Agreement or any other Loan Document as a result of such changes in GAAP after the Closing Date. For purposes of calculating Consolidated Total Assets, the Borrowing Base (or any component thereof) or EBITDA hereunder at any time, in the event that the Reporting Entity at such time is a Parent Entity of the Borrower and such Parent Entity owns material assets that are in addition to assets that would constitute the assets of the Borrower and the Subsidiaries or has material operations that contribute to the calculation of EBITDA, in each case, at such time, then the calculation of the Consolidated Total Assets, the Borrowing Base and/or EBITDA, as applicable, to be utilized hereunder shall include a pro forma adjustment to remove such additional assets or additional operations from such calculation (as determined by the Borrower in good faith).

Section 1.03       Effectuation of Transactions.  Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions as shall have taken place on or prior to the date of determination, unless the context otherwise requires.

Section 1.04       Exchange Rates; Currency Equivalents.  (a) The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Alternate Currency Letters of Credit and Alternate Currency Loans.  Such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between Dollars and each Alternate Currency until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial ratios hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as determined by the Administrative Agent in accordance with this Agreement.

(b)          For purposes of determining compliance as of any date with this Agreement (other than for purposes of calculating financial ratios or as set forth in the third to last paragraph set forth in Section 6.01), amounts incurred, invested, loaned, advanced, acquired, disposed of, sold, declared, paid, distributed or otherwise made or outstanding in any currency other than the applicable currency in which such basket, threshold or other amount is denominated shall be calculated based on exchange rates in effect on the date of incurrence, investment, loan, advance, acquisition, disposition, sale, declaration, payment, distribution or other similar action was taken (or committed, at the option of the Borrower) as determined in good faith by the Borrower. If any limitation, threshold, ratio or basket is exceeded solely as a result of changes in currency exchange rates after the last time it was utilized, such limitation, threshold, ratio or basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates. No Default or Event of Default shall arise as a result of any limitation, threshold, ratio or basket set forth in Dollars in Article VI or clause (f) or (j) of Section 7.01 (or in the definition of any defined term used in such sections) being exceeded solely as a result of changes in currency exchange rates.

(c)          Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Term Benchmark Loan or Letter of Credit is denominated in an Alternate Currency, such amount shall be the Alternate Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as applicable.

Section 1.05          Additional Alternate Currencies for Loans.

(a)          The Borrower may from time to time request that Revolving Facility Loans be made in a currency other than Dollars; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  Such request shall be subject to the approval of the Administrative Agent.

(b)          Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Event (or such other time or date as may be agreed by the Administrative Agent, in its sole discretion).  The Administrative Agent shall promptly notify each Revolving Facility Lender thereof.  Each Revolving Facility Lender shall notify the Administrative Agent, not later than 11:00 a.m., 10 Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Facility Loans in such requested currency.

(c)          Any failure by a Revolving Facility Lender to respond to such request within the time period specified in the preceding clause (b) shall be deemed to be a refusal by such Revolving Facility Lender to permit Revolving Facility Loans to be made in such requested currency.  If the Administrative Agent and all the Revolving Facility Lenders consent to making Revolving Facility Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Borrowings of Revolving Facility Loans. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify the Borrower.

(d)          If Alternate Currencies are agreed to by the Administrative Agent pursuant to the definition thereof or this Section 1.05 upon request by the Borrower, this Agreement may be amended with the consent of the Administrative Agent, the Borrower and, to the extent relating to Letters of Credit, each Issuing Bank (and without the consent of any Lender) to incorporate the Administrative Agent’s customary operational and agency provisions with respect to such Loans (and any corresponding provisions with respect to Letters of Credit) requested to be denominated in such currencies.

Section 1.06          Change of Currency.

(a)         Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)          Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)           Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.07          Timing of Payment or Performance.  Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.08        Times of Day.  Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.09         Holdings. From time to time after the Closing Date, Holdings may form one or more new Subsidiaries to become direct or indirect parent companies of the Borrower; provided that, prior to a Qualified IPO of the Borrower, contemporaneously with the formation of the new direct parent company of the Borrower (an “Intermediate Holdings”), such person enters into a supplement to the Holdings Guarantee and Pledge Agreement (or, at the option of such person, a new Holdings Guarantee and Pledge Agreement in substantially similar form or such other form reasonably satisfactory to the Administrative Agent) duly executed and delivered on behalf of such person. Immediately after any Intermediate Holdings complying with the proviso in the foregoing sentence, the Guarantee incurred by the then existing Holdings of the Obligations shall automatically terminate and Holdings shall be released from its obligations under the Loan Documents, shall cease to be a Loan Party and any Liens created by any Loan Documents on any assets or Equity Interests owned by Holdings shall automatically be released (unless, in each case, the Borrower shall elect in its sole discretion that such release of Holdings shall not be effective), and thereafter Intermediate Holdings shall be deemed to be Holdings for all purposes of this Agreement (until any additional Intermediate Holdings shall be formed in accordance with this Section 1.09) and the Borrower and the Administrative Agent shall be permitted to amend this Agreement and the other Loan Documents to reflect the transactions consummated in accordance with this Section 1.09 and the resulting organizational structure of Intermediate Holdings and its Subsidiaries.

Section 1.10          Election Date; Other.

(a)          For purposes of determining compliance with this Agreement or any Loan Document, in connection with any commitment, definitive agreement or similar event relating to an Investment, Restricted Payment, Disposition, merger, consolidation or amalgamation or other relevant transaction, the Borrower may designate such Investment, Restricted Payment, Disposition, merger, consolidation or amalgamation or other relevant transaction as having occurred on the date of the commitment, definitive agreement or similar event relating thereto (such date, the “Election Date”) (or, at the election of the Borrower, on any date subsequent thereto, even if a prior date was previously the Election Date hereunder, in which case from and after such election such subsequent date shall be deemed the “Election Date” hereunder) if, after giving pro forma effect to such Investment, Restricted Payment, Disposition, merger, consolidation or amalgamation or other relevant transaction and all related transactions in connection therewith and any related pro forma adjustments, the Borrower or any of its Subsidiaries would have been permitted to make such Investment, Restricted Payment, Disposition, merger, consolidation or amalgamation or other relevant transaction on the relevant Election Date in compliance with this Agreement, and any related subsequent actual making of such Investment, Restricted Payment, Disposition, merger, consolidation or amalgamation or other relevant transaction will be deemed for all purposes under this Agreement to have been made on such Election Date, including, without limitation, for purposes of calculating any ratio, compliance with any test, usage of any baskets hereunder (if applicable) and EBITDA and for purposes of determining whether there exists any Default or Event of Default (and all such calculations on and after such Election Date until the termination, expiration, passing, rescission, retraction or rescindment of such commitment, definitive agreement or similar event or election shall be made on a Pro Forma Basis giving effect thereto and all related transactions in connection therewith).

(b)          For purposes of determining compliance with this Agreement or any Loan Document, any metric set by reference to a financial year, fiscal year, calendar year, relevant period or similar period  shall, to the extent unused, be automatically carried forward to any subsequent year.

Section 1.11         Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars or an Alternate Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform.  Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest.  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability.  The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

The Credits

Section 2.01           Commitments.  Subject to the terms and conditions set forth herein:

(a)          each Lender agrees to make Term B Loans in Dollars to the Borrower on the Closing Date in an aggregate principal amount not to exceed its Term B Loan Commitment,

(b)        each Revolving Facility Lender agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Revolving Facility Loans of a Class in Dollars or any Alternate Currency to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure of such Class exceeding such Lender’s Revolving Facility Commitment of such Class or (ii) the Revolving Facility Credit Exposure of such Class exceeding the total Revolving Facility Commitments of such Class.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans,

(c)          each Lender having an Incremental Term Loan Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment, and

(d)          amounts of Term Loans borrowed under Section 2.01(a) or Section 2.01(c) that are repaid or prepaid may not be reborrowed.

Section 2.02         Loans and Borrowings.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments); provided, however, that Revolving Facility Loans of any Class shall be made by the Revolving Facility Lenders of such Class ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)         Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith.  ABR Loans shall be denominated in Dollars. Each Swingline Borrowing shall be an ABR Borrowing.  Each Lender at its option may make any ABR Loan or Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c)          At the commencement of each Interest Period for any Term Benchmark Revolving Facility Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  At the time that each ABR Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused available balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e).  Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than (i) 10 Term Benchmark Borrowings outstanding under all Term Facilities at any time and (ii) 10 Term Benchmark Borrowings outstanding under all Revolving Facilities at any time.  Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(d)          Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date or the Term Facility Maturity Date for such Class, as applicable.

Section 2.03          Requests for Borrowings.  To request a Revolving Facility Borrowing and/or a Term Borrowing, the Borrower shall notify the Administrative Agent of such request by electronic means of a written Borrowing Request signed by the Borrower, (a) in the case of a Term Benchmark Borrowing, not later than 3:00 p.m., Local Time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Local Time, on the Business Day of the proposed Borrowing (or, in each case, such shorter period as the Administrative Agent may agree); provided, that, (i) to request a Term Benchmark Borrowing or ABR Borrowing on the Closing Date, the Borrower shall deliver such Borrowing Request to the Administrative Agent not later than 3:00 p.m., Local Time, one (1) Business Day prior to the Closing Date (or such later time as the Administrative Agent may agree), (ii) any such notice of an ABR Revolving Facility Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Local Time, on the Business Day of the proposed Borrowing and (iii) any such notice of an Incremental Revolving Borrowing or Incremental Term Borrowing may be given at such time as provided in the applicable Incremental Assumption Agreement.  Each such Borrowing Request may state that such Borrowing Request is conditioned upon the effectiveness of other transactions (including, in the case of any Borrowing Request given in respect of the Closing Date, the consummation of the Tender Offer and the Merger) or the satisfaction of one or more other conditions precedent, in which case such notice may be delayed until such time as such condition is satisfied or revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (or waived by the Borrower in its sole discretion) and/or rescinded at any time by the Borrower if the Borrower determines in its sole discretion that any or all of such conditions will not be satisfied (or waived) and shall specify the following information in compliance with Section 2.02:

(i)           whether such Borrowing is to be a Borrowing of Term B Loans, Refinancing Term Loans, Other Term Loans, Revolving Facility Loans, Extended Term Loans, Extended Revolving Loans or Replacement Revolving Loans as applicable;

(ii)           the aggregate amount of the requested Borrowing;

(iii)          the date of such Borrowing, which shall be a Business Day;

(iv)          whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;

(v)          in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)          in the case of a Revolving Facility Borrowing, the currency in which such Borrowing is to be denominated (which shall be Dollars or an Alternate Currency); and

(vii)          the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the currency of any Revolving Facility Borrowing is made, then the requested Borrowing shall be made in Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration (except in the case of the initial Interest Period of the Term B Loans, which shall be determined in accordance with the definition of Interest Period).  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04          Swingline Loans.  (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (ii) the Revolving Facility Credit Exposure of the applicable Class exceeding the total Revolving Facility Commitments of such Class; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)          To request a Swingline Borrowing, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request by delivering a Swingline Borrowing Request by electronic means not later than 12:00 noon, Local Time, on the day of a proposed Swingline Borrowing.  Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date of such Swingline Borrowing (which shall be a Business Day) and (ii) the amount of the requested Swingline Borrowing. The Swingline Lender shall consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan. The Swingline Lender shall make each Swingline Loan on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to the account of the Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(c)          The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, Local Time, on any Business Day require the Revolving Facility Lenders of the applicable Class to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it.  Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Revolving Facility Lender’s applicable Revolving Facility Percentage of such Swingline Loan or Loans.  Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Revolving Facility Lender’s applicable Revolving Facility Percentage of such Swingline Loan or Loans.  Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Facility Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided, that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)          The Borrower may, at any time and from time to time, designate as Swingline Lenders one or more Revolving Facility Lenders that agree to serve in such capacity as provided below.  The acceptance by a Revolving Facility Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Swingline Lender, and, from and after the effective date of such agreement, (i) such Revolving Facility Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Facility Lender in its capacity as a lender of Swingline Loans hereunder.

Section 2.05          Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of one or more letters of credit or bank guarantees in Dollars or any Alternate Currency in the form of (x) trade letters of credit or bank guarantees in support of trade obligations of the Borrower and its Subsidiaries incurred in the ordinary course of business (such letters of credit or bank guarantees issued for such purposes, “Trade Letters of Credit”) and (y) standby letters of credit or bank guarantees issued for any other lawful purposes of the Borrower and its Subsidiaries (such letters of credit or bank guarantees issued for such purposes, “Standby Letters of Credit”; each such letter of credit or bank guarantee, issued hereunder, a “Letter of Credit” and collectively, the “Letters of Credit”) for its own account or for the account of any Subsidiary in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the applicable Availability Period and prior to the date that is five (5) Business Days prior to the applicable Revolving Facility Maturity Date; provided, that (w) no Issuing Bank shall be required to issue Trade Letters of Credit unless it agrees in writing to do so in its sole discretion, (x) the issuance of bank guarantees shall be subject to the internal policies and procedures of each Issuing Bank including if such internal policies and procedures do not permit the issuance of bank guarantees, (y) the Borrower shall remain primarily liable in the case of a Letter of Credit issued for the account of a Subsidiary and (z) the applicable Issuing Bank shall not be obligated to issue Letters of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, the issuance of such Letter of Credit would violate any Requirement of Law binding upon such Issuing Bank or the issuance of the Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)          Notice of Issuance, Amendment, Extension: Certain Conditions.  To request the issuance of a Letter of Credit (or of an amendment (other than an automatic extension in accordance with paragraph (c) of this Section 2.05) of an outstanding Letter of Credit), the Borrower shall hand deliver or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank, to the applicable Issuing Bank and the Administrative Agent (at least three (3) Business Days (or, in the case of a Letter of Credit issued in an Alternate Currency, five (5) Business Days) in advance of the requested date of issuance or such shorter period as the Administrative Agent and the applicable Issuing Bank in their sole discretion may agree) a notice requesting the issuance of a Letter of Credit or amendment and specifying the date of issuance (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.05), the amount and currency (which may be Dollars or any Alternate Currency) of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit constitutes a Standby Letter of Credit or a Trade Letter of Credit and such other information as shall be necessary to issue such Letter of Credit or amendment.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit or amendment shall be issued only if (and upon issuance of each Letter of Credit or amendment the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, (i) the aggregate Revolving Facility Credit Exposure of the applicable Class shall not exceed the aggregate Revolving Facility Commitments of such Class and (ii) the Revolving L/C Exposure shall not exceed the Letter of Credit Sublimit.  For the avoidance of doubt, no Issuing Bank shall be obligated  (i) to issue any Letter of Credit if, after giving effect to such issuance, the Revolving L/C Exposure of such Issuing Bank shall exceed its Letter of Credit Sublimit and (ii) to issue an Alternate Currency Letter of Credit if such Issuing Bank does not otherwise issue letters of credit in such Alternate Currency.

(c)          Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise agreed upon by the Borrower and the applicable Issuing Bank in their sole discretion) after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year (unless otherwise agreed upon by the Borrower and the applicable Issuing Bank in their sole discretion) after the then-current expiration date at the time of such extension) and (ii) the date that is five (5) Business Days prior to the applicable Revolving Facility Maturity Date; provided, that any Letter of Credit with a one year expiration may provide for automatic extension thereof for additional one year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)) so long as such Letter of Credit permits the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve-month period to be agreed upon at the time such Letter of Credit is issued; provided, further, that if such Issuing Bank consents in its sole discretion, the expiration date on any Letter of Credit may extend beyond the date referred to in clause (ii) above, provided, that if any such Letter of Credit is outstanding or is issued under the Revolving Facility Commitments of any Class after the date that is five (5) Business Days prior to the Revolving Facility Maturity Date for such Class the Borrower shall provide Cash Collateral pursuant to documentation reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank in an amount equal to the available balance of each such Letter of Credit on or prior to the date that is five (5) Business Days prior to such Revolving Facility Maturity Date or, if later, such date of issuance.

(d)         Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) under the Revolving Facility Commitments of any Class and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender under such Class, and each such Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s applicable Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof).  In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, in Dollars, such Revolving Facility Lender’s applicable Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason (calculated, in the case of any Alternate Currency Letter of Credit, based on the Dollar Equivalent thereof).  Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments or the fact that, as a result of changes in currency exchange rates, such Revolving Facility Lender’s Revolving Facility Credit Exposure at any time might exceed its Revolving Facility Commitment at such time (in which case Section 2.11(f) would apply), and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)          Reimbursement.  If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount in Dollars equal to such L/C Disbursement not later than 12:00 noon, Local Time, on the date that such L/C Disbursement is made, if the Borrower shall have received notice under paragraph (g) of this Section 2.05 of such L/C Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt, together with accrued interest thereon from the date of such L/C Disbursement at the rate applicable to ABR Revolving Loans of the applicable Class; provided, that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Facility Borrowing or a Swingline Borrowing of the applicable Class, as applicable, in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Facility Borrowing or Swingline Borrowing.  If the Borrower fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other applicable Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof (the “Unreimbursed Amount”) and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof.  Promptly following receipt of such notice, each Revolving Facility Lender with a Revolving Facility Commitment of the applicable Class shall pay to the Administrative Agent in Dollars its Revolving Facility Percentage of the Unreimbursed Amount in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Facility Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

(f)          Obligations Absolute.  The obligation of the Borrower to reimburse L/C Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (i), (ii) or (iii) of the first sentence; provided, that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are determined by final and binding decision of a court of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)        Disbursement Procedures.  The applicable Issuing Bank shall, within the time allowed following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by electronic means) of any such demand for payment under a Letter of Credit if such Issuing Bank has made or will make an L/C Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(h)          Interim Interest.  If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans of the applicable Class; provided, that, if such L/C Disbursement is not reimbursed by the Borrower when due pursuant to paragraph (e) of this Section 2.05, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i)          Replacement of an Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12.  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j)          Cash Collateralization Following Certain Events.  If and when the Borrower is required to Cash Collateralize any Revolving L/C Exposure relating to any outstanding Letters of Credit pursuant to any of Section 2.05(c), 2.11(e), 2.11(f), 2.11(g), 2.22(a)(v) or 7.01, the Borrower shall deposit in an account with or at the direction of the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Facility Lenders, an amount in cash in Dollars equal to the Revolving L/C Exposure as of such date (or, in the case of Sections 2.05(c), 2.11(e), 2.11(f), 2.11(g) and 2.22(a)(v), the portion thereof required by such sections).  Each deposit of Cash Collateral (x) made pursuant to this paragraph or (y) made by the Administrative Agent pursuant to Section 2.22(a)(ii), in each case, shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Collateral Agent and (ii) at any other time, the Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Collateral Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender or the occurrence of a limit under Section 2.11(e), (f) or (g) being exceeded, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived or the termination of the Defaulting Lender status or the limits under Sections 2.11(e), (f) and (g) no longer being exceeded, as applicable.

(k)          Cash Collateralization Following Termination of the Revolving Facility.  Notwithstanding anything to the contrary herein, in the event of the prepayment in full of all outstanding Revolving Facility Loans and the termination of all Revolving Facility Commitments (a “Revolving Facility Termination Event”) in connection with which the Borrower notifies any one or more Issuing Banks that it intends to maintain one or more Letters of Credit initially issued under this Agreement in effect after the date of such Revolving Facility Termination Event (each, a “Continuing Letter of Credit”), then the security interest of the Collateral Agent in the Collateral under the Security Documents may be terminated in accordance with Section 9.18 if each such Continuing Letter of Credit is Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount, which shall be deposited with or at the direction of each such Issuing Bank.

(l)           Issuing Banks.  From time to time, the Borrower may by notice to the Administrative Agent designate any Lender each of which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank.  Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed) and shall thereafter be an Issuing Bank hereunder for all purposes.

(m)         Reporting.  Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and such Issuing Bank shall be permitted to issue, amend or extend such Letter of Credit if the Administrative Agent shall not have advised such Issuing Bank that such issuance, amendment or extension would not be in conformity with the requirements of this Agreement, (B) promptly after such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request.

(n)          Applicability of ISP and UCP.  Unless otherwise expressly agreed by the relevant Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall be stated therein to apply to each Standby Letter of Credit and (ii) the rules of the UCP shall be stated therein to apply to each Trade Letter of Credit.

Section 2.06       Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time (or, in the case of Loans made on the Closing Date, 9:00 a.m. Local Time), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account or accounts designated by the Borrower as specified in the applicable Borrowing Request; provided, that ABR Revolving Loans and Swingline Borrowings made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)         Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans at such time.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)          The foregoing notwithstanding, the Administrative Agent, in its sole discretion, may from its own funds make a Revolving Facility Loan on behalf of the Lenders (including by means of Swingline Loans to the Borrower).  In such event, the applicable Lenders on behalf of whom the Administrative Agent made the Revolving Facility Loan shall reimburse the Administrative Agent for all or any portion of such Revolving Facility Loan made on its behalf upon written notice given to each applicable Lender not later than 2:00 p.m., Local Time, on the Business Day such reimbursement is requested.  The entire amount of interest attributable to such Revolving Facility Loan for the period from and including the date on which such Revolving Facility Loan was made on such Lender’s behalf to but excluding the date the Administrative Agent is reimbursed in respect of such Revolving Facility Loan by such Lender shall be paid to the Administrative Agent for its own account.

Section 2.07        Interest Elections.  (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)        To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election in writing, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such Interest Election Request shall be irrevocable and shall be made by electronic means to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c)          Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)           the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv)          if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  If less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be in an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and satisfy the limitations specified in Section 2.02(c) regarding the maximum number of Borrowings of the relevant Type.

(d)        Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)        If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08          Termination and Reduction of Commitments.  (a) Unless previously terminated, the Revolving Facility Commitments of each Class shall terminate on the applicable Revolving Facility Maturity Date for such Class.  On the Closing Date (after giving effect to the funding of the Term B Loans to be made on such date), the Term B Loan Commitments of each Lender as of the Closing Date will terminate.

(b)          The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments of any Class; provided, that (i) each reduction of the Revolving Facility Commitments of any Class shall be in an amount that is an integral multiple of $250,000 and not less than $1,000,000 (or, if less, the remaining amount of the Revolving Facility Commitments of such Class) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11 and any Cash Collateralization of Letters of Credit in accordance with Section 2.05(j) or (k), the Revolving Facility Credit Exposure of such Class (excluding any Cash Collateralized Letter of Credit) would exceed the total Revolving Facility Commitments of such Class.

(c)        The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments of any Class under paragraph (b) of this Section 2.08 at least three (3) Business Days prior to the effective date of such termination or reduction (or such shorter period reasonably acceptable to the Administrative Agent), specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided, that a notice of termination or reduction of the Revolving Facility Commitments of any Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be delayed until such time as such condition is satisfied or revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (or waived by the Borrower in its sole discretion) and/or rescinded at any time by the Borrower if the Borrower determines in its sole discretion that any or all of such conditions will not be satisfied (or waived).  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09          Repayment of Loans; Evidence of Debt.  (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan on the Revolving Facility Maturity Date applicable to such Revolving Facility Loans, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan applicable to any Class of Revolving Facility Commitments on the earlier of the Revolving Facility Maturity Date for such Class and the date that is five (5) Business Days after such Swingline Loan is made; provided, that on each date that a Revolving Facility Borrowing is made by the Borrower, the Borrower shall repay all Swingline Loans then outstanding.

(b)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)          The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)          The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”).  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower.  Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

Section 2.10           Repayment of Term Loans and Revolving Facility Loans.  (a) Subject to the other clauses of this Section 2.10 and to Section 9.08(e),

(i)          the Borrower shall repay Term B Loans incurred on the Closing Date on the last day of each March, June, September and December of each year (commencing on December 31, 2025) and on the applicable Term Facility Maturity Date or, if any such date is not a Business Day, on the next preceding Business Day (each such date being referred to as a “Term B Loan Installment Date”), in an aggregate principal amount of such Term B Loans equal to (A) in the case of quarterly payments due prior to the applicable Term Facility Maturity Date, an amount equal to 0.25% of the aggregate principal amount of such Term B Loans outstanding immediately after the Closing Date, and (B) in the case of such payment due on the applicable Term Facility Maturity Date, an amount equal to the then unpaid principal amount of such Term B Loans outstanding;

(ii)          in the event that any Incremental Term Loans are made, the Borrower shall repay such Incremental Term Loans on the dates and in the amounts set forth in the related Incremental Assumption Agreement (each such date being referred to as an “Incremental Term Loan Installment Date”);

(iii)          to the extent not previously paid, outstanding Term Loans shall be due and payable on the applicable Term Facility Maturity Date; and

(iv)          with respect to any Class of Term Loans, the amount payable on any applicable Term Loan Installment Date shall be reduced on a pro rata basis (as determined by the Borrower in consultation with the Administrative Agent) by the amount of amortization payment that would have otherwise been attributable to Term Loans of such Class that have been purchased by Holdings, the Borrower or its Subsidiaries pursuant to a Permitted Loan Purchase and are no longer outstanding on such Term Loan Installment Date.

(b)          To the extent not previously paid, outstanding Revolving Facility Loans shall be due and payable on the applicable Revolving Facility Maturity Date.

(c)          Prepayment of the Loans from:

(i)          all Net Proceeds pursuant to Section 2.11(b) and Excess Cash Flow pursuant to Section 2.11(c) shall be allocated to the Class or Classes of Term Loans determined pursuant to Section 2.10(d), with the application thereof as follows: first, to reduce accrued interest and fees due on the Term Loans being repaid and second, to reduce in direct order amounts due on the succeeding Term Loan Installment Dates under such Classes as provided in the remaining scheduled amortization payments under such Classes (or, if there are no such scheduled amortization payments under such Class, to the amount due on the applicable Term Facility Maturity Date); provided, that any Lender, at its option, may elect to decline any such prepayment of any Term Loan held by it if it shall give written notice to the Administrative Agent thereof by 5:00 p.m. Local Time at least three (3) Business Days prior to the date of such prepayment (any such Lender, a “Declining Lender”) and on the date of any such prepayment, any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders (such amounts, the “Declined Proceeds”) shall instead be retained by the Borrower for application for any purpose not prohibited by this Agreement, and

(ii)          any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to reduce in direct order the remaining installments of the Term Loans under the applicable Class or Classes of Term Loans determined pursuant to Section 2.10(d) (unless the Borrower elects to direct such prepayment in another manner, including to reduce the amount due on the applicable Term Facility Maturity Date).

(d)          Any mandatory prepayment of Term Loans pursuant to Section 2.11(b) or (c) shall be applied so that the aggregate amount of such prepayment is allocated among the Term B Loans and the Other Term Loans, if any, pro rata based on the aggregate principal amount of outstanding Term B Loans and Other Term Loans, if any; provided, that, subject to the pro rata application to Loans outstanding within any Class of Term Loans, the Borrower may allocate such prepayment in its discretion among the Class or Classes of Term Loans as the Borrower may specify (so long as such allocation complies with Section 2.21(b), Section 2.21(f) or Section 2.21(j), as applicable).  Prior to any prepayment of any Loan under any Facility hereunder, the Borrower shall select the Borrowing or Borrowings under the applicable Facility to be prepaid and shall notify the Administrative Agent by electronic means in the form attached as Exhibit D-2 hereto (or such other form as shall be approved by the Administrative Agent) of such selection not later than 3:00 p.m., Local Time, (i) in the case of an ABR Borrowing at least one (1) Business Day before the scheduled date of such prepayment (or in the case of a Swingline Loan, on the scheduled date of such prepayment) and (ii) in the case of a Term Benchmark Borrowing at least three (3) Business Days before the scheduled date of such prepayment (or, in each case, such shorter period reasonably acceptable to the Administrative Agent); provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be delayed until such time as such condition is satisfied or revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (or waived by the Borrower in its sole discretion) and/or rescinded at any time by the Borrower if the Borrower determines in its sole discretion that any or all of such conditions will not be satisfied (or waived).  Each repayment of a Borrowing (x) in the case of the Revolving Facility of any Class, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders of such Class at the time of such repayment) and (y) in all other cases (except as provided in Section 2.21(j)), shall be applied ratably to the Loans included in the repaid Borrowing.  All repayments of Loans shall be accompanied by accrued interest on the amount repaid to the extent required by Section 2.13(d).

Section 2.11         Prepayment of Loans.  (a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.12(d) and Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(d).

(b)

(i)          The Borrower shall apply an amount equal to all Net Proceeds promptly upon receipt thereof to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10; provided that, notwithstanding the foregoing, the Borrower may use a portion of such Net Proceeds to prepay, redeem or repurchase (or offer to prepay, redeem or repurchase) any Other First Lien Debt in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, (A) the numerator of which is the outstanding principal amount of such Other First Lien Debt and (B) the denominator of which is the sum of the outstanding principal amount of such Other First Lien Debt and the outstanding principal amount of all Classes of Term Loans.

(ii)          Notwithstanding anything to the contrary, if all or any portion of such Net Proceeds are from an Asset Sale of Shared ABL Collateral (including indirect Asset Sales of Shared ABL Collateral due to the sale of the Equity Interests of a person), the Borrower may apply an amount equal to such Net Proceeds to repay, repurchase, redeem or retire outstanding Senior Lien Debt (and, for the avoidance of doubt, the amount of any such Net Proceeds so applied to repay, repurchase, redeem or retire outstanding Senior Lien Debt shall not be required to be applied prepay Term Loans or Other First Lien Debt in accordance with clause (b)(i) above).

(c)          Not later than five (5) Business Days after the date on which the annual financial statements are, or are required to be, delivered under Section 5.04(a) with respect to each Excess Cash Flow Period, the Borrower shall calculate Excess Cash Flow for such Excess Cash Flow Period and the Borrower shall apply an amount equal to the amount by which (x) the Excess Cash Flow Prepayment Amount exceeds (y) the greater of $200,000,000 and 3% of Consolidated Total Assets (this clause (y), as it may be increased in accordance with the proviso at the end of this sentence, the “ECF Threshold Amount”) (I) to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10 or (II) to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10 and to prepay, repurchase, redeem or retire (or offer to prepay, repurchase, redeem or retire) any Other First Lien Debt so long as the prepayments under this clause (II) are applied in a manner such that the Term Loans are prepaid on at least a ratable basis with such Other First Lien Debt prepaid, repurchased, redeemed, retired (or offered to be prepaid, repurchased, redeemed, retired) (determined based on the aggregate outstanding principal amount of Term Loans and the aggregate principal amount of such Other First Lien Debt outstanding prior to giving effect to such prepayment, repurchase, redemption or retirement (or such offer)); provided, that with respect to any Excess Cash Flow Period, if the Excess Cash Flow Prepayment Amount for such Excess Cash Flow Period is not greater than the ECF Threshold Amount applicable to such Excess Cash Flow Period, then the ECF Threshold Amount for the next succeeding Excess Cash Flow Period shall be increased by an amount equal to the amount by which the ECF Threshold Amount for such Excess Cash Flow Period exceeds the Excess Cash Flow Prepayment Amount for such Excess Cash Flow Period.  Such calculation will be set forth in a certificate signed by a Financial Officer of the Borrower delivered to the Administrative Agent setting forth the amount, if any, of the Excess Cash Flow Prepayment Amount for such fiscal year, the amount of any required prepayment in respect thereof and the calculation thereof in reasonable detail.

(d)          Notwithstanding any other provisions of this Section 2.11 to the contrary, (i) to the extent that any or all of the Net Proceeds of any Asset Sale by a Foreign Subsidiary or Excess Cash Flow attributable to a Foreign Subsidiary would otherwise be required to be applied pursuant to Section 2.11(b) or Section 2.11(c) but is prohibited, restricted or delayed by applicable local law or any contractual obligation that is binding upon such Foreign Subsidiary from being repatriated to the United States of America or distributed to the Borrower (as determined in good faith by the Borrower), an amount equal to the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans or Other First Lien Debt at the times provided in Section 2.11(b) or Section 2.11(c) and (ii) to the extent that the Borrower has determined in good faith that repatriation of any or all of such Net Proceeds or Excess Cash Flow of a Foreign Subsidiary that would otherwise be required to be applied pursuant to Section 2.11(b) or Section 2.11(c) would have a material adverse tax consequence to the Borrower (or any Parent Entity) or its Subsidiaries as determined in good faith by the Borrower, an amount equal to the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans or Other First Lien Debt at the times provided in Section 2.11(b) or Section 2.11(c) (the Borrower hereby agreeing to cause the applicable Subsidiary to promptly use commercially reasonable efforts to take all actions within the reasonable control of the Borrower that are reasonably required to eliminate such tax effects).

(e)          In the event that the aggregate amount of Revolving Facility Credit Exposure of any Class exceeds the total Revolving Facility Commitments of such Class (other than as a result of changes in currency exchange rates), the Borrower shall prepay Revolving Facility Borrowings or Swingline Borrowings of such Class (or, if no such Borrowings are outstanding, provide Cash Collateral in respect of outstanding Letters of Credit pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(f)          In the event that the Revolving L/C Exposure exceeds the Letter of Credit Sublimit (other than as a result of changes in currency exchange rates), at the request of the Administrative Agent, the Borrower shall provide Cash Collateral pursuant to Section 2.05(j) in an aggregate amount equal to such excess.

(g)          If as a result of changes in currency exchange rates, on any Revaluation Date, (i) the total Revolving Facility Credit Exposure of any Class exceeds the total Revolving Facility Commitments of such Class or (ii) the Revolving L/C Exposure exceeds the Letter of Credit Sublimit, the Borrower shall, at the request of the Administrative Agent, within 10 days of such Revaluation Date (A) prepay Revolving Facility Borrowings or Swingline Borrowings or (B) provide Cash Collateral pursuant to Section 2.05(j), in an aggregate amount such that the applicable exposure does not exceed the applicable commitment sublimit or amount set forth above.

Section 2.12        Fees.  (a) After the establishment of any Incremental Revolving Facility Commitment under this Agreement, the Borrower agrees to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, on the date that is 15 days after the last day of each fiscal quarter of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the daily amount of the applicable Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the date on which such Revolving Facility Commitments are established or ending with the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee accrued up to and including the last Business Day of such fiscal quarter (or such date on which the Commitments of all Lenders are terminated).  All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.  For purposes of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero.  The Commitment Fee due to each Lender shall commence to accrue on the date on which such Revolving Facility Commitments are established and shall cease to accrue on the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated as provided herein.

(b)          After the establishment of any Incremental Revolving Facility Commitment under this Agreement, the Borrower from time to time agrees to pay (i) to each Revolving Facility Lender of each Class (other than any Defaulting Lender), through the Administrative Agent, on the date that is 15 days after the last day of each fiscal quarter of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee in Dollars (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily average Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements or Cash Collateralized Letters of Credit) of such Class, during the preceding quarter (or shorter period commencing with the date on which the Revolving Facility Commitments of such Class are established or ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments of such Class shall be terminated) at the rate per annum equal to the Applicable Margin for SOFR Revolving Facility Borrowings of such Class effective for each day in such period accrued up to and including the last Business Day of such fiscal quarter (or such date on which the Commitments of all Lenders are terminated), and (ii) to each Issuing Bank, for its own account (x) on the date that is three (3) Business Days after the last day of each fiscal quarter of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 1/8 of 1.00% per annum of the Dollar Equivalent of the average daily amount of such Letter of Credit, plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”).  All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c)          The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the “Term Facility Administration Fee” as set forth in the Fee Letter, as may be amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”).

(d)          In the event that, on or prior to the date that is six months after the Closing Date, the Borrower shall (x) make a prepayment of the Term B Loans pursuant to Section 2.11(a) with the proceeds of any new or replacement tranche of long-term Dollar-denominated secured term loans that are broadly syndicated to banks and other institutional investors in financings similar to the Term B Loans and have an All-in Yield that is less than the All-in Yield of such Term B Loans (other than, for the avoidance of doubt, with respect to securitizations) or (y) effect any amendment to this Agreement the primary purpose (as determined by the Borrower in good faith) is to reduce the All-in Yield of the Term B Loans (other than, in the case of each of clauses (x) and (y), in connection with a Qualified IPO after the Closing Date, a Change in Control, a material disposition or series of related dispositions, a material acquisition (including a material Permitted Business Acquisition) or series of related acquisitions, a dividend recapitalization, an upsizing of the Term B  Loans, a transaction not otherwise permitted under this Agreement (as determined by the Borrower in good faith) or any transaction that would, if consummated, constitute any of the foregoing (as determined by the Borrower in good faith)), the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (A) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term B Loans so prepaid and (B) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term B Loans for which the All-in Yield has been reduced pursuant to such amendment.  Such amounts shall be due and payable on the date of such prepayment or the effective date of such amendment, as the case may be.

(e)        All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks.  Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.13        Interest.  (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.

(b)        The Loans comprising each Term Benchmark Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Term Benchmark Borrowing plus the Applicable Margin.

(c)          Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section 2.13 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans of such Class as provided in clause (a) of this Section 2.13; provided, that this clause (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d)          Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the applicable Revolving Facility Commitments and (iii) in the case of the Term Loans, on the applicable Term Facility Maturity Date; provided, that (A) interest accrued pursuant to clause (c) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Facility Loan that is an ABR Loan that is not made in conjunction with a permanent commitment reduction), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)          All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable ABR or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)         In connection with the use or administration of Term SOFR, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.14          Alternate Rate of Interest.  (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if on or prior to the first day of any Interest Period for any Term Benchmark Loan:

(i)          the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining Term SOFR for such Interest Period, or

(ii)          the Administrative Agent is advised by the Required Lenders that Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining such Loan included in such Borrowing for such Interest Period, then the Administrative Agent will promptly so notify the Borrower and each Lender by telephone, telecopy or electronic mail.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Term Benchmark Loans, and any right of the Borrower to continue Term Benchmark Loans or to convert ABR Loans to Term Benchmark Loans, shall be suspended (to the extent of the affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term Benchmark Loans (to the extent of the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans.  Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.16. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that, with respect to the Term SOFR component of ABR, Term SOFR cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination.

(b)          (i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any such Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii)          No swap agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.14).

(c)        In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)          The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(e) and (y) the commencement of any Benchmark Unavailability Period.  For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 2.14 may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or any Conforming Changes in connection with any Benchmark Replacement.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)          Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)           Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower may revoke any pending request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (x) the Borrower will be deemed to have converted any such request for a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to ABR Loans and (y) any request for a Borrowing denominated in an Alternate Currency shall be deemed ineffective.  During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.  Furthermore, if any Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a relevant rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14, (A) for Loans denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, an ABR Loan on such day and (B) for Loans denominated in an Alternate Currency, at the Borrower’s election, either (I) be converted into an ABR Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternate Currency) at the end of the applicable Interest Period or (II) be prepaid in full at the end of the applicable Interest Period; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the applicable Alternate Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternate Currency shall be prepaid by the Borrower in full immediately.

Section 2.15          Increased Costs.  (a) If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank; or

(ii)          subject any Lender to any Tax with respect to any Loan Document (other than (A) Taxes indemnifiable under Section 2.17 or (B) Excluded Taxes); or

(iii)          impose on any Lender or Issuing Bank any other condition affecting this Agreement or Term Benchmark Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b)          If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)          A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error; provided, that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s or Issuing Bank’s demand for payment of such costs hereunder, and such method of allocation is not inconsistent with its treatment of other borrowers which, as a credit matter, are similarly situated to the Borrower and which are subject to similar provisions.  The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16          Break Funding Payments.  In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow (other than due to the default of the relevant Lender), convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Term Benchmark Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Term SOFR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Term Benchmark Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurocurrency market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17          Taxes.  (a) All payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirement of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirement of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) each applicable Lender (or where the Administrative Agent  receives the payment for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.  Whenever any Indemnified Taxes or Other Taxes are payable by a Loan Party, as promptly as possible thereafter, such Loan Party shall send to the Administrative Agent for its own account or for the account of a Lender, as the case may be, a certified copy of an official receipt (or other evidence acceptable to the Administrative Agent or such Lender, acting reasonably) received by the Loan Party showing payment thereof.  Without duplication, after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.17, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirement of Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(b)           The Borrower shall timely pay any Other Taxes.

(c)          The Borrower shall indemnify and hold harmless the Administrative Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent or such Lender, as applicable, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender with a copy to the Administrative Agent or by the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)          Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirement of Law and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to withholding of Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, any such withholding of Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirement of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(i)(A), (e)(i)(B), (e)(i)(C), (h) and (i) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission could subject such Lender to any material unreimbursed cost or expense or could materially prejudice the legal or commercial position of such Lender.

(e)        Without limiting the generality of Section 2.17(d), each Foreign Lender with respect to any Loan made to the Borrower shall, to the extent it is legally eligible to do so:

(i)          deliver to the Borrower and the Administrative Agent, prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of whichever of the following is applicable (A) in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” IRS Form W-8BEN or W-8BEN-E, as applicable, (or any applicable successor form) (together with a certificate (substantially in the form of Exhibit I hereto, such certificate, the “Non-Bank Tax Certificate”) certifying that such Foreign Lender is not a bank for purposes of Section 881(c) of the Code, is not a “10-percent shareholder” (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a CFC related to the Borrower (within the meaning of Section 864(d)(4) of the Code), and that no payment in connection with any Loan Document is effectively connected with the conduct by such Lender of a trade or business within the United States of America), (B) IRS Form W-8BEN or W-8BEN-E, as applicable, or Form W-8ECI (or any applicable successor form), in each case properly completed and duly executed by such Foreign Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement, (C) IRS Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (A) and (B) above, provided that if the Foreign Lender is a partnership, and one or more of the partners is claiming portfolio interest treatment, the Non-Bank Tax Certificate may be provided by such Foreign Lender on behalf of such partners) or (D) any other form prescribed by applicable Requirement of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirement of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(ii)          deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

Any Foreign Lender that becomes legally ineligible to update any form or certification previously delivered shall promptly notify the Borrower and the Administrative Agent in writing of such Foreign Lender’s ineligibility to do so.

Each person that shall become a Participant pursuant to Section 9.04 or a Lender pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to Section 2.17(d) and this Section 2.17(e); provided that a Participant shall furnish all such required forms and statements solely to the Lender from which the related participation shall have been purchased.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 2.17(d) and this Section 2.17(e).

  In addition, the Administrative Agent shall deliver to the Borrower (x)(I) prior to the date on which the first payment by the Borrower is due hereunder or (II) prior to the first date on or after the date on which such Administrative Agent becomes a successor Administrative Agent pursuant to Section 8.09 on which payment by the Borrower is due hereunder, as applicable, two copies of a properly completed and executed IRS Form W-9 certifying its exemption from U.S. federal backup withholding or such other properly completed and executed documentation prescribed by applicable Requirement of Law certifying its entitlement to any available exemption from applicable U.S. federal withholding taxes in respect of any payments to be made to such Administrative Agent by any Loan Party pursuant to any Loan Document, and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrower, and from time to time if reasonably requested by the Borrower, two further copies of such documentation. Notwithstanding anything to the contrary, the Administrative Agent is not required to provide any documentation that it is not legally eligible to provide as a result of any Change in Law occurring after the Closing Date.

(f)          If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion, that it has received a refund of an Indemnified Tax or Other Tax for which a payment of additional amounts or indemnification payments has been made by a Loan Party pursuant to this Section 2.17, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Loan Party, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the Indemnified Tax or Other Tax giving rise to such refund had not been imposed in the first instance and such additional amounts or indemnification payments had not been paid; provided that the Loan Party, upon the request of the Lender or the Administrative Agent agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent, as applicable, is required to repay such refund to such Governmental Authority.  In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that it deems confidential).  A Lender or the Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. No Lender nor the Administrative Agent shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party in connection with this clause (f) or any other provision of this Section 2.17.

(g)         If the Borrower determines that a reasonable basis exists for contesting an Indemnified Tax or Other Tax for which a Loan Party has paid additional amounts or indemnification payments pursuant to this Section 2.17, each affected Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax.  The Borrower shall indemnify and hold each Lender and Agent harmless against any reasonable out-of-pocket expenses incurred by such person in connection with any request made by the Borrower pursuant to this Section 2.17(g).  Nothing in this Section 2.17(g) shall obligate any Lender or Agent to take any action that such person, in its sole judgment, determines may result in a material detriment to such person.

(h)          Each U.S. Lender shall deliver to the Borrower and the Administrative Agent two IRS Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such U.S. Lender is exempt from U.S. federal backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or invalid, (iii) after the occurrence of a change in the U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(i)          If a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Requirement of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirement of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this Section 2.17(i), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(j)         The agreements in this Section 2.17 shall survive the resignation of the Administrative Agent, the Collateral Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and any Swingline Lender.

Section 2.18          Payments Generally; Pro Rata Treatment; Sharing of Set‑offs.  (a)  Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds.  Each such payment shall be made without condition or deduction for any defense, recoupment, set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.  Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments made under the Loan Documents shall be made in Dollars (or, in the case of Alternate Currency Loans or Alternate Currency Letters of Credit, in the applicable Alternate Currency).  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)        Subject to Section 7.02, if at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal of Swingline Loans and unreimbursed L/C Disbursements then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Swingline Loans and unreimbursed L/C Disbursements then due to such parties, and (iii) third, towards payment of principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)          If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Term Loans, Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans of a given Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of such Class and accrued interest thereon than the proportion received by any other Lender entitled to receive the same proportion of such payment, then the Lender receiving such greater proportion shall purchase participations in the Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of such Class of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders entitled thereto ratably in accordance with the principal amount of each such Lender’s respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of such Class and accrued interest thereon; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)          Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(e)          If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.05(d) or (e), 2.06 or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19          Mitigation Obligations; Replacement of Lenders.  (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event that gives rise to the operation of Section 2.20, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or mitigate the applicability of Section 2.20, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.20, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the Issuing Banks), to the extent consent would be required under Section 9.04(b) for an assignment of Revolving Facility Loans or Revolving Facility Commitments, as applicable, which consent, in each case, shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15, payments required to be made pursuant to Section 2.17 or a notice given under Section 2.20, such assignment will result in a reduction in such compensation or payments.  Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.  No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of the purchase price specified in clause (ii) above.  In connection with any such assignment the Borrower, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such removed Lender does not comply with Section 9.04 within one (1) Business Day after the Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

(c)          If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders, Required Revolving Facility Lenders or Majority Lenders, as applicable, shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the Borrower’s request) assign its Loans and its Commitments (or, at the Borrower’s option, the Loans and Commitments under the Facility that is the subject of the proposed amendment, waiver, discharge or termination) hereunder to one or more assignees reasonably acceptable (such consent not to be unreasonably withheld or delayed) to (i) the Administrative Agent and (ii) if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the Issuing Banks, in each case, to the extent consent would be required under Section 9.04(b) for an assignment of Loans or commitments, as applicable; provided, that: (a) all Loan Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and the replacement Lender or, at the option of the Borrower, the Borrower shall pay any amount required by Section 2.12(d)(y), if applicable, and (c) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination.  No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of the purchase price specified in clause (b) above.  In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within one (1) Business Day after the Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

Section 2.20          Illegality.  If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Loans whose interest is determined by reference to Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Term Benchmark Loans or to convert ABR Borrowings to Term Benchmark Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), convert all Term Benchmark Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.21         Incremental Commitments.  (a) The Borrower may, by written notice to the Administrative Agent from time to time, establish Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments, as applicable, in an amount not to exceed the Incremental Amount available at the time such Incremental Commitments are established (or at the time any commitment relating thereto is entered into or, at the option of the Borrower, at the time of incurrence of the Incremental Loans thereunder or, with respect to any Incremental Term Loan Commitment and/or Incremental Revolving Facility Commitment established for purposes of financing (1) any Permitted Business Acquisition, New Project or any other acquisition or other Investment that is not prohibited by this Agreement, as of the date the definitive agreement with respect to such Permitted Business Acquisition, New Project, acquisition or other Investment is entered into or (2) any prepayment, reduction, repurchase, redemption, defeasance, satisfaction and discharge or other retirement of Indebtedness for which notice has been (or is required to be) delivered in advance of such prepayment, reduction, repurchase, redemption, defeasance, satisfaction and discharge or other retirement, as of the date such notice is delivered) from one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans and/or Incremental Revolving Facility Commitments, as the case may be, in their own discretion; provided, that each Incremental Revolving Facility Lender providing a commitment to make revolving loans shall be subject to the approval of the Administrative Agent and, to the extent the same would be required for an assignment under Section 9.04, the Issuing Banks and the Swingline Lender (which approvals shall not be unreasonably withheld or delayed) unless such Incremental Revolving Facility Lender is a Revolving Facility Lender.  Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments being established (which shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000, or equal to the remaining Incremental Amount or, in each case, such lesser amount approved by the Administrative Agent), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments are anticipated to become effective, and (iii) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be (x) commitments to make term loans on the same terms as the Term B Loans, or (y) commitments to make term loans with pricing, maturity, amortization, participation in mandatory prepayments and/or other terms different from the Term B Loans  (“Other Term Loans”).

(b)         The Borrower and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender.  Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Facility Commitments; provided, that:

(i)            any commitments to make additional Term B Loans shall have the same terms as the Term B Loans;

(ii)          the Other Term Loans incurred pursuant to clause (a) of this Section 2.21 shall rank pari passu or, at the option of the Borrower, junior in right of security with the Liens on the Collateral securing the Term B Loans or be unsecured (provided, that if such Other Term Loans rank junior in right of security with the Liens on the Collateral securing the Term B Loans, such Other Term Loans shall be subject to a Permitted Junior Intercreditor Agreement and, for the avoidance of doubt, if such Other Term Loans rank junior in right of security with the Liens on the Collateral securing the Term B Loans or are unsecured, such Other Term Loans shall not be subject to clause (vii) below);

(iii)          (A) the final maturity date of any such Other Term Loans shall be no earlier than the Term B Facility Maturity Date; provided that the limitations set forth in this clause (iii)(A) and clause (iv) below shall not apply to Other Term Loans incurred in reliance on this proviso to this clause (iii)(A) (x) in an aggregate principal amount outstanding not to exceed the Permitted Inside Maturity Exclusion, (y) in the form of customary bridge loans or similar financing arrangements, the terms of which provide for an automatic extension of the maturity date thereof, subject to customary conditions, in each case, to a date that would satisfy the requirements of this clause (iii)(A) and clause (iv) below, or (z) in the form of term A loans and (B) except as to pricing, amortization, final maturity date, participation in mandatory prepayments and ranking as to security (which shall, subject to the other clauses of this proviso, be determined by the Borrower and the Incremental Term Lenders in their sole discretion), such Other Term Loans shall have terms, taken as a whole, that are either (x) substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than the terms, taken as a whole, applicable to the Term B Loans (except for covenants or other provisions applicable only to periods after the latest Term Facility Maturity Date in effect at the time such Other Term Loans are incurred) (as determined by the Borrower in good faith) (or, at the option of the Borrower, if more restrictive, the Loan Documents are amended to contain such more restrictive terms to the extent required to satisfy the foregoing standard for so long as such more restrictive terms are in effect), (y) reasonably satisfactory to the Administrative Agent or (z) consistent with then-current market terms (as determined by the Borrower in good faith);

(iv)          the Weighted Average Life to Maturity of any such Other Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term B Loans (subject to the exceptions in the proviso set forth in clause (iii) above);

(v)          the Revolving Facility Loans incurred pursuant to clause (a) of this Section 2.21 shall rank pari passu or, at the option of the Borrower, junior in right of security with the Liens on the Collateral securing the Term B Loans or be unsecured (provided, that if such Revolving Facility Loans rank junior in right of security with the Liens on the Collateral securing the Term B Loans, such Revolving Facility Loans shall be subject to a Permitted Junior Intercreditor Agreement);

(vi)        (A) the Revolving Facility Loans shall have no amortization and (B) except as to pricing, final maturity date, participation in mandatory prepayments and commitment reductions, ranking as to security, financial covenants or any operational or other terms that are customarily specific to revolving credit facilities (as determined by the Borrower in good faith) (which shall, subject to the other clauses of this proviso, be determined by the Borrower and the Incremental Revolving Facility Lenders in their sole discretion), the Revolving Facility Loans shall have terms taken as a whole, that are either (x) substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than the terms, taken as a whole, applicable to the Term B Loans or an existing Class of Revolving Facility Commitments (except for covenants or other provisions applicable only to periods after the latest Revolving Facility Maturity Date in effect at the time such Revolving Facility Loans are incurred) (as determined by the Borrower in good faith) (or, at the option of the Borrower, if more restrictive, the Loan Documents are amended to contain such more restrictive terms to the extent required to satisfy the foregoing standard for so long as such more restrictive terms are in effect), (y) reasonably satisfactory to the Administrative Agent or (z) consistent with then-current market terms (as determined by the Borrower in good faith);

(vii)          with respect to any Subject Term Loan, the All-in Yield of the Subject Term Loan shall not exceed the All-in Yield applicable to the Term B Loans on the Closing Date, except that the All-in Yield in respect of any such Subject Term Loan may exceed the All-in Yield in respect of such Term B Loans on the Closing Date by no more than 1.00%, or if it does so exceed such All-in Yield by more than 1.00% (such difference, the “Term Yield Differential”) then the Applicable Margin (or the “Term SOFR floor” as provided in the following proviso) applicable to such Term B Loans shall be increased such that after giving effect to such increase, the Term Yield Differential shall not exceed 1.00%; provided that, to the extent any portion of the Term Yield Differential is attributable to a higher “Term SOFR floor” being applicable to such Subject Term Loan, such floor shall only be included in the calculation of the Term Yield Differential to the extent such floor is greater than Term SOFR in effect for an Interest Period of three months’ duration at such time, and, with respect to such excess, the “Term SOFR floor” applicable to the outstanding Term B Loans shall be increased to an amount not to exceed the “Term SOFR floor” applicable to such Subject Term Loan prior to any increase in the Applicable Margin applicable to such Term B Loans then outstanding; provided, further, that this clause (vii) shall not be applicable to (x) any Subject Term Loan that is established for purposes of a Permitted Business Acquisition, New Project or other acquisition or Investment permitted hereunder, (y) any Subject Term Loan that has a maturity date that is at least one year after the Term B Facility Maturity Date or (z) any Subject Term Loan that is initially incurred under clause (i) or (iii) of the definition of “Incremental Amount”;

(viii)        such Other Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Term B Loans in any mandatory prepayment hereunder; and

(ix)          (A) there shall be no obligor in respect of any Incremental Term Loan Commitments or Incremental Revolving Facility Commitments that is not a Loan Party and (B) no Incremental Term Loan Commitments or Incremental Revolving Facility Commitments shall be secured by any assets that do not constitute Collateral.

Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement and any other Loan Documents shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments evidenced thereby and any operational or other terms that are customarily specific to revolving credit facilities (as determined by the Borrower in good faith) as provided for in Section 9.08(e).  Any amendment to this Agreement or any other Loan Document as provided for in Section 9.08(e) and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent and the Borrower and furnished to the other parties hereto.

(c)          Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless (i) on the date of such effectiveness, (A) solely to the extent required by the relevant Incremental Assumption Agreement, the conditions set forth in clause (d) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower and (B) if such Incremental Term Loan Commitment or Incremental Revolving Facility Commitment is established for a purpose other than financing (1) any Permitted Business Acquisition, New Project or any other acquisition or other Investment that is not prohibited by this Agreement or (2) any prepayment, reduction, repurchase, redemption, defeasance, satisfaction and discharge or other retirement of Indebtedness for which notice has been (or is required to be) delivered in advance of such prepayment, reduction, repurchase, redemption, defeasance, satisfaction and discharge or other retirement, no Event of Default under Section 7.01 (b), (c), (h) or (i) shall have occurred and be continuing or would result therefrom and (ii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation to the extent required by the relevant Incremental Assumption Agreement and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date under Section 4.02 and such additional customary documents and filings (including amendments or supplements to the Security Documents, which, in the case of such amendments or supplements may be delivered on a post-closing basis to the extent permitted by the applicable Incremental Assumption Agreement, the relevant Security Documents or hereunder) as the Administrative Agent may reasonably request to assure that the Incremental Term Loans and/or Revolving Facility Loans in respect of Incremental Revolving Facility Commitments are secured by Liens on the Collateral ratably with (or, to the extent set forth in the applicable Incremental Assumption Agreement, junior to) one or more Classes of then-existing Term Loans and Revolving Facility Loans.

(d)         Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Other Term Loans of a different Class), when originally made, are included in each Borrowing of the outstanding applicable Class of Term Loans on a pro rata basis, and (ii) all Revolving Facility Loans in respect of Incremental Revolving Facility Commitments (other than Revolving Facility Loans of a different Class), when originally made, are included in each Borrowing of the applicable Class of outstanding Revolving Facility Loans on a pro rata basis. The Borrower agrees that Section 2.16 shall apply to any conversion of Term Benchmark Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

(e)           Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to clauses (e) through (i) of this Section 2.21), pursuant to one or more offers made from time to time by the Borrower to all Lenders of any Class of Term Loans and/or Revolving Facility Commitments, on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class and, in the case of an offer to the Lenders under any Revolving Facility, on the aggregate outstanding Revolving Facility Commitments under such Revolving Facility, as applicable) and on the same terms (“Pro Rata Extension Offers”), the Borrower is hereby permitted to consummate transactions with individual Lenders from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans).  For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, (i) in the case of an offer to the Lenders under any Class of Term Loans, that all of the Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same and (ii) in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Facility Commitments of such Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same.  Any such extension (an “Extension”) agreed to between the Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Incremental Term Loan for such Lender if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”) or an Incremental Revolving Facility Commitment for such Lender if such Lender is extending an existing Revolving Facility Commitment (such extended Revolving Facility Commitment, an “Extended Revolving Facility Commitment” and any Revolving Facility Loans made thereunder, “Extended Revolving Loans”).  Each Pro Rata Extension Offer shall specify the date on which the Borrower proposes that the Extended Term Loan shall be made or Extended Revolving Facility Commitment shall become effective, which shall be a date not earlier than five (5) Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion).

(f)         The Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Facility Commitments of such Extending Lender.  Each Incremental Assumption Agreement shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Facility Commitments; provided, that (i) except as to interest rates, fees and any other pricing terms (which interest rates, fees and other pricing terms shall not be subject to the provisions set forth in Section 2.21(b)(vii)), and amortization, final maturity date and participation in prepayments and commitment reductions (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Borrower and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have terms taken as a whole, that are either (x) substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than the terms, taken as a whole, applicable to an existing Class of Term Loans (except for covenants or other provisions applicable only to periods after the latest Term Facility Maturity Date in effect at the time such Other Term Loans are incurred) (as determined by the Borrower in good faith) (or, at the option of the Borrower, if more restrictive, the Loan Documents are amended to contain such more restrictive terms to the extent required to satisfy the foregoing standard for so long as such more restrictive terms are in effect), (y) reasonably satisfactory to the Administrative Agent or (z) consistent with then-current market terms (as determined by the Borrower in good faith), (ii) the final maturity date of any Extended Term Loans shall be no earlier than the latest Term Facility Maturity Date in effect on the date of incurrence; provided that the limitations set forth in this clause (ii) and clause (iii) below shall not apply to Extended Term Loans (x) in the form of customary bridge loans or similar financing arrangements, the terms of which provide for an automatic extension of the maturity date thereof, subject to customary conditions, in each case, to a date that would satisfy the requirements of this clause (ii) and clause (iii) below, (y) in an aggregate outstanding principal amount not to exceed the Permitted Inside Maturity Exclusion or (z) in the form of term A loans, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans to which such offer relates (subject to the exceptions set forth in the proviso in clause (ii) above), (iv) except as to interest rates, fees, any other pricing terms, participation in mandatory prepayments and commitment reductions, final maturity, ranking as to security, financial covenants or any operational or other terms that are customarily specific to revolving credit facilities (as determined by the Borrower in good faith) (which shall be determined by the Borrower and set forth in the Pro Rata Extension Offer), any Extended Revolving Facility Commitment shall have terms taken as a whole, that are either (x) substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than the terms, taken as a whole, applicable to the Term B Loans or an existing Class of Revolving Facility Commitments (except for covenants or other provisions applicable only to periods after the latest Revolving Facility Maturity Date in effect at the time such Extended Revolving Facility Commitments are entered into) (as determined by the Borrower in good faith) (or, at the option of the Borrower, if more restrictive, the Loan Documents are amended to contain such more restrictive terms to the extent required to satisfy the foregoing standard for so long as such more restrictive terms are in effect), (y) reasonably satisfactory to the Administrative Agent or (z) consistent with then-current market terms (as determined by the Borrower in good faith), and, in respect of any other terms that would affect the rights or duties of any Issuing Bank or Swingline Lender, such terms as shall be reasonably satisfactory to such Issuing Bank or Swingline Lender and (v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Term B Loans in any mandatory prepayment hereunder.  Upon the effectiveness of any Incremental Assumption Agreement, this Agreement and any other Loan Document shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Facility Commitments evidenced thereby and any operational or other terms that are customarily specific to revolving credit facilities (as determined by the Borrower in good faith) as provided for in Section 9.08(e).  Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.  If provided in any Incremental Assumption Agreement with respect to any Extended Revolving Facility Commitments, and with the consent of each Swingline Lender and Issuing Bank, participations in Swingline Loans and Letters of Credit shall be reallocated to lenders holding such Extended Revolving Facility Commitments in the manner specified in such Incremental Assumption Agreement, including upon effectiveness of such Extended Revolving Facility Commitment or upon or prior to the maturity date for any Class of Revolving Facility Commitments.

(g)          Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Facility Commitment will be automatically designated an Extended Revolving Facility Commitment.  For purposes of this Agreement and the other Loan Documents, (i) if such Extending Lender is extending a Term Loan, such Extending Lender will be deemed to have an Incremental Term Loan having the terms of such Extended Term Loan and (ii) if such Extending Lender is extending a Revolving Facility Commitment, such Extending Lender will be deemed to have an Incremental Revolving Facility Commitment having the terms of such Extended Revolving Facility Commitment.

(h)         Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including, without limitation, this Section 2.21), (i) the aggregate amount of Extended Term Loans and Extended Revolving Facility Commitments will not be included in the calculation of the Incremental Amount, (ii) no Extended Term Loan or Extended Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (iii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Facility Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Facility Commitment), (iv) there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Facility Commitment implemented thereby, (v) all Extended Term Loans, Extended Revolving Facility Commitments and all obligations in respect thereof shall be Loan Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that are secured by Liens on the Collateral on a pari passu basis with all other Obligations relating to an existing Class of Term Loans of the relevant Loan Parties under this Agreement and the other Loan Documents, (vi) no Issuing Bank or Swingline Lender shall be obligated to provide Swingline Loans or issue Letters of Credit under such Extended Revolving Facility Commitments unless it shall have consented thereto and (vii) there shall be no obligor in respect of any such Extended Term Loans or Extended Revolving Facility Commitments that is not a Loan Party.

(i)          Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided, that the Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

(j)           Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to clauses (j) through (o) of this Section 2.21), the Borrower may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), which are used to Refinance in whole or in part any Class of Term Loans or the Senior Secured Notes.  Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided, that:

(i)           before and after giving effect to the Borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.01 shall be satisfied to the extent required by the relevant Incremental Assumption Agreement governing such Refinancing Term Loans;

(ii)          the final maturity date of the Refinancing Term Loans shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans or Senior Secured Notes, as applicable; provided, that the limitations set forth in this clause (ii) and clause (iii) below shall not apply to Refinancing Term Loans (A) in an aggregate principal amount outstanding not to exceed the Permitted Inside Maturity Exclusion, (B) in the form of customary bridge loans or similar financing arrangements, the terms of which provide for an automatic extension of the maturity date thereof, subject to customary conditions, in each case, to a date that would satisfy the requirements of this clause (ii) and clause (iii) below, or (C) in the form of term A loans;

(iii)         the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Term Loans or Senior Secured Notes, as applicable (subject to the exceptions set forth in the proviso to clause (ii) above);

(iv)        the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Term Loans or Senior Secured Notes, as applicable, plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(v)          all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in Section 2.21(b)(vii)), final maturity date, amortization and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans) shall, taken as a whole, either be (x) substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than the terms, taken as a whole, applicable to the Term B Loans (except for covenants or other provisions applicable only to periods after the latest Term Facility Maturity Date in effect at the time such Refinancing Term Loans are incurred) (as determined by the Borrower in good faith) (or, at the option of the Borrower, if more restrictive, the Loan Documents are amended to contain such more restrictive terms to the extent required to satisfy the foregoing standard for so long as such more restrictive terms are in effect), (y) reasonably satisfactory to the Administrative Agent or (z) consistent with then-current market terms (as determined by the Borrower in good faith); and

(vi)         there shall be no obligor in respect of such Refinancing Term Loans that is not a Loan Party.

In addition, notwithstanding the foregoing, the Borrower may establish Refinancing Term Loans to refinance and/or replace all or any portion of a Revolving Facility Commitment (regardless of whether Revolving Facility Loans are outstanding under such Revolving Facility Commitments at the time of incurrence of such Refinancing Term Loans), so long as (1) the aggregate principal amount of such Refinancing Term Loans does not exceed the aggregate amount of Revolving Facility Commitments terminated at the time of incurrence thereof plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith, (2) if the Revolving Facility Credit Exposure outstanding on the Refinancing Effective Date would exceed the aggregate amount of Revolving Facility Commitments outstanding in each case after giving effect to the termination of such Revolving Facility Commitments, the Borrower shall take one or more actions such that such Revolving Facility Credit Exposure does not exceed such aggregate amount of Revolving Facility Commitments in effect on the Refinancing Effective Date after giving effect to the termination of such Revolving Facility Commitments (it being understood that (x) such Refinancing Term Loans may be provided by the Lenders holding the Revolving Facility Commitments being terminated and/or by any other person that would be a permitted Assignee hereunder and (y) the proceeds of such Refinancing Term Loans shall not constitute Net Proceeds hereunder), (3) the Weighted Average Life to Maturity of the Refinancing Term Loans (disregarding any customary amortization for this purpose) shall be no shorter than the remaining life to termination of the terminated Revolving Facility Commitments; provided, that the limitations set forth in this clause (3) and clause (4) below shall not apply to Refinancing Term Loans (A) in an aggregate principal amount outstanding not to exceed the Permitted Inside Maturity Exclusion, (B) in the form of customary bridge loans or similar financing arrangements, the terms of which provide for an automatic extension of the maturity date thereof, subject to customary conditions, in each case, to a date that would satisfy the requirements of this clause (3) and clause (4) below, or (C) in the form of term A loans, (4) the final maturity date of the Refinancing Term Loans shall be no earlier than the termination date of the terminated Revolving Facility Commitments (subject to the exceptions set forth in the proviso to clause (3) above), and (5) all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in Section 2.21(b)(vii)), final maturity date, amortization and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans) shall be, taken as a whole, either (x) substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than the terms, taken as a whole, applicable to the Term B Loans (except for covenants or other provisions applicable only to periods after the latest Term Facility Maturity Date in effect at the time such Refinancing Term Loans are incurred) (as determined by the Borrower in good faith) (or, at the option of the Borrower, if more restrictive, the Loan Documents are amended to contain such more restrictive terms to the extent required to satisfy the foregoing standard for so long as such more restrictive terms are in effect), (y) reasonably satisfactory to the Administrative Agent or (z) consistent with then-current market terms (as determined by the Borrower in good faith).

(k)        The Borrower may approach any Lender or any other person that would be a permitted Assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans; provided, that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan.  Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Incremental Assumption Agreement governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Borrower.

(l)           Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to clauses (l) through (o) of this Section 2.21), the Borrower may by written notice to the Administrative Agent establish one or more additional Facilities providing for revolving commitments (“Replacement Revolving Facilities” and the commitments thereunder, “Replacement Revolving Facility Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Class of Revolving Facility Commitments under this Agreement.  Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Borrower proposes that the Replacement Revolving Facility Commitments shall become effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided that:

(i)        before and after giving effect to the establishment of such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date, each of the conditions set forth in Section 4.01 shall be satisfied to the extent required by the relevant Incremental Assumption Agreement governing such Replacement Revolving Facility Commitments;

(ii)       after giving effect to the establishment of any Replacement Revolving Facility Commitments and any concurrent reduction in the aggregate amount of any other Revolving Facility Commitments, the aggregate amount of Revolving Facility Commitments shall not exceed the aggregate amount of the Revolving Facility Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date;

(iii)        no Replacement Revolving Facility Commitments shall have a final maturity date (or require commitment reductions or amortization) prior to the Revolving Facility Maturity Date in effect at the time of incurrence for the Revolving Facility Commitments being replaced;

(iv)        all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms, final maturity date and prepayment and commitment reduction and optional redemption terms, which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility, which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the replacement issuing bank and replacement swingline lender, if any, under such Replacement Revolving Facility Commitments) shall, taken as a whole, either be (x) substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than the terms, taken as a whole, applicable to the Class of Revolving Facility Commitments being replaced (except for covenants or other provisions applicable only to periods after the latest Revolving Facility Maturity Date in effect at the time such Replacement Revolving Facility is incurred) (as determined by the Borrower in good faith) (or, at the option of the Borrower, if more restrictive, the Loan Documents are amended to contain such more restrictive terms to the extent required to satisfy the foregoing standard for so long as such more restrictive terms are in effect), (y) reasonably satisfactory to the Administrative Agent or (z) consistent with then-current market terms (as determined by the Borrower in good faith); and

(v)          there shall be no obligor in respect of such Replacement Revolving Facility that is not a Loan Party.

In addition, the Borrower may establish Replacement Revolving Facility Commitments to refinance and/or replace all or any portion of a Term Loan hereunder (regardless of whether such Term Loan is repaid with the proceeds of Replacement Revolving Loans or otherwise), so long as (1) the aggregate amount of such Replacement Revolving Facility Commitments does not exceed the aggregate principal amount of Term Loans repaid at the time of establishment thereof (it being understood that such Replacement Revolving Facility Commitment may be provided by the Lenders holding the Term Loans being repaid and/or by any other person that would be a permitted Assignee hereunder), (2) before and after giving effect to the establishment such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date each of the conditions set forth in Section 4.01 shall be satisfied to the extent required by the relevant agreement governing such Replacement Revolving Facility Commitments, (3) the remaining life to termination of such Replacement Revolving Facility Commitments shall be no shorter than the Weighted Average Life to Maturity then applicable to the refinanced Term Loans; provided that the limitations set forth in this clause (3) and clause (4) below shall not apply to Replacement Revolving Facility Commitments in an aggregate principal amount outstanding not to exceed the Permitted Inside Maturity Exclusion, (4) the final termination date of the Replacement Revolving Facility Commitments shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans; provided that the limitations set forth in this clause (4) and clause (3) above shall not apply to Replacement Revolving Facility Commitments in an aggregate principal amount outstanding not to exceed the Permitted Inside Maturity Exclusion, (5) with respect to Replacement Revolving Loans secured by Liens on the Collateral that rank junior in right of security to the Liens on the Collateral securing the Term B Loans, such Liens will be subject to a Permitted Junior Intercreditor Agreement and (6) there shall be no obligor in respect of such Replacement Revolving Facility that is not a Loan Party.  Solely to the extent that an Issuing Bank or Swingline Lender is not a replacement issuing bank or replacement swingline lender, as the case may be, under a Replacement Revolving Facility, it is understood and agreed that such Issuing Bank or Swingline Lender shall not be required to issue any letters of credit or swingline loans under such Replacement Revolving Facility and, to the extent it is necessary for such Issuing Bank or Swingline Lender to withdraw as an Issuing Bank or Swingline Lender, as the case may be, at the time of the establishment of such Replacement Revolving Facility, such withdrawal shall be on terms and conditions reasonably satisfactory to such Issuing Bank or Swingline Lender, as the case may be, in its sole discretion.  The Borrower agrees to reimburse each Issuing Bank or Swingline Lender, as the case may be, in full upon demand, for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.

(m)      The Borrower may approach any Lender or any other person that would be a permitted Assignee of a Revolving Facility Commitment pursuant to Section 9.04 to provide all or a portion of the Replacement Revolving Facility Commitments; provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Facility Commitment.  Any Replacement Revolving Facility Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Facility Commitments for all purposes of this Agreement; provided that any Replacement Revolving Facility Commitments may, to the extent provided in the applicable Incremental Assumption Agreement, be designated as an increase in any previously established Class of Revolving Facility Commitments.

(n)        On any Replacement Revolving Facility Effective Date, subject to the satisfaction of the foregoing terms and conditions, each of the Lenders with Replacement Revolving Facility Commitments of such Class shall purchase from each of the other Lenders with Replacement Revolving Facility Commitments of such Class, at the principal amount thereof and in the applicable currencies, such interests in the Replacement Revolving Loans and participations in Letters of Credit and Swingline Loans under such Replacement Revolving Facility Commitments of such Class then outstanding on such Replacement Revolving Facility Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Replacement Revolving Loans and participations of such Replacement Revolving Facility Commitments of such Class will be held by the Lenders thereunder ratably in accordance with their Replacement Revolving Facility Commitments.

(o)       For purposes of this Agreement and the other Loan Documents, (i) if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have an Incremental Term Loan having the terms of such Refinancing Term Loan and (ii) if a Lender is providing a Replacement Revolving Facility Commitment, such Lender will be deemed to have an Incremental Revolving Facility Commitment having the terms of such Replacement Revolving Facility Commitment.  Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including, without limitation, this Section 2.21), (i) the aggregate amount of Refinancing Term Loans and Replacement Revolving Facility Commitments will not be included in the calculation of the Incremental Amount, (ii) no Refinancing Term Loan or Replacement Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (iii) there shall be no condition to any incurrence of any Refinancing Term Loan or Replacement Revolving Facility Commitment at any time or from time to time other than those set forth in clauses (j) or (l) above, as applicable, and (iv) all Refinancing Term Loans, Replacement Revolving Facility Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by Liens on the Collateral on a pari passu basis with or, at the Borrower’s option, junior to all other Obligations under this Agreement and the other Loan Documents.

(p)        Notwithstanding anything in the foregoing to the contrary, (i) for the purpose of determining the number of outstanding Term Benchmark Borrowings upon the incurrence of any Incremental Loans, (x) to the extent the last date of Interest Periods for multiple Term Benchmark Borrowings under the Term Facilities fall on the same day, such Term Benchmark Borrowings shall be considered a single Term Benchmark Borrowing and (y) to the extent the last date of Interest Periods for multiple Term Benchmark Borrowings under the Revolving Facilities fall on the same day, such Term Benchmark Borrowings shall be considered a single Term Benchmark Borrowing and (ii) the initial Interest Period with respect to any Term Benchmark Borrowing of Incremental Loans may, at the Borrower’s option, be of a duration that is not specified in the definition of “Interest Period” to correspond to the next succeeding Interest Payment Date applicable to any then-outstanding Term Benchmark Borrowing, and the Term SOFR with respect to such initial Interest Period shall be the same as the Term SOFR applicable to any then-outstanding Term Benchmark Borrowing as the Borrower may direct, so long as the last day of such initial Interest Period is the same as the last day of the Interest Period with respect to such outstanding Term Benchmark Borrowing.

Section 2.22         Defaulting Lender.  (a) Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)           Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Majority Lenders”, “Required Lenders” or “Required Revolving Facility Lenders.”

(ii)        Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder, third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05(j), fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(j), sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)             Certain Fees.

(A)        No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender.

(B)         Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the available balance of Letters of Credit for which it has provided Cash Collateral.

(C)        With respect to any Commitment Fee or L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)        Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata Commitments (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Facility Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)            Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within three (3) Business Days following the written request of (i) the Administrative Agent or (ii) the Swingline Lender or any Issuing Bank, as applicable (with a copy to the Administrative Agent) (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.05(j).

(b)        Defaulting Lender Cure.  If the Borrower, the Administrative Agent and the Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Facility Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Revolving Facility Commitments (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)        New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Banks shall not be required to issue, extend or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III

Representations and Warranties

On the date of each Credit Event (other than the Closing Date, except as set forth in Section 4.01(b)(i)), the Borrower represents and warrants to each of the Lenders that:

Section 3.01        Organization; Powers.  Except as set forth on Schedule 3.01, each of Holdings (prior to a Qualified IPO of the Borrower), the Borrower and each of the Material Subsidiaries (a) is a partnership, limited liability company, corporation or other entity duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States of America) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder; except in each case of clauses (a) (other than with respect to the Borrower), (b) (other than with respect to the Borrower) and (c), to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 3.02         Authorization. The execution, delivery and performance by the Borrower and each of the Subsidiary Loan Parties and, in the case of Section 3.02(a) and 3.02(b)(i)(B), Holdings (prior to a Qualified IPO of the Borrower), of each of the Loan Documents to which it is a party and, in the case of the Borrower, the Borrowings hereunder (a) have been duly authorized by all corporate, stockholder, partnership, limited liability company action or similar action required to be obtained by Holdings, the Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to the Borrower or any such Subsidiary Loan Party, (B) the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of Holdings, the Borrower, or any such Subsidiary Loan Party, (C) any applicable order of any court or any rule, regulation or order of any Governmental Authority applicable to the Borrower or any such Subsidiary Loan Party or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

Section 3.03       Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower and each Subsidiary Loan Party that is party thereto and the Holdings Guarantee and Pledge Agreement when executed and delivered by Holdings will constitute, a legal, valid and binding obligation of such Loan Party enforceable against the Borrower, such Subsidiary Loan Party and Holdings, as applicable, in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing and (iv) any foreign laws, rules and regulations as they relate to pledges of Equity Interests of Foreign Subsidiaries that are not Loan Parties.

Section 3.04        Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document to which the Borrower or any Subsidiary Loan Party is a party, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) [reserved], (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04 and any other filings or other actions required by the Security Documents.

Section 3.05         Financial Statements. The audited consolidated balance sheets of the Company and its consolidated subsidiaries as of December 31, 2023 and December 31, 2024 and the related statements of consolidated operations, consolidated comprehensive (loss) income, consolidated cash flows and changes in consolidated equity of the Company and its consolidated subsidiaries for the fiscal years ended December 31, 2023 and December 31, 2024, including the notes thereto, present fairly in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates and for the periods referred to therein and the results of operations and cash flows for the periods then ended, and, except as set forth on Schedule 3.05 or as indicated in such financial statements or in the notes to financial statements, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.

Section 3.06         No Material Adverse Effect. Since the Closing Date, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07      Title to Properties; Possession Under Leases.  (a) Each of the Borrower and the Subsidiaries has good and marketable title in fee simple or equivalent to, or easements or valid leasehold interests in, or other limited property interests in, all its Real Properties  and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All such properties and assets are free and clear of Liens, other than Permitted Liens or Liens arising by operation of law.  The Equity Interests of the Borrower owned by Holdings (prior to a Qualified IPO of the Borrower) are free and clear of Liens, other than Liens permitted by Article VIA.

(b)        The Borrower and each of the Subsidiaries has complied with all material obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.

Section 3.08       Subsidiaries. (a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any such Subsidiary.

(b)        As of the Closing Date, after giving effect to the Transactions, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors (or entities controlled by directors) and shares held by directors (or entities controlled by directors)) relating to any Equity Interests of the Borrower or any of the Subsidiaries, except as set forth on Schedule 3.08(b).

Section 3.09         Litigation; Compliance with Laws.  (a) There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of the Subsidiaries or any business, property or rights of any such person (including those that involve any Loan Document) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except for any action, suit or proceeding at law or in equity or by or on behalf of any Governmental Authority or in arbitration which has been disclosed in any of the Company’s public filings with the Securities and Exchange Commission prior to the Closing Date or which arises out of the same facts and circumstances, and alleges substantially the same complaints and damages, as any action, suit or proceeding so disclosed and in which there has been no material adverse change since the date of such disclosure.

(b)        None of the Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are the subject of Section 3.16) or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10         Federal Reserve Regulations.  Neither the making of any Loan (or the issuance of any Letter of Credit) hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

Section 3.11        Investment Company Act.  None of Holdings (prior to a Qualified IPO of the Borrower), the Borrower and the Subsidiaries is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.12        Use of Proceeds.  (a) The Borrower will use the proceeds of the Revolving Facility Loans and Swingline Loans, and may request the issuance of Letters of Credit, solely for general corporate purposes (including, without limitation, for Permitted Business Acquisitions, Investments, New Projects, Capital Expenditures and, in the case of Letters of Credit, for the backstop or replacement of existing letters of credit) and (b) the Borrower will use the proceeds of the Term B Loans made on the Closing Date to finance a portion of the Transactions and for the payment of Transaction Expenses.

Section 3.13         Taxes.  (a)  Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and each of the Subsidiaries has filed or caused to be filed all U.S. federal, state, local and non-U.S. Tax returns required to have been filed by it (including in its capacity as withholding agent) and each such Tax return is true and correct;

(b)       Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and each of the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due), except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP; and

(c)        Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, as of the Closing Date, with respect to the Borrower and each of the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

Section 3.14      No Material Misstatements.  (a) All written factual information (other than the Projections, forward looking information and information of a general economic nature or general industry nature) (the “Information”) that has been made available by or on behalf of the Borrower or any of its representatives concerning the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Lender Presentation or otherwise prepared by or on behalf of the foregoing and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (to the extent such Information relates to the Company and its subsidiaries on or prior to the Closing Date, to the Borrower’s knowledge), when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates provided thereto).

(b)       The Projections and other forward looking information and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date such Projections and information were furnished to the Lenders (it being understood that such Projections are as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, such differences may be material, and that no assurance can be given that the projected results will be realized).

(c)        As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

Section 3.15         Employee Benefit Plans.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:  (i) no Reportable Event has occurred during the past five years as to which the Borrower, any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (ii) no ERISA Event has occurred or is reasonably expected to occur; and (iii) none of the Borrower, the Subsidiaries or any of their ERISA Affiliates has received any written notification that any Multiemployer Plan has been terminated within the meaning of Title IV of ERISA.

Section 3.16         Environmental Matters.  Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (i) no written notice, request for information, order, complaint or penalty has been received by the Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any of its Subsidiaries, (ii) each of the Borrower and its Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all Environmental Laws (“Environmental Permits”) and is in compliance with the terms of such Environmental Permits and with all other Environmental Laws, (iii) no Hazardous Material is located at, on or under any property currently or, to the Borrower’s knowledge, formerly owned, operated or leased by the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled, disposed of or controlled, transported or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws or Environmental Permits, (iv) there are no agreements in which the Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the Closing Date, and (v) there has been no material written environmental assessment or audit conducted (other than customary assessments not revealing anything that would reasonably be expected to result in a Material Adverse Effect), by or on behalf of the Borrower or any of the Subsidiaries of any property currently or, to the Borrower’s knowledge, formerly owned or leased by the Borrower or any of the Subsidiaries that has not been made available to the Administrative Agent prior to the Closing Date.

Section 3.17         Security Documents.  (a) Each of the Collateral Agreement and the Holdings Guarantee and Pledge Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties), in each case, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  As of the Closing Date, in the case of the Pledged Collateral described in the Collateral Agreement and the Holdings Guarantee and Pledge Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the applicable Security Document are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than Intellectual Property), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements (subject to Permitted Liens).

(b)        When the Collateral Agreement or an ancillary document thereunder is properly filed and recorded in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected (subject to exceptions arising from defects in the chain of title, which defects in the aggregate do not constitute a Material Adverse Effect hereunder) Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the material United States Intellectual Property included in the Collateral (but, in the case of the United States registered copyrights included in the Collateral, only to the extent such United States registered copyrights are listed in such ancillary document filed with the United States Copyright Office) listed in such ancillary document, in each case subject to Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on material registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Borrower or the Subsidiary Loan Parties after the Closing Date).

(c)         [Reserved].

(d)        Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

Section 3.18          [Reserved].

Section 3.19        Solvency.  (a) As of the Closing Date, immediately after giving effect to the consummation of the Transactions on the Closing Date, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b)        As of the Closing Date, immediately after giving effect to the consummation of the Transactions on the Closing Date, the Borrower does not intend to, and the Borrower does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 3.20         Labor Matters.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes pending or threatened against the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which the Borrower or any of the Subsidiaries (or any predecessor) is bound.

Section 3.21          Insurance.  Schedule 3.21 sets forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by or on behalf of the Borrower or the Subsidiaries as of the Closing Date.  As of such date, such insurance is in full force and effect.

Section 3.22          No Default.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 3.23         Intellectual Property; Licenses, Etc.  Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 3.23, (a) the Borrower and each of its Subsidiaries owns, or possesses the right to use, all Intellectual Property used or held for use in or otherwise reasonably necessary for the present conduct of their respective businesses, (b) to the knowledge of the Borrower, the Borrower and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property of any person, and (c) to the knowledge of the Borrower, no claim or litigation regarding any of the Intellectual Property owned by the Borrower and its Subsidiaries is pending or threatened in writing.

Section 3.24          Senior Debt.  The Loan Obligations constitute “Senior Debt” (or the equivalent thereof) under the documentation governing any Material Indebtedness of any Loan Party permitted to be incurred hereunder constituting Indebtedness that is subordinated in right of payment to the Loan Obligations.

Section 3.25          USA PATRIOT Act; OFAC.

(a)        The Borrower and each Subsidiary Loan Party is in compliance in all material respects with the applicable material provisions of the USA PATRIOT Act, and, (i) at least three (3) Business Days prior to the Closing Date, the Borrower has provided to the Administrative Agent all information related to the Loan Parties (including names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent not less than 10 Business Days prior to the Closing Date and mutually agreed to be required under “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to be obtained by the Administrative Agent or any Lender and (ii) at least three (3) Business Days prior to the Closing Date, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has reasonably requested, in a written notice to the Borrower not less than 10 Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower, shall have received such Beneficial Ownership Certification.

(b)         None of Holdings, the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any of the Subsidiaries is the target of any Sanctions Laws.

(c)        The Borrower will not directly or knowingly indirectly use the proceeds of the Loans or use the Letters of Credit or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person that is currently the target of any Sanctions Laws or for the purpose of funding, financing or facilitating any activities, business or transaction with or in any country that is the target of the Sanctions Laws, to the extent such activities, businesses or transaction would be prohibited by sanctions laws and regulations administered by the United States, including OFAC and the U.S. State Department, the United Nations Security Council, His Majesty’s Treasury, the European Union or relevant member states of the European Union (collectively, the “Sanctions Laws”), or in any manner that would result in the violation of any Sanctions Laws applicable to any party hereto.

Section 3.26          Foreign Corrupt Practices Act.

(a)         Holdings, the Borrower and its Subsidiaries, and, to the knowledge of the Borrower or any of its Subsidiaries, their directors, officers, agents or employees, are in compliance with the U.S. Foreign Corrupt Practices Act of 1977 or similar law of a jurisdiction in which the Borrower or any of its Subsidiaries conduct their business and to which they are lawfully subject (“Anti-Corruption Laws”), in each case, in all material respects.

(b)        No part of the proceeds of the Loans made and no Letters of Credit issued hereunder will be directly or knowingly indirectly used to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment in violation of any Anti-Corruption Laws.

ARTICLE IV

Conditions of Lending

The obligations of (a) the Lenders (including the Swingline Lender) to make Loans and (b) any Issuing Bank to issue or amend Letters of Credit (each, a “Credit Event”) are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

Section 4.01        All Credit Events.  On the date of each Borrowing and on the date of each issuance or amendment of a Letter of Credit (in each case, other than pursuant to an Incremental Assumption Agreement):

(a)         The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b)         In the case of each Credit Event that occurs on the Closing Date, (i) the Specified Representations shall be true and correct in all material respects on the Closing Date and (ii) the Company Representations shall be true and correct in all material respects.

(c)        In the case of each Credit Event that occurs after the Closing Date (other than an amendment of a Letter of Credit without any increase in the available balance of such Letter of Credit), the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, in each case, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(d)         In the case of each Borrowing or other Credit Event that occurs after the Closing Date, at the time of and immediately after such Borrowing or issuance or amendment of a Letter of Credit (other than an amendment of a Letter of Credit without any increase in the available balance of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

(e)         Each Borrowing and other Credit Event that occurs after the Closing Date shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing or issuance or amendment of a Letter of Credit, as applicable, as to the matters specified in paragraphs (c) and (d) of this Section 4.01.

Section 4.02          First Credit Event.  On or prior to the Closing Date:

(a)        The Administrative Agent (or its counsel) shall have received from each of Holdings, the Borrower and the Lenders (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Agreement by electronic transmission (e.g., “pdf”)) that such party has signed a counterpart of this Agreement.

(b)        The Administrative Agent shall have received, on behalf of itself and the Lenders, a written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, as special counsel for the Loan Parties (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders on the Closing Date and (C) covering such customary matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(c)        The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying:

(i)         that attached thereto is a copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent documents, including all amendments thereto, of such Loan Party, (1) certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, or (2) otherwise certified by the Secretary or Assistant Secretary of such Loan Party or other person duly authorized by the constituent documents of such Loan Party,

(ii)        that attached thereto is a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such Loan Party’s jurisdiction of organization) of such Loan Party as of a recent date from such Secretary of State (or other similar official),

(iii)         that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (iv) below,

(iv)         that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents dated as of the Closing Date to which such person is a party and, in the case of the Borrower, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(v)         as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and

(vi)        as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party.

(d)        The Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code, tax and judgment, United States Patent and Trademark Office and United States Copyright Office filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the closing under this Agreement, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made).

(e)       The closing of the Tender Offer and the Merger shall have been consummated or shall be consummated substantially simultaneously or substantially concurrently with the closing under this Agreement substantially on the terms described in the Merger Agreement.

(f)         Prior to, simultaneously, substantially concurrently or substantially simultaneously with the closing under this Agreement, an amount in cash shall have been contributed, directly or indirectly, to Holdings in the form of common equity or other Equity Interests on terms reasonably acceptable to the Administrative Agent, and which shall have been further contributed to the Borrower in the form of common equity (the “Equity Contribution”), which will cause the Equity Interests of Holdings (including roll-over or contributed Equity Interests) to represent not less than 40% of the Total Pro Forma Consolidated Capitalization of Holdings as of the Closing Date.

(g)          [Reserved].

(h)          Since the date of the Merger Agreement, there shall have not occurred any Effect (as defined in the Merger Agreement) that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Merger Agreement).

(i)          The Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit C and signed by a Financial Officer of the Borrower confirming the solvency of the Borrower and its Subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions on the Closing Date.

(j)         The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced at least three (3) Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document on or prior to the Closing Date (which amounts may be offset against the proceeds of the Loans).

(k)       Except as set forth in Schedule 5.12 (which, for the avoidance of doubt, shall override the applicable clauses of the definition of “Collateral and Guarantee Requirement”) and subject to the grace periods and post-closing periods set forth in such definition, the Collateral and Guarantee Requirement shall be satisfied (or waived) as of the Closing Date.

(l)       The Administrative Agent shall have received all documentation and other information reasonably required by Section 3.25(a), to the extent such information has been reasonably requested not less than 10 Business Days prior to the Closing Date; provided that, with respect to any Lender that has requested information of the type described in clause (ii) of Section 3.25(a), this condition shall be deemed satisfied as it relates to such request by such Lender upon the execution and delivery of such Lender’s signature page to this Agreement.

(m)       The Borrower shall have delivered to the Administrative Agent a certificate dated as of the Closing Date, to the effect set forth in Section 4.01(b)(i) hereof.

For purposes of determining compliance with the conditions specified in Section 4.01 and this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and, in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, it is understood that to the extent any lien search, insurance certificate, endorsement or other closing deliverable or security interest in the intended Collateral or any deliverable (including those referred to in Sections 4.02(d) and (k)) related to the provision and/or perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a Uniform Commercial Code financing statement or the possession of the stock certificates of the Borrower or any wholly-owned Domestic Subsidiary (to the extent, with respect to such Subsidiaries, such stock certificates are received by the Borrower from the Company on or prior to the Closing Date after the Borrower has used commercially reasonable efforts to do so)) is not or cannot be provided and/or perfected on the Closing Date (1) without undue burden or expense or (2) after the Borrower has used commercially reasonable efforts to do so, then the provision of any lien search, insurance certificate, endorsement or other closing deliverable or the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Commitments or any Borrowing on the Closing Date but, to the extent otherwise required hereunder, shall be delivered after the Closing Date in accordance with Section 5.12.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

Section 5.01         Existence; Business and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted under Section 6.05, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution.

(b)        Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as not prohibited by this Agreement).

Section 5.02          Insurance.  (a)  Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts (giving effect to self-insurance) and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and cause the Collateral Agent to be listed as an additional insured on general liability policies.  Notwithstanding the foregoing, the Borrower and the Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

(b)          In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i)          the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank or their agents or employees.  If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Borrower, on behalf of itself and on behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank and their agents and employees;

(ii)          the designation of any form, type or amount of insurance coverage by the Collateral Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and the Subsidiaries or the protection of their properties; and

(iii)          the amount and type of insurance that the Borrower and its Subsidiaries has in effect as of the Closing Date satisfies for all purposes the requirements of this Section 5.02.

Section 5.03          Taxes.  Pay its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and the Borrower or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04          Financial Statements, Reports, Etc.  Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)        within 150 days after the end of the fiscal year ending in December 2025 and within 120 days after the end of each fiscal year thereafter, a consolidated balance sheet and related consolidated statements of operations, cash flows and owners’ equity showing the financial position of the Reporting Entity and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and, starting with the fiscal year ending in December 2026, setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related consolidated statements of operations, cash flows and owners’ equity shall be accompanied by customary management’s discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Borrower or any Material Subsidiary as a going concern on a consolidated basis, other than with respect to, or resulting from, an upcoming maturity date under any series of indebtedness, any breach of a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period or the activities, operations, financial results, assets or liabilities of an Unrestricted Subsidiary (but which opinion may, for the avoidance of doubt, contain an explanatory note, emphasis of matter or similar paragraph)) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Reporting Entity and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Reporting Entity of annual reports on Form 10-K (or any successor or comparable form) of the Reporting Entity and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b)          within 90 days after the end of the fiscal quarters ending in June 2025, September 2025 and March 2026 and within 60 days after the end of each of the first three fiscal quarters of each fiscal year thereafter (commencing with the fiscal quarter ending in June 2026), a consolidated balance sheet and related consolidated statements of operations and cash flows showing the financial position of the Reporting Entity and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and, starting with the fiscal quarter ending in June 2026, setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail, which consolidated balance sheet and related consolidated statements of operations and cash flows shall be accompanied by customary management’s discussion and analysis and shall be certified by a Financial Officer of the Reporting Entity on behalf of the Reporting Entity as fairly presenting, in all material respects, the financial position and results of operations of the Reporting Entity and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Reporting Entity of quarterly reports on Form 10-Q (or any successor or comparable form) of the Reporting Entity and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein); provided that, with respect to the Transactions and any acquisition, Investment or similar transaction consummated after the Closing Date, the financial statements delivered pursuant to this clause (b) shall not be required to reflect purchase accounting adjustments relating thereto until the delivery of financial statements under clause (a) above;

(c)         concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this Section 5.04(c) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth the calculation and uses of the Cumulative Credit for the fiscal period then ended if the Borrower shall have used the Cumulative Credit (other than pursuant to clause (a) of the definition of “Cumulative Credit”) for any purpose during such fiscal period;

(d)      promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings (prior to a Qualified IPO of the Borrower), the Borrower or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower (or Holdings or any Parent Entity referred to in Section 5.04(i)) or the website of the SEC;

(e)      upon the reasonable request of the Administrative Agent not more frequently than once a year, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this clause (e) or Section 5.10(f);

(f)        promptly, from time to time, (i) such other customary information regarding the operations, business affairs and financial condition of Holdings (prior to a Qualified IPO of the Borrower), the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document that is reasonably available to the Borrower as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender); provided that in connection with the foregoing, the Borrower will not be required to provide any trade secrets or information to the extent that the provision thereof would violate any law, rule or regulation, contractual obligation, fiduciary duty or any obligation of confidentiality owing to a third party binding on the Borrower or its Affiliates, or waive any attorney-client privilege of the Borrower or its Affiliates; provided that no such obligations of confidentiality shall be entered into in contemplation of this clause (f)(i) and in the event the Borrower does not provide information in reliance on this clause (f)(i), if permitted to do so under such confidentiality obligations the Borrower shall provide notice to the Administrative Agent that such information is being withheld and the Borrower shall use its commercially reasonable efforts to obtain the relevant consents and to communicate, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation and to the extent such communication would not risk waiver of privilege, the applicable information; and (ii) information and documentation regarding the Borrower and the Guarantors reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) required under applicable “know your customer” requirements under the USA PATRIOT Act or other applicable anti-money laundering laws and the Beneficial Ownership Regulation;

(g)        the financial statements, information and other documents required to be provided in clauses (a) and (b) of this Section 5.04 may be those of the Borrower, Holdings or any Parent Entity (any such entity that produces such financial statements, information or other documents, the “Reporting Entity”), so long as in the case of any Parent Entity either (1) such Parent Entity shall not conduct, transact or otherwise engage, or commit to conduct, transact or otherwise engage, in any material business or operations other than its direct or indirect ownership of all of the Equity Interests in, and its management of, the Borrower or (2) if otherwise, the financial information so delivered shall be accompanied by a reasonably detailed description of the quantitative differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand; and

(h)        no later than 10 Business Days after the delivery of the financial statements required pursuant to clauses (a) and (b) of this Section 5.04, commencing with the financial statements for the first full fiscal period ending after the Closing Date, the Borrower shall hold a customary conference call for Lenders; provided that, for so long as the Borrower or any Parent Entity is a public company, no conference call will be required for any fiscal period unless the Borrower or such Parent Entity, as applicable, holds a public earnings call in respect of such fiscal period (and, in that case, the quarterly conference call required pursuant to this paragraph will be held no later than ten Business Days after the date of such public earnings call).

The Borrower hereby acknowledges and agrees that all financial statements furnished pursuant to clauses (a), (b) and (d) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 9.17 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Borrower otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).

Section 5.05          Litigation and Other Notices.  Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of Holdings (prior to a Qualified IPO of the Borrower) or the Borrower obtains actual knowledge thereof:

(a)        any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)        the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings (prior to a Qualified IPO of the Borrower), the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)      any other development specific to Holdings (prior to a Qualified IPO of the Borrower), the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d)       the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

Section 5.06      Compliance with Laws.  Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.  The Borrower shall have adopted and will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions Laws in connection with the Borrower’s or its Subsidiaries’ business operations.

Section 5.07       Maintaining Records; Access to Properties and Inspections.  Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Holdings (prior to a Qualified IPO of the Borrower), the Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Holdings (prior to a Qualified IPO of the Borrower) or the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Holdings (prior to a Qualified IPO of the Borrower) or the Borrower to discuss the affairs, finances and condition of Holdings (prior to a Qualified IPO of the Borrower), the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (so long as the Borrower has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract.

Section 5.08      Use of Proceeds.  Use the proceeds of the Loans made and use the Letters of Credit issued in the manner contemplated by Section 3.12.

Section 5.09        Compliance with Environmental Laws.  Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10        Further Assurances; Additional Security.  Subject to the ABL Intercreditor Agreement, the First Lien/First Lien Intercreditor Agreement and any other Intercreditor Agreement:

(a)        Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements,  and other documents), that the Administrative Agent may reasonably request (including, without limitation, those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request by the Administrative Agent, evidence readily available to the Borrower that is reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)         If any asset that has an individual fair market value (as determined in good faith by the Borrower) in an amount greater than $20,000,000 is acquired by the Borrower or any Subsidiary Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and (y) assets constituting Excluded Property), the Borrower or such Subsidiary Loan Party, as applicable, will (i) notify the Collateral Agent and the Administrative Agent of such acquisition or ownership and (ii) cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Obligations and take, and cause such Subsidiary Loan Party, as applicable, to take, such actions as shall be reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in clause (a) of this Section 5.10, all at the expense of the Loan Parties, subject to clause (g) below.

(c)         [Reserved].

(d)       If any additional direct or indirect Subsidiary of the Borrower is formed or acquired after the Closing Date (including, without limitation, pursuant to a Delaware LLC Division) (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary or any Excluded Subsidiary ceasing to be an Excluded Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Subsidiary Loan Party, within 15 Business Days after the date such Subsidiary is formed or acquired (or such longer period as the Administrative Agent may agree in its reasonable discretion), notify the Collateral Agent  and the Administrative Agent thereof and, within 20 Business Days after the date such Subsidiary is formed or acquired or such longer period as the Administrative Agent may agree in its reasonable discretion (or such longer period as set forth in the definition of “Collateral and Guarantee Requirement” or as the Administrative Agent may agree in its reasonable discretion, as applicable), cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of the Borrower or any Subsidiary Loan Party, subject to clause (g) below.

(e)      If any additional Foreign Subsidiary of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a “first tier” Foreign Subsidiary of the Borrower or any Subsidiary Loan Party, within 15 Business Days after the date such Foreign Subsidiary is formed or acquired (or such longer period as the Administrative Agent may agree in its reasonable discretion), notify the Collateral Agent and the Administrative Agent thereof and, within 50 Business Days after the date such Foreign Subsidiary is formed or acquired or such longer period as the Administrative Agent may agree in its reasonable discretion, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Foreign Subsidiary owned by or on behalf of the Borrower or any Subsidiary Loan Party, subject to clause (g) below.

(f)         Furnish to the Collateral Agent and the Administrative Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s jurisdiction of organization or (D) in the location of the chief executive office of any Loan Party that is not a registered organization; provided, that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within 30 days following such change (or such longer period as the Administrative Agent may agree in its reasonable discretion), under the Uniform Commercial Code that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

(g)         The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”): (i) any Real Property, (ii) (1) motor vehicles and other assets subject to certificates of title, (2) letter of credit rights (other than to the extent a Lien on such assets or such rights can be perfected by filing a Uniform Commercial Code financing statement) and (3) commercial tort claims with a value of less than $20,000,000, (iii) pledges and security interests prohibited by applicable law, rule, regulation or contractual obligation (with respect to any such contractual obligation, only to the extent such restriction is permitted under Section 6.09(c) and such restriction is (1) binding on such assets (x) on the Closing Date or (y) on the date of the acquisition thereof and not entered into in contemplation thereof (other than in connection with the incurrence of Indebtedness of the type contemplated by Section 6.01(i)) or (2) entered into in connection with the incurrence of Indebtedness of the type contemplated by Section 6.01(i)) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable provisions under Article 9 of the Uniform Commercial Code) or which could require consent, approval, license or authorization of a Governmental Authority to be pledged (unless such consent, approval, license or authorization has been received), (iv) assets to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences as determined in good faith by the Borrower, (v) any lease, license or other agreement to the extent that a grant of a security interest therein would violate applicable law or violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Borrower or any Guarantor) after giving effect to the applicable anti-assignment provisions under Article 9 of the Uniform Commercial Code, (vi) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost or other consequence of obtaining such a security interest in favor of the Secured Parties or perfection thereof are excessive in relation to the value afforded thereby, (vii) any governmental or regulatory licenses or state, provincial, territorial, municipal or local licenses, franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions under Article 9 of the Uniform Commercial Code, (viii) any “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, unless and until an Amendment to Allege Use or a Statement of Use under Section 1(c) or 1(d) of the Lanham Act has been filed with or accepted by the United States Patent and Trademark Office, (ix) other customary exclusions under applicable local law or in applicable local jurisdictions set forth in any applicable Security Documents or otherwise separately agreed in writing between the Administrative Agent and the Borrower, (x) Securitization Assets sold to any Special Purpose Securitization Subsidiary or otherwise pledged, factored, transferred or sold, including in connection with any Permitted Securitization Financing or other factoring, securitization, receivables sale, receivables financing or similar arrangement not prohibited under this Agreement, and any other assets subject to Liens securing Permitted Securitization Financings or other factoring, securitization, receivables sale, receivables financing or similar arrangement not prohibited under this Agreement, (xi) any Excluded Securities, (xii) any Third Party Funds, (xiii) any equipment or other asset that is subject to a Lien permitted by any of clauses (c), (i), (j), (p), (u), (aa), (ee), (ff), (mm) or (oo) of Section 6.02 or is otherwise subject to acquired debt, purchase money debt, a Sale and Lease-Back Transaction or a Capitalized Lease Obligation, in each case, as permitted by Section 6.01, if the contract or other agreement providing for such debt, Sale and Lease-Back Transaction or Capitalized Lease Obligation prohibits or requires the consent of any person (other than the Borrower or any Guarantor) as a condition to the creation of any other security interest on such equipment or asset and, in each case, such prohibition or requirement is permitted hereunder (after giving effect to the applicable anti-assignment provisions under Article 9 of the Uniform Commercial Code or other applicable law), (xiv) all assets of Holdings other than, prior to a Qualified IPO of the Borrower, Equity Interests of the Borrower directly held by Holdings and pledged pursuant to the Holdings Guarantee and Pledge Agreement, (xv) any other exceptions mutually agreed upon between the Borrower and the Administrative Agent, (xvi) any Excluded Deposit Accounts (as defined in the ABL Credit Agreement) and (xvii) in the case of assets that would otherwise constitute Shared ABL Collateral, any asset at any time that does not constitute collateral under the ABL Credit Agreement or any refinancing or replacement thereof at such time; provided, that the Borrower may in its sole discretion elect to exclude any property from the definition of “Excluded Property”.  Notwithstanding anything herein or in any other Loan Document to the contrary, (A) the Administrative Agent may grant extensions of time or waivers of requirements for the creation or perfection of security interests or other Liens in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense or by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, (B) no control agreement or control, lockbox or similar arrangement shall be required with respect to any deposit accounts, securities accounts or commodities accounts, (C) no landlord, mortgagee or bailee waivers shall be required, (D) no security documents governed by a law other than the laws of the United States or perfection under a law other than the laws of the United States shall be required, (E) no notice shall be required to be sent to insurers, account debtors or other contractual third parties when no Event of Default has occurred and is continuing and (F) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents, the ABL Intercreditor Agreement, the First Lien/First Lien Intercreditor Agreement and any other applicable Intercreditor Agreement.

Section 5.11          Rating.  Exercise commercially reasonable efforts to obtain and to maintain (a) public ratings (but not to obtain a specific rating) from Moody’s and S&P for the Term B Loans and (b) public corporate credit ratings and corporate family ratings (but, in each case, not to obtain a specific rating) from Moody’s and S&P in respect of the Borrower.

Section 5.12        Post-Closing. Take all necessary actions to satisfy the items described on Schedule 5.12 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its reasonable discretion).

Section 5.13         Transactions with Affiliates. (a) Take actions to not and to not permit any of the Subsidiaries to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than the Borrower, Holdings, and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction) in a transaction (or series of related transactions) involving aggregate consideration in excess of the greater of $350,000,000 and 5% of Consolidated Total Assets, unless such transaction is (i) otherwise permitted (or required) under this Agreement, (ii) upon terms that are substantially no less favorable, when taken as a whole, to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined by the Board of Directors of the Borrower or such Subsidiary in good faith or (iii) approved by a majority of the Disinterested Directors of the Borrower.

        (b)          The foregoing clause (a) shall not apply to the following, to the extent not otherwise prohibited under this Agreement,

(i)         any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of Holdings (or any Parent Entity) or of the Borrower,

(ii)         loans or advances to officers, directors, employees or consultants of Holdings (or any Parent Entity), the Borrower or any of the Subsidiaries in accordance with Section 6.04(e),

(iii)         transactions among the Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which the Borrower or a Subsidiary is the surviving or continuing entity),

(iv)        the payment of fees, reasonable out-of-pocket costs and indemnities and employment and severance arrangements provided to, or on behalf of or for the benefit of, directors, officers, consultants and employees of Holdings, any Parent Entity, the Borrower or any of the Subsidiaries in the ordinary course of business,

(v)        subject to the limitations set forth in Section 5.13(b)(xiv), if applicable, the Transactions and any transactions pursuant to the Transaction Documents and permitted transactions, agreements and arrangements in existence on the Closing Date and, to the extent involving aggregate consideration in excess of $10,000,000, set forth on Schedule 5.13 or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not materially adverse to the Lenders when taken as a whole (as determined by the Borrower in good faith),

(vi)      (A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii)       Restricted Payments permitted under Section 6.06, including payments to Holdings (or any Parent Entity), Investments permitted under Section 6.04 and payments or other distributions of, or in respect of, Junior Financing permitted by Section 6.09(b)(i),

(viii)      any purchase by Holdings of the Equity Interests of the Borrower; provided, that any Equity Interests of the Borrower purchased by Holdings (prior to a Qualified IPO of the Borrower) shall be pledged to the Collateral Agent (and Holdings shall deliver the relevant certificates or other instruments (if any) representing such Equity Interests to the Collateral Agent) on behalf of the Secured Parties to the extent required by the Holdings Guarantee and Pledge Agreement,

(ix)          payments by the Borrower or any of the Subsidiaries to any Co-Investor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Borrower in good faith,

(x)          transactions for the purchase or sale of goods, equipment, products, parts and services (including property management and similar services) entered into in the ordinary course of business or consistent with past practice or industry norm,

(xi)        any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Borrower qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable, when taken as a whole, to the Borrower or the applicable Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair, when taken as a whole, to the Borrower or the applicable Subsidiary, as applicable, from a financial point of view,

(xii)      subject to subclause (xiv) below, if applicable, the payment of all fees, expenses, bonuses and awards related to the Transactions, including fees to any Co-Investor,

(xiii)      transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business or consistent with past practice or industry norm,

(xiv)      any agreement to pay, and the payment of, monitoring, consulting, management, transaction, advisory or similar fees payable to Parent, any Co-Investor or any other direct or indirect holder of Equity Interests of the Borrower (A) in an aggregate amount in any fiscal year not to exceed the sum of (1) the greater of $175,000,000 and 2.5% of Consolidated Total Assets, plus reasonable out of pocket costs and expenses in connection therewith in any fiscal year and unpaid amounts for any prior periods from and including the fiscal year in which the Closing Date occurs; plus (2) any deferred, accrued or other fees in respect of any fiscal years from and including the fiscal year in which the Closing Date occurs (to the extent such fees in the aggregate do not exceed the amounts described in clause (A)(1) above in respect of such fiscal years), plus (B) 1.00% of the value of transactions with respect to which any Co-Investor (or such other direct or indirect holder of Equity Interests of the Borrower) provides any transaction, advisory or other services (including in connection with the Transactions), plus (C) the present value of all future amounts payable pursuant to any agreement referred to in clause (A)(1) above in connection with the termination of such agreement,

(xv)      the issuance, sale or transfer of Equity Interests of the Borrower or any Subsidiary to Holdings (or any Parent Entity) and capital contributions by Holdings (or any Parent Entity) to the Borrower or any Subsidiary,

(xvi)      the issuance, sale or transfer of Equity Interests to the management of Holdings, any Parent Entity, the Borrower or any Subsidiary in connection with the Transactions,

(xvii)     the entering into of any tax sharing agreement or arrangement and payments by Holdings (or any Parent Entity), the Borrower and the Subsidiaries pursuant to a tax sharing agreement or arrangement (whether written or as a matter of practice) to the extent that any such payment complies with clause (v) of Section 6.06(b),

(xviii)     transactions pursuant to any Permitted Securitization Financing or a receivables sale or financing,

(xix)      payments, loans (or cancellation of loans) or advances to officers, directors, employees or consultants that are (i) approved by a majority of the Disinterested Directors of Holdings (or any Parent Entity) or the Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement,

(xx)       transactions with customers, clients, lessors, landlords, suppliers, contractors or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice or industry norm otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Subsidiaries (in the good faith determination of the Borrower),

(xxi)      transactions between the Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Borrower or any direct or indirect parent company of the Borrower; provided, however, that (A) such director abstains from voting as a director of the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other person and (B) such person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity,

(xxii)      transactions not prohibited by, and complying with, the provisions of Section 6.05,

(xxiii)   intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Borrower and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein, and

(xxiv)     (i) investments by Affiliates of the Borrower in securities or loans of the Borrower or any Subsidiary (and payment of reasonable out-of-pocket fees and expenses incurred by the Co-Investors in connection therewith) so long as the investment is being generally offered to other investors on the same or more favorable terms and (ii) payments to Affiliates of the Borrower in respect of securities or loans or other investments of the Borrower or any Subsidiary contemplated in the foregoing subclause (i) or that were acquired from persons other than the Borrower or any Subsidiary, in each case in accordance with the terms of such securities or loans or other investments (or other terms not materially less favorable to the Borrower or such Subsidiary, taken as a whole, than such terms (as determined by the Borrower in good faith)).

Notwithstanding the foregoing, the Co-Investors and their respective Affiliates, shall in each case not be considered an Affiliate of the Borrower or its Subsidiaries with respect to any transaction so long as such transaction is in the ordinary course of business or pursuant to an operations management agreement, management services agreement, transition services agreement, license agreement, commercial agreement, supply agreement, shared services agreement or other similar agreement entered into with the Borrower and/or its Subsidiaries or, in each case, amendments, modifications or supplements thereto or replacements thereof that are not materially adverse, taken as a whole, to the Borrower or its Subsidiaries (as determined by the Borrower in good faith).

Section 5.14         Business of the Borrower and the Subsidiaries. Take actions to not engage at any time to any material respect in any business or business activity substantially different from a business or business activities conducted by the Borrower or the Subsidiaries on the Closing Date or any Similar Business, or in the case of a Special Purpose Securitization Subsidiary, Permitted Securitization Financings.

Section 5.15       Fiscal Year. In the case of the Borrower, maintain its fiscal year as in effect on the Closing Date unless prior notice has been given to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect any such change in fiscal year.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of the Subsidiaries to:

Section 6.01          Indebtedness.  Incur, create, assume or permit to exist any Indebtedness, except:

(a)       (i) Indebtedness existing or committed on the Closing Date (provided, that any such Indebtedness that is (x) not intercompany Indebtedness and (y) in excess of $10,000,000 shall be set forth on Schedule 6.01) and (ii) any Permitted Refinancing Indebtedness in respect thereof (other than intercompany Indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Borrower or any Subsidiary);

(b)       (i) Indebtedness created hereunder (including pursuant to Section 2.21) and under the other Loan Documents and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(c)        Indebtedness of the Borrower or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes, Commercial Agreements entered into in the ordinary course of business and for non-speculative purposes and Supply Chain Financings;

(d)      (i) Indebtedness constituting reimbursement obligations with respect to letters of credit, bankers acceptances and bank guarantees or similar credit transactions issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, letters of credit issued to any Governmental Authority or required by any Governmental Authority, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims and (ii) obligations in respect of self-insurance and obligations (including reimbursement obligations with respect to L/C Instruments and similar instruments) in respect of performance, bid, appeal and surety bonds, performance and completion guarantees and similar obligations provided by the Borrower or any Subsidiary in the ordinary course of business or consistent with past practice or industry norm, or issued to any Governmental Authority or required by such Governmental Authority;

(e)        Indebtedness of the Borrower to Holdings or any Subsidiary and of any Subsidiary to Holdings, the Borrower or any other Subsidiary; provided, that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, cash pooling, tax and accounting operations of the Borrower and its Subsidiaries) Indebtedness owed by any Loan Party to any Subsidiary that is not a Loan Party incurred pursuant to this Section 6.01(e) shall be subordinated to the Loan Obligations under this Agreement on subordination terms described in the intercompany note substantially in the form of Exhibit J hereto or on substantially identical subordination terms or other subordination terms reasonably satisfactory to the Administrative Agent and the Borrower;

(f)       Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, trade contracts, tender, stay, statutory, judgment, appeal, advance payment, indemnities, supply chain financing transactions, export or import transactions, customs, sales, value added or similar taxes, revenue bonds and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry norm, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry norm or issued to any Governmental Authority or required by such Governmental Authority;

(g)        Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, or other cash management services;

(h)        (i) Indebtedness of a Subsidiary acquired after the Closing Date or a person amalgamated, merged or consolidated with the Borrower or any Subsidiary after the Closing Date and Indebtedness otherwise incurred or assumed by the Borrower or any Subsidiary in connection with the acquisition of assets or Equity Interests (including a Permitted Business Acquisition or merger, consolidation or amalgamation) or other Investments or New Projects, where such acquisition, merger, consolidation, amalgamation, Investment or New Project is not prohibited by this Agreement; provided, that (1) (x) in the case of any such Indebtedness secured by Liens on the Collateral that are Other First Liens, the Net First Lien Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger, consolidation, amalgamation, Investment or New Project, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions is (I) not greater than 4.30 to 1.00 or (II) no greater than the Net First Lien Leverage Ratio in effect immediately prior thereto, (y) in the case of any such Indebtedness secured by Liens on the Collateral that are Junior Liens, the Net Secured Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger, consolidation, amalgamation, Investment or New Project, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions is (I) not greater than 4.80 to 1.00 or (II) no greater than the Net Secured Leverage Ratio in effect immediately prior thereto and (z) in the case of any other such Indebtedness, either (I) the Interest Coverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger, consolidation, amalgamation, Investment or New Project, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions is (A) not less than 2.00 to 1.00 or (B) no less than the Interest Coverage Ratio in effect immediately prior thereto or (II) the Net Total Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger, consolidation, amalgamation, Investment or New Project, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions is (A) not greater than 5.05 to 1.00 or (B) no greater than the Net Total Leverage Ratio in effect immediately prior thereto and (2) an additional amount of Indebtedness in excess of the amount permitted by the foregoing clause (1) shall be permitted pursuant to this Section 6.01(h)(i) so long as, immediately after giving effect to the incurrence or assumption of such Indebtedness and the use of proceeds thereof, the aggregate outstanding principal amount of such Indebtedness, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(h)(i)(2), would not exceed the greater of $1,050,000,000 and 15% of Consolidated Total Assets and (ii) any Permitted Refinancing Indebtedness in respect of the foregoing;

(i)         (i) Capitalized Lease Obligations, mortgage financings and other Indebtedness incurred by the Borrower or any Subsidiary prior to or within 365 days after the acquisition, lease, construction, installation, maintenance, service, repair, replacement, remodeling, modernization, expansion, upgrade, development, update or improvement of the respective property (real or personal), equipment or other asset (whether through the direct purchase of property or the Equity Interest of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, installation, maintenance, services, repair, replacement, remodeling, modernization, upgrade, development, expansion, update or improvement, in an aggregate principal amount outstanding that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(i)(i), would not exceed the greater of $520,000,000 and 7.5% of Consolidated Total Assets, (ii) Indebtedness (including Capitalized Lease Obligations) incurred by the Borrower or any Subsidiary to finance (whether prior to or within 365 days after) the acquisition, lease, construction, installation, maintenance, service, repair, replacement, remodeling, modernization, expansion, upgrade, development, update or improvement of property (real or personal), equipment or other assets (whether through the direct purchase of property or the Equity Interest of any person owning such property) used or useful in the business of the Borrower and its Subsidiaries and (iii) any Permitted Refinancing Indebtedness in respect of the foregoing;

(j)          (i) Capitalized Lease Obligations and any other Indebtedness incurred by the Borrower or any Subsidiary arising from any Sale and Lease-Back Transaction and (ii) any Permitted Refinancing Indebtedness in respect of the foregoing;

(k)        (i) Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(k), would not exceed the greater of $1,050,000,000 and 15% of Consolidated Total Assets; provided that the aggregate outstanding principal amount of Indebtedness incurred utilizing this clause (k)(i) shall reduce the availability under clause (i)(a)(y) of the definition of “Incremental Amount” for so long as such Indebtedness remains outstanding, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(l)         (i) Indebtedness of the Borrower or any Subsidiary in an aggregate outstanding principal amount not greater than 200% of the amount of net cash proceeds received by the Borrower after the Closing Date (x) from the issuance or sale of its Qualified Equity Interests, (y) from a contribution to its common equity or (z) that becomes part of the capital of the Borrower through consolidation, amalgamation or merger achieved through the issuance of, or in exchange for, Equity Interests of the Borrower, Holdings or any Parent Entity (in each case of (x), (y) and (z), other than proceeds from the sale of Equity Interests to, or contributions from, the Borrower or any of its Subsidiaries), to the extent such net cash proceeds do not constitute Excluded Contributions and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(m)      Guarantees by the Borrower or any Subsidiary of any Indebtedness of the Borrower or any Subsidiary permitted to be incurred under this Agreement; provided, that Guarantees by the Borrower or any Subsidiary Loan Party under this Section 6.01(m) of any Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Loan Obligations to at least the same extent as such underlying Indebtedness is subordinated to such other Indebtedness;

(n)      Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price, deferred purchase price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the Transactions, any Permitted Business Acquisition, any New Projects, other Investments or the acquisition or disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(o)        Indebtedness in respect of L/C Instruments or similar instruments issued to support performance obligations and commercial letters of credit (other than obligations in respect of other Indebtedness), in each case, in the ordinary course of business or consistent with past practice or industry norm;

(p)        Guarantees by the Borrower or any Subsidiary of Indebtedness under customer financing lines of credit entered into in the ordinary course of business or consistent with past practice or industry norm;

(q)        (i) Indebtedness secured by Liens on the Collateral that are Other First Liens so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Net First Lien Leverage Ratio on a Pro Forma Basis is (I) not greater than 4.30 to 1.00 or (II) no greater than the Net First Lien Leverage Ratio in effect immediately prior thereto and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(r)        (i) Indebtedness secured by Liens on the Collateral that are Junior Liens so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Net Secured Leverage Ratio on a Pro Forma Basis is (I) not greater than 4.80 to 1.00 or (II) no greater than the Net Secured Leverage Ratio in effect immediately prior thereto and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(s)        (i) Indebtedness so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, either (x) the Interest Coverage Ratio on a Pro Forma Basis is (I) not less than 2.00 to 1.00 or (II) no less than the Interest Coverage Ratio in effect immediately prior thereto or (y) the Net Total Leverage Ratio on a Pro Forma Basis is (I) not greater than 5.05 to 1.00 or (II) no greater than the Net Total Leverage Ratio in effect immediately prior thereto and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(t)       (i) Indebtedness of Subsidiaries that are not Subsidiary Loan Parties in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(t), would not exceed the greater of $1,050,000,000 and 15% of Consolidated Total Assets, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(u)       (i) Indebtedness incurred in the ordinary course of business or consistent with past practice or industry norm in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business or consistent with past practice or industry norm and not in connection with the borrowing of money or any Hedging Agreements and (ii) to the extent constituting Indebtedness, customer deposits and advance payments (including progress payments) received in the ordinary course of business or consistent with past practice or industry norm from customers for goods and services;

(v)        Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) or any Subsidiary incurred in the ordinary course of business or consistent with past practice or industry norm;

(w)        (i) Indebtedness in connection with (x) Permitted Securitization Financings, (y) receivables sales and financings, factorings or similar arrangements; provided that, in the case of this clause (y), recourse to the Borrower or any Guarantor in connection with such transactions shall be limited to the extent customary (as determined by the Borrower in good faith) for similar transactions in the applicable jurisdictions and (z) other receivables sales and financings, factorings or similar arrangements in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(w)(i)(z), would not exceed the greater of $240,000,000 and 3.5% of Consolidated Total Assets and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(x)         obligations in respect of Cash Management Agreements;

(y)         (i) Refinancing Notes and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(z)        (i) Indebtedness in an aggregate principal amount outstanding not to exceed at the time of incurrence the Incremental Amount available at such time and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(aa)     (i) Indebtedness in an aggregate principal amount outstanding not to exceed at the time of incurrence the Available RP Capacity Amount available at such time and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(bb)     (i) Indebtedness of, incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(bb), would not exceed the greater of $700,000,000 and 10% of Consolidated Total Assets, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(cc)      Indebtedness issued by the Borrower or any Subsidiary to current or former officers, directors, employees or consultants thereof or of Holdings or any Parent Entity, their respective Immediate Family Members to finance the purchase or redemption of Equity Interests of the Borrower, Holdings or any Parent Entity not prohibited by Section 6.06;

(dd)     Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Business Acquisitions, New Projects or any other Investment or acquisition permitted hereunder;

(ee)      Indebtedness of the Borrower or any Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business or consistent with past practice or industry norm in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Borrower and its Subsidiaries;

(ff)     Indebtedness consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice or industry norm or (iii) obligations to reacquire assets in connection with customer financing arrangements in the ordinary course of business or consistent with past practice or industry norm;

(gg)      Indebtedness (i) supported by a letter of credit, in a principal amount not in excess of the available balance of such letter of credit (or a letter of credit or bank guarantee issued under any other revolving credit facility (including the ABL Credit Agreement) or letter of credit facility not prohibited by Section 6.01) or (ii) in respect of cash management services;

(hh)      (i) Indebtedness, including in respect of the ABL Credit Agreement, in an aggregate principal amount outstanding pursuant to this Section 6.01(hh)(i) not to exceed the greater of (A) the amount of the Borrowing Base at the time of incurrence calculated on a Pro Forma Basis after giving pro forma effect to the incurrence of such Indebtedness and the use of proceeds thereof and any and any relevant pro forma event in connection therewith and (B) the sum of (I) $2,000,000,000 plus (II) the greater of $1,075,000,000 and 1.00 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period at the time of incurrence and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(ii)      (i) Indebtedness under bilateral, working capital or local facilities in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(ii)(i), would not exceed the greater of $520,000,000 and 7.5% of Consolidated Total Assets, (ii) Indebtedness under bilateral, working capital or local facilities incurred for working capital purposes and (iii) any Permitted Refinancing Indebtedness in respect of the foregoing;

(jj)        (i) Indebtedness, including in respect of the Senior Secured Notes, in an aggregate principal amount outstanding pursuant to this Section 6.01(jj)(i) not to exceed $2,250,000,000 and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(kk)       [reserved];

(ll)       guarantees in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners incurred in the ordinary course of business or consistent with past practice or industry norm;

(mm)    until such time as any such Indebtedness is released therefrom, Indebtedness the proceeds of which have been deposited into escrow pursuant to customary escrow arrangements pending the release thereof; and

(nn)     all premium (if any, including tender premiums) expenses, defeasance costs, interest (including post-petition interest or capitalized interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (mm) above or refinancings thereof.

For purposes of determining compliance with this Section 6.01 or Section 6.02, the amount of any Indebtedness or Liens denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness or Liens incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness (including Indebtedness under the ABL Credit Agreement)) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness or Liens incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness (including Indebtedness under the ABL Credit Agreement)) after the Closing Date, on the date on which such Indebtedness or Liens was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness (including Indebtedness under the ABL Credit Agreement)); provided, that if such Indebtedness or Liens is incurred to refinance other Indebtedness or Liens denominated in a currency other than Dollars (or in a different currency from the Indebtedness or Liens being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness or Liens does not exceed (i) the outstanding or, if greater, committed principal amount of such Indebtedness or Liens being refinanced plus (ii) an amount equal to the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), accrued interest, defeasance costs and other costs and expenses (including original issue discount) incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 6.01, (A) Indebtedness (or portion thereof) need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (nn) (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Incremental Amount” or “Available RP Capacity Amount”) but may be permitted in part under any combination thereof, (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (nn) (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Incremental Amount” or “Available RP Capacity Amount”), the Borrower may, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and at the time of incurrence, division, classification or reclassification will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or any portion thereof) when calculating the amount of Indebtedness (or any portion thereof) that may be incurred, divided, classified or reclassified pursuant to any other clause (or any portion thereof) at such time (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Incremental Amount” or “Available RP Capacity Amount”); provided, that (x) all Indebtedness outstanding on the Closing Date under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 6.01, (y) all Indebtedness outstanding on the Closing Date under the ABL Credit Agreement shall at all times be deemed to have been incurred pursuant to clause (hh) of this Section 6.01 and (z) all Indebtedness outstanding on the Closing Date in respect of the Senior Secured Notes shall at all times be deemed to have been incurred pursuant to clause (jj) of this Section 6.01, (C) in connection with (1) the incurrence of revolving loan Indebtedness under this Section 6.01 or (2) any commitment or other transaction relating to the incurrence of Indebtedness under this Section 6.01 (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Incremental Amount” or “Available RP Capacity Amount”) and the granting of any Lien to secure such Indebtedness, the Borrower may designate the incurrence of such Indebtedness and the granting of such Lien therefor as having occurred on the date of first incurrence of such revolving loan Indebtedness or commitment or intention to consummate such transaction (such date, the “Deemed Date”) (or, at the election of the Borrower or applicable Subsidiary, on any date subsequent thereto, even if a prior date was previously the Deemed Date hereunder, in which case from and after such election such subsequent date shall be deemed the “Deemed Date” hereunder), and any related subsequent actual incurrence and the granting of such Lien therefor will be deemed for purposes of this Section 6.01 and Section 6.02 of this Agreement to have been incurred or granted on such Deemed Date, including, without limitation, for purposes of calculating usage of any baskets hereunder (if applicable), Consolidated Total Assets, the Net Total Leverage Ratio, the Net Secured Leverage Ratio, the Net First Lien Leverage Ratio, the Interest Coverage Ratio and EBITDA (and all such calculations, without duplication, on the Deemed Date and on any subsequent date until such commitment is funded or terminated or such transaction is consummated or abandoned or such election is rescinded shall be made on a Pro Forma Basis after giving effect to the deemed incurrence, the granting of any Lien therefor and related transactions in connection therewith) and (D) for purposes of calculating the Interest Coverage Ratio, the Net Total Leverage Ratio, the Net Secured Leverage Ratio and the Net First Lien Leverage Ratio under Section 6.01(h), (q), (r), (s) and/or (z) on any date of incurrence of Indebtedness pursuant to such Section 6.01(h), (q), (r), (s) and/or (z), the net cash proceeds funded by financing sources upon the incurrence of such Indebtedness incurred at such time of calculation shall not be netted against the applicable amount of Consolidated Debt for purposes of such calculation of the Interest Coverage Ratio, the Net Total Leverage Ratio, the Net Secured Leverage Ratio or the Net First Lien Leverage Ratio, as applicable, at such time.  In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 6.02       Liens.  Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of the Borrower or any Subsidiary at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a)       Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date (or created following the Closing Date pursuant to agreements in existence on the Closing Date (or refinancings thereof) requiring the creation of such Liens) and, to the extent securing Indebtedness in an aggregate principal amount in excess of $10,000,000, set forth on Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date or are obligated to secure as of the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, (B) proceeds and products thereof and (C) improvements or accessions to the property covered by such Lien;

(b)         any Lien created under the Loan Documents (including Liens created under the Security Documents securing obligations in respect of Secured Hedge Agreements, Secured Cash Management Agreements, Secured Commercial Agreements and Secured Supply Chain Financings);

(c)      any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that (i) in the case of Liens that do not extend to the Collateral, such Lien does not apply to any other property or assets of the Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset, Investment or New Project, and, in each case, accessions and additions thereto and proceeds and products thereof (and other than after-acquired property required to be subjected to such Lien pursuant to the terms of such Indebtedness (and refinancings thereof)), (ii) in the case of Liens on the Collateral that are (or are intended to be) junior in priority to the Liens on the Collateral securing the Term B Loans, such Liens shall be subject to a Permitted Junior Intercreditor Agreement and (iii) in the case of Liens on the Collateral that are (or are intended to be) pari passu with the Liens on the Collateral securing the Term B Loans, such Liens shall be subject to a Permitted Pari Passu Intercreditor Agreement;

(d)       Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in compliance with Section 5.03;

(e)        Liens imposed by law, such as landlord’s (including for this purpose landlord’s Liens created pursuant to the applicable lease), carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f)        (i) pledges and deposits or other security provided and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, health, disability or other employee benefits, unemployment insurance, employers’ health tax and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(g)         deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including L/C Instruments in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry norm;

(h)      zoning restrictions, easements, survey exceptions, ground leases, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, servitudes, declarations, homeowners’ associations and similar agreements and other restrictions (including minor defects and irregularities in title and similar encumbrances) on or with respect to the use of Real Property, towers, electric lines, telegraph and telephone and cable television lines, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary or consistent with past practice or industry norm;

(i)        Liens securing Indebtedness permitted by Section 6.01(i) or (j); provided, that such Liens do not apply to any property or assets of the Borrower or any Subsidiary other than the property or assets acquired, leased, constructed, installed, maintained, serviced, replaced, repaired, remodeled, modernized, upgraded, developed, updated or improved with such Indebtedness (or the Indebtedness Refinanced thereby) or Disposed of in the applicable Sale and Lease-Back Transaction, and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property (and other after-acquired property required to be subjected to such Liens pursuant to the terms of such Indebtedness (and refinancings thereof)); provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates) (it being understood that with respect to any Liens on the Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness, if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on such Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness shall also be Junior Liens);

(j)        Liens arising out of Sale and Lease-Back Transactions, so long as such Liens attach only to the property Disposed of and being leased in such transaction and any accessions and additions thereto, proceeds and products thereof, customary security deposits and related property (and other after-acquired property required to be subjected to such Liens pursuant to the terms of such Indebtedness (and refinancings thereof));

(k)        Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l)        Liens registered on the title insurance policies and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (unless such prior Lien provided for it to apply to additional Real Property upon acquisition by the Borrower or a Subsidiary of such additional Real Property) and any accessions and additions thereto or proceeds and products thereof and related property; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m)       any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business or consistent with past practice or industry norm;

(n)        Liens that are contractual rights of set-off (and related pledges) (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Borrower or any Subsidiary in the ordinary course of business or consistent with past practice or industry norm;

(o)       Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iv) in respect of Third Party Funds or (v) in favor of credit card companies pursuant to agreements therewith;

(p)      Liens securing obligations in respect of trade-related letters of credit, bankers’ acceptances or similar obligations and completion guarantees permitted under Section 6.01(f), (k) or (o) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bankers’ acceptances or similar obligations and completion guarantees and the proceeds and products thereof;

(q)         leases or subleases, licenses or sublicenses (including with respect to Intellectual Property) granted to others in the ordinary course of business or consistent with past practice or industry norm (including rights granted to lessees related to quiet enjoyment and purchase rights at the end of such leasing arrangement) not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(r)          Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods;

(s)         Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Permitted Business Acquisition or other Investment or acquisition or New Project permitted hereunder;

(t)         (i) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations of a Subsidiary that is not a Loan Party permitted under Section 6.01 and (ii) Liens with respect to property or assets of the applicable joint venture or the Equity Interests of such joint venture securing Indebtedness permitted under Section 6.01(bb) (it being understood that with respect to any Liens on the Collateral being incurred under this clause (t)(ii) to secure Permitted Refinancing Indebtedness, if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on such Collateral being incurred under this clause (t)(ii) to secure Permitted Refinancing Indebtedness shall also be Junior Liens);

(u)        Liens on any amounts held by a trustee or agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(v)      the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(w)       agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory or equipment consigned by the Borrower or any of its Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(x)      Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or other obligations not constituting Indebtedness or purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or equivalent filings;

(y)        Liens (i) on Equity Interests of, or loans to, joint ventures (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) on Equity Interests of, or loans to, Unrestricted Subsidiaries;

(z)        Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(aa)     Liens in respect of (i) Permitted Securitization Financings and (ii) receivables sales and financings, factorings or similar arrangements that extend only to the assets subject thereto (and the related collection accounts, insurance policies and other assets customarily securing such types of financings) and, in the case of Permitted Securitization Financings, Equity Interests of Special Purpose Securitization Subsidiaries;

(bb)      Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(cc)      in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(dd)       Liens securing Indebtedness or other obligations of the Borrower or a Subsidiary in favor of the Borrower or any Subsidiary;

(ee)       Liens (i) on not more than $15,000,000 of deposits securing Hedging Agreements and Commercial Agreements entered into for non-speculative purposes and (ii) on cash or Permitted Investments securing Hedging Agreements and Commercial Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirement of Law;

(ff)       Liens on goods, inventory or equipment the purchase, shipment or storage price of which is financed by a letter of credit, bank guarantee, warehouse receipt or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business or consistent with past practice or industry norm; provided, that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee, warehouse receipt or banker’s acceptance to the extent permitted under Section 6.01;

(gg)       Liens on the Collateral that are Junior Liens;

(hh)     Liens, including Liens on the Collateral that are Other First Liens, so long as immediately after giving effect to the incurrence of the Indebtedness secured by such Liens and the use of proceeds thereof, the Net First Lien Leverage Ratio on a Pro Forma Basis is either (i) not greater than 4.30 to 1.00 or (ii) no greater than the Net First Lien Leverage Ratio in effect immediately prior thereto;

(ii)         (i) Liens on Collateral that are Other First Liens, so long as such Other First Liens secure Indebtedness permitted by Section 6.01(b), 6.01(h)(i)(1)(x), 6.01(h)(i)(2), 6.01(q), 6.01(y), 6.01(z) or 6.01(jj) (and, in each case, Permitted Refinancing Indebtedness in respect thereof), (ii) Liens on Collateral that are Junior Liens, so long as such Junior Liens secure Indebtedness permitted by Section 6.01(b), 6.01(h)(i)(1)(y), 6.01(h)(i)(2), 6.01(r), 6.01(y), 6.01(z) or 6.01(jj)  (and, in each case, Permitted Refinancing Indebtedness in respect thereof), (iii) Liens with respect to any property or assets of the Borrower or any Subsidiary (other than Liens on Shared Term Collateral that rank pari passu with the Liens thereon securing the Term B Loans (but including, for the avoidance of doubt, (x) Senior Liens, (y) Liens on Shared ABL Collateral that rank pari passu with the Liens thereon securing the Term B Loans and (z) Liens on the Shared Term Collateral that rank junior to the Liens thereon securing the Term B Loans)), so long as such Liens secure obligations in respect of Indebtedness permitted by Section 6.01(hh) (and Permitted Refinancing Indebtedness in respect thereof) and obligations in respect of Hedging Agreements, Cash Management Agreements, Commercial Agreements and Supply Chain Financings and (iv) Liens to secure Indebtedness permitted by Section 6.01(i), 6.01(k), 6.01(l), 6.01(aa) and 6.01(ii) (and, in each case, Permitted Refinancing Indebtedness in respect thereof);

(jj)        (i) Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods or equipment by the Borrower or any of the Subsidiaries in the ordinary course of business or consistent with past practice or industry norm, (ii) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement not prohibited by this Agreement and (iii) Liens (A) on cash advances in favor of (x) the seller of any property to be acquired in an Investment permitted hereunder to be applied against the purchase price for such Investment or (y) the buyer of any property to be disposed of to secure obligations in respect of indemnification, termination fee or similar seller obligations and (B) consisting of an agreement to dispose of any property in a disposition, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(kk)    Liens to secure any Indebtedness issued or incurred to Refinance (or successive Indebtedness issued or incurred for subsequent Refinancings) as a whole, or in part, any Indebtedness secured by any Lien not prohibited by this Section 6.02; provided, however, that (u) with respect to any Liens on the Collateral being incurred under this clause (kk), if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then such Liens on such Collateral being incurred under this clause (kk) shall also be Junior Liens, (v) with respect to any Liens on the Collateral being incurred under this clause (kk), if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Other First Liens, then such Liens on such Collateral being incurred under this clause (kk) may also be Other First Liens or Junior Liens, (w) with respect to any Liens on the Collateral being incurred under this clause (kk), if Liens on the Shared ABL Collateral securing the Indebtedness being Refinanced (if any) were Senior Liens, then such Liens on such Shared ABL Collateral being incurred under this clause (kk) may also be Senior Liens, (x) (other than Liens contemplated by the foregoing clauses (u), (v) and (w)) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being Refinanced), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, (B) an amount equal to unpaid accrued interest and premium (including tender premiums) and (C) an amount equal to any associated fees, underwriting discounts, premiums (including tender premiums), accrued interest, defeasance costs, commissions and other costs and expenses (including original issue discount and mortgage and similar taxes), and (z) on the date of the incurrence or issuance of the Indebtedness secured by such Liens, the grantors of any such Liens shall be no different from the grantors of the Liens securing the Indebtedness being Refinanced or grantors that would have been obligated to secure such Indebtedness or a Loan Party;

(ll)       Liens with respect to property or assets of the Borrower or any Subsidiary securing obligations in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such obligations, together with the aggregate principal amount outstanding of any other obligations secured by Liens pursuant to this Section 6.02(ll), would not exceed the greater of $1,050,000,000 and 15% of Consolidated Total Assets;

(mm)    Liens on property of, or on Equity Interests or Indebtedness of, any person existing at the time (A) such person becomes a Subsidiary of the Borrower or (B) such person or property is acquired by the Borrower or any Subsidiary; provided that (i) such Liens do not extend to any other assets of the Borrower or any Subsidiary (other than accessions and additions thereto and proceeds or products thereof and other than after-acquired property) and (ii) such Liens secure only those obligations which they secure on the date such person becomes a Subsidiary or the date of such acquisition (and any extensions, renewals, replacements or refinancings thereof);

(nn)     Liens (i) on inventory held by and granted to a local distribution company in the ordinary course of business and (ii) in accounts purchased and collected by and granted to a local distribution company that has agreed to make payments to the Borrower or any of its Subsidiaries for such amounts in the ordinary course of business;

(oo)      deposits with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries in the ordinary course of business or consistent with past practice or industry norm of the Borrower and such Subsidiary to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(pp)     Liens on equipment of the Borrower or any Subsidiary granted in the ordinary course of business or consistent with past practice or industry norm;

(qq)      Liens on property or assets not constituting Collateral to the extent securing obligations that are otherwise permitted under this Agreement;

(rr)       Liens, deposits and security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations or business of the Borrower and its Subsidiaries in the ordinary course of business or consistent with past practice or industry norm;

(ss)       receipt of progress payments and advances from customers in the ordinary course of business or consistent with past practice or industry norm to the extent the same creates a Lien on the related inventory and proceeds thereof and Liens on property or assets under construction arising from progress or partial payments by a third party relating to such property or assets;

(tt)        Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any environmental law;

(uu)      the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown under Canadian law and any statutory exceptions to title under Canadian law;

(vv)      pledges or deposits or other security provided to secure the utility obligations of the Borrower or any Subsidiary incurred in the ordinary course of business or consistent with past practice or industry norm;

(ww)    restrictions by Governmental Authorities on the operations, business or assets of the Borrower or any Subsidiary that are customary in the Borrower’s or such Subsidiary’s businesses;

(xx)      (i) mortgages, Liens, security interests, encumbrances or any other matters that have been placed by Governmental Authority, developer, landlord or other third party on property over which the Borrower or any Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any Real Property;

(yy)    Liens arising under the PBA or other applicable pension standards legislation in Canada in respect of pension plan contribution amounts not yet due; and

(zz)       the rights reserved or vested in any person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof.

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness (or portion thereof) need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (zz) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (zz), the Borrower may, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.02 and at the time of incurrence, division, classification or reclassification will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses (or any portion thereof) and such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or any portion thereof) when calculating the amount of Liens or Indebtedness (or any portion thereof) that may be incurred, divided, classified or reclassified pursuant to any other clause (or any portion thereof) at such time.  In addition, with respect to any Indebtedness that is designated to be incurred on any Deemed Date pursuant to clause (C) of the second to last paragraph of Section 6.01, any Lien that does or that shall secure such Indebtedness may also be designated by the Borrower or any Subsidiary to be incurred on such Deemed Date and, in such event, any related subsequent actual incurrence of such Lien shall be deemed for purposes of Section 6.01 and 6.02 of this Agreement, without duplication, to be incurred on such prior date (and on any subsequent date until such commitment is funded or terminated or such election is rescinded or until such time as the related Indebtedness is no longer deemed outstanding pursuant to clause (C) of the second to last paragraph of Section 6.01), including for purposes of calculating usage of any Permitted Lien.  In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

Section 6.03          [Reserved].

Section 6.04         Investments, Loans and Advances.  (i) Purchase or acquire (including pursuant to any merger or amalgamation with a person that is not a Wholly Owned Subsidiary immediately prior to such merger or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans or advances to or Guarantees of the Indebtedness of any other person (other than in respect of (A) intercompany liabilities incurred in connection with the cash management, cash pooling, tax and accounting operations of the Borrower and the Subsidiaries and (B) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-overs or extensions of terms) and made in the ordinary course of business or consistent with past practice or industry norm), or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:

(a)         the Transactions;

(b)        (i) Investments by the Borrower or any Subsidiary in the Equity Interests of the Borrower or any Subsidiary (or any entity that will become a Subsidiary as a result of such Investment); (ii) intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary; and (iii) Guarantees by the Borrower or any Subsidiary of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary;

(c)         Permitted Investments and Investments that were Permitted Investments when made;

(d)       Investments arising out of the receipt by the Borrower or any Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 6.05;

(e)        loans and advances to, or Guarantees of Indebtedness of, officers, directors, employees or consultants of Holdings (or any Parent Entity), the Borrower or any Subsidiary (i) in the ordinary course of business or consistent with past practice or industry norm in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any subsequent change in value) not to exceed the greater of $70,000,000 and 1.0% of Consolidated Total Assets, (ii) in respect of payroll payments and expenses in the ordinary course of business or consistent with past practice or industry norm, (iii) for business-related travel expenses, moving expenses and other similar expenses, in each case, incurred in the ordinary course of business or consistent with past practice or industry norm and (iv) in connection with such person’s purchase of Equity Interests of the Borrower or Holdings (or any Parent Entity) solely to the extent that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity;

(f)          accounts receivable, security deposits and prepayments arising and trade credit granted or prepayments to suppliers or loans, advances made to distributors or investments made in connection with obtaining, maintaining or renewing client contracts in the ordinary course of business or consistent with past practice or industry norm and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers or customers made in the ordinary course of business or consistent with past practice or industry norm;

(g)         Hedging Agreements, Commercial Agreements and Supply Chain Financings that are not prohibited by this Agreement;

(h)       Investments existing on, or contractually committed as of, the Closing Date (provided that any such Investment that is in excess of $10,000,000 shall be set forth on Schedule 6.04) and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment or contractual commitment as in existence on the Closing Date or as otherwise not prohibited by this Section 6.04);

(i)          Investments resulting from pledges and deposits under Sections 6.02(f), (g), (o), (r), (s), (ee), (ll) and (oo);

(j)        Investments by the Borrower or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any subsequent change in value) not to exceed the sum of (X) the greater of $1,050,000,000 and 15% of Consolidated Total Assets, plus (Y) any portion of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.04(j)(Y), and plus (Z) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, repurchases, redemptions, income and similar amounts) actually received in respect of any such Investment; provided, that if any Investment pursuant to this Section 6.04(j) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) and not in reliance on this Section 6.04(j);

(k)         Investments constituting Permitted Business Acquisitions;

(l)          intercompany loans between Subsidiaries and Guarantees by Subsidiaries permitted by Section 6.01(m);

(m)     Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or consistent with past practice or industry norm or Investments acquired by the Borrower or a Subsidiary as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n)        Investments of a person that becomes a Subsidiary after the Closing Date (including by means of a Delaware LLC Division) or of a person consolidated, amalgamated or merged with or into the Borrower or amalgamated with or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, amalgamation, merger or consolidation is permitted under this Section 6.04, (ii) in the case of any acquisition, amalgamation, merger or consolidation, in accordance with Section 6.05 (other than Section 6.05(e)(i)) and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, amalgamation, merger or consolidation and were in existence or contractually required on the date of such acquisition, amalgamation, merger or consolidation;

(o)      acquisitions by the Borrower or any Subsidiary of obligations of one or more directors, consultants, officers or other employees of Holdings, any Parent Entity, the Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Holdings or any Parent Entity, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such directors, consultants, officers or employees in connection with the acquisition of any such obligations;

(p)       Guarantees by the Borrower or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business or consistent with past practice or industry norm;

(q)       Investments to the extent that payment for such Investments is made with or financed with the proceeds of the sale or issuance of Equity Interests of the Borrower, Holdings or any Parent Entity; provided, that any proceeds of such sale or issuance of Equity Interests are not included in any determination of the Cumulative Credit;

(r)        Investments in the Equity Interests of one or more newly formed persons that are received in consideration of the contribution by Holdings, the Borrower or the applicable Subsidiary of assets (including Equity Interests and cash) to such person or persons; provided, that the fair market value of such assets, determined in good faith by the Borrower, so contributed pursuant to this clause (r) shall not in the aggregate exceed the greater of $70,000,000 and 1.0% of Consolidated Total Assets;

(s)         Investments consisting of Restricted Payments permitted under Section 6.06;

(t)       Investments in the ordinary course of business or consistent with past practice or industry norm consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(u)       Investments of assets relating to non-qualified deferred payment plans in the ordinary course of business or consistent with past practice or industry norm;

(v)        Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to this Section 6.04);

(w)       advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;

(x)       Investments by the Borrower and its Subsidiaries, including loans to any direct or indirect parent of the Borrower, if the Borrower or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (valued at the time of the making thereof, and without giving effect to any subsequent changes in value) (provided, that the outstanding amount of any such Investment shall also be deemed to utilize Restricted Payment capacity under the appropriate clause of Section 6.06 solely for purposes of determining available capacity thereunder);

(y)       Investments consisting of Securitization Assets or arising as a result of Permitted Securitization Financings or a factoring, securitization, receivables sale, receivables financing or similar arrangement, including Investments of funds held in accounts permitted or required by the arrangements governing a Permitted Securitization Financing or receivables sales or receivables financings or any related Indebtedness;

(z)        Investments made in connection with obtaining, maintaining or renewing client and customer contracts in the ordinary course of business or consistent with past practice or industry norm;

(aa)          to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials, services and equipment or purchases of contract rights or licenses or sublicenses, leases or contributions of Intellectual Property;

(bb)     Investments received substantially contemporaneously in exchange for Equity Interests of the Borrower, Holdings or any Parent Entity; provided, that the issuance of such Equity Interests are not included in any determination of the Cumulative Credit;

(cc)       Investments in joint ventures; provided that the aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any subsequent changes in value) of Investments made after the Closing Date pursuant to this Section 6.04(cc) shall not exceed the sum of (X) the greater of $700,000,000 and 10% of Consolidated Total Assets, plus (Y) an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, repurchases, redemptions, income and similar amounts) actually received in respect of any such Investment; provided, that if any Investment pursuant to this Section 6.04(cc) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) and not in reliance on this Section 6.04(cc);

(dd)     Investments in or related to a Similar Businesses in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any subsequent changes in value) not to exceed the sum of (X) the greater of $700,000,000 and 10% of Consolidated Total Assets plus (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, repurchases, redemptions, income and similar amounts) actually received in respect of any such Investment; provided, that if any Investment pursuant to this Section 6.04(dd) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) and not in reliance on this Section 6.04(dd);

(ee)      Investments in any Unrestricted Subsidiaries after giving effect to the applicable Investments, in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any subsequent changes in value) not to exceed the sum of (X) the greater of $520,000,000 and 7.5% of Consolidated Total Assets plus (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, repurchases, redemptions, income and similar amounts) actually received in respect of any such Investment; provided, that if any Investment pursuant to this Section 6.04(ee) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) and not in reliance on this Section 6.04(ee);

(ff)        any Investment so long as, immediately after giving effect to such Investment, either (i) the Interest Coverage Ratio on a Pro Forma Basis is (x) not less than 1.75 to 1.00 or (y) no less than the Interest Coverage Ratio in effect immediately prior thereto or (ii) the Net First Lien Leverage Ratio on a Pro Forma Basis is (x) not greater than 3.80 to 1.00 or (y) no greater than the Net First Lien Leverage Ratio in effect immediately prior thereto;

(gg)      Investments made pursuant to the Merger Agreement;

(hh)     Investments made (i) in connection with the exercise of any subscriptions, options, warrants, calls, puts or other rights or commitments pursuant to agreements set forth on Schedule 3.08(b) or (ii) in satisfaction of obligations under joint venture agreements;

(ii)        Investments in advances, deposits, guarantees, L/C Instruments, prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice or industry norm;

(jj)        any Investment by any Captive Insurance Subsidiary (i) in connection with its provision of insurance to the Borrower or any of its Subsidiaries, which Investment is made in the ordinary course of business or consistent with past practice or industry norm of such Captive Insurance Subsidiary, or (ii) by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable; and

(kk)    Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Borrower and its Subsidiaries in connection with such plans.

The amount of Investments that may be made at any time pursuant to Section 6.04(j), 6.04(cc), 6.04(dd) or 6.04(ee) (such Sections, the “Related Sections”) may, at the election of the Borrower, be increased by the amount of Investments that could be made at such time under the other Related Section; provided, that the amount of each such increase in respect of one Related Section shall be treated as having been used under the other Related Section.

Any Investment in any person other than the Borrower or a Subsidiary Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above.

The amount of any Investment made other than in the form of cash or cash equivalents shall be the fair market value thereof, which shall be determined in good faith by the Borrower and may be determined either, at the option of the Borrower, at the time of such Investment or as of the date of the definitive agreement with respect to such Investment, and without giving effect to any subsequent change in value.

For purposes of determining compliance with this covenant, (A) an Investment (or any portion thereof) need not be permitted solely by reference to one category of permitted Investments (or any portion thereof) described in the above clauses (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Cumulative Credit”) but may be permitted in part under any combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in the above clauses (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Cumulative Credit”), the Borrower may, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such permitted Investment (or any portion thereof) in any manner that complies with this covenant and at the time of division, classification or reclassification will be entitled to only include the amount and type of such Investment (or any portion thereof) in one of the categories of permitted Investments (or any portion thereof) described in the above clauses (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Cumulative Credit”).  In the event that an Investment (or any portion thereof) is divided, classified or reclassified under Section 6.04(ff) (such clause and related definitions, the “Investment Incurrence Clause”), the determination of the amount of such Investment (or any portion thereof) that may be made pursuant to the Investment Incurrence Clause shall be made without giving pro forma effect to (i) any substantially concurrent Investment (or any portion thereof) divided, classified or reclassified under any of the above clauses other than the Investment Incurrence Clause or (ii) the incurrence of Indebtedness to finance any such Investment (or any portion thereof).

Section 6.05         Mergers, Consolidations, Sales of Assets and Acquisitions.  Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), effect any Delaware LLC Division or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all of the assets of any other person or division or line of business of a person, except that this Section 6.05 shall not prohibit:

(a)         (i) the purchase, discount or Disposition of equipment, inventory, accounts receivable, notes receivable or other assets in the ordinary course of business or consistent with past practice or industry norm by the Borrower or any Subsidiary or the conversion of accounts receivable to notes receivable, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business or consistent with past practice or industry norm by the Borrower or any Subsidiary or, with respect to operating leases, otherwise for fair market value on market terms (as determined in good faith by the Borrower), (iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property by the Borrower or any Subsidiary in the ordinary course of business or consistent with past practice or industry norm or determined in good faith by the Borrower to be no longer used or useful or necessary in the operation of the business of the Borrower or any Subsidiary or no longer economically practicable or commercially reasonable to maintain, (iv) dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business or consistent with past practice or industry norm, (v) assignments by the Borrower and any Subsidiary in connection with insurance arrangements of their rights and remedies under, and with respect to, the Merger Agreement in respect of any breach by the parties thereto (other than Parent or Merger Sub) of their representations and warranties set forth therein or in any definitive agreement related to any acquisition or Investment, (vi) the Disposition of Permitted Investments in the ordinary course of business, (vii) the Disposition of property or equipment or the abandonment of Intellectual Property rights that is determined in good faith by the management of the Borrower to be no longer useful or necessary in the operation of the business of, or material to the conduct of the business of, the Borrower or any of its Subsidiaries or (viii) foreclosure, casualty, condemnation, expropriation, forced disposition or any similar action or transfers with respect to any property or other asset of the Borrower or any of its Subsidiaries;

(b)       (i) the liquidation, dissolution, merger, amalgamation, or consolidation of any Subsidiary with or into the Borrower in a transaction in which the Borrower is the survivor or the requirements of Section 6.05(o) are otherwise complied with, (ii) the merger, amalgamation or consolidation of any Subsidiary with or into any other Subsidiary in a transaction in which the surviving or resulting entity is or becomes a Subsidiary and, in the case of each of clauses (i) and (ii), no person other than the Borrower or a Subsidiary receives any consideration (unless otherwise not prohibited by Section 6.04), (iii) the consummation of the Transactions, (iv) the liquidation, dissolution, merger, amalgamation or consolidation of any Subsidiary with or into the Borrower or any other Subsidiary, (v) the change in form of entity of the Borrower or any Subsidiary if the Borrower determines in good faith that such change in form is advisable or in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (vi) any Subsidiary may merge, amalgamate or consolidate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be the Borrower or a Subsidiary (unless otherwise not prohibited by Section 6.04), and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section 5.10 or (vii) any Subsidiary may merge, amalgamate or consolidate with any other person in order to effect an Asset Sale otherwise permitted pursuant to this Section 6.05;

(c)         Dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise);

(d)         Sale and Lease-Back Transactions;

(e)         (i) Investments not prohibited by Section 6.04, Permitted Liens and Restricted Payments not prohibited by Section 6.06 and (ii) any Disposition made pursuant to the Merger Agreement or in connection with the Transactions;

(f)         Dispositions of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g)        other Dispositions of assets; provided, that the Net Proceeds thereof, if any, are applied in accordance with Section 2.11(b) to the extent required thereby;

(h)       Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation involving the Borrower, the Borrower is the surviving or continuing entity or the requirements of Section 6.05(o) are otherwise complied with;

(i)          leases, assignments, licenses or subleases or sublicenses of any real or personal property in the ordinary course of business or consistent with past practice or industry norm;

(j)       Dispositions of inventory or equipment or Dispositions or abandonment of Intellectual Property of the Borrower and its Subsidiaries determined in good faith by the management of the Borrower to be no longer useful or necessary in the operation of the business of, or material to the conduct of the business of, the Borrower or any of the Subsidiaries;

(k)      acquisitions and purchases made with the proceeds of any Asset Sale pursuant to the first proviso of clause (a) of the definition of “Net Proceeds”;

(l)         the purchase and Disposition (including by capital contribution) of (i) Securitization Assets including pursuant to Permitted Securitization Financings, (ii) any other Securitization Assets subject to Liens securing Permitted Securitization Financing and (iii) receivables in connection with factorings, securitizations, receivables sales, receivables financings or similar arrangements;

(m)       to the extent constituting a Disposition, any termination, settlement, extinguishment or unwinding of obligations in respect of any Hedging Agreement;

(n)       any exchange of assets (including a combination of assets and Permitted Investments) for services and/or other assets of either comparable or greater value or usefulness to the business of the Borrower and the Subsidiaries as a whole, as determined in good faith by the Borrower;

(o)         if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) any Subsidiary or any other person may be liquidated, dissolved, merged, amalgamated or consolidated with or into the Borrower and/or (ii) the Borrower may sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to any person, provided that (A) the Borrower shall be the surviving or continuing entity or the person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made or (B) if the surviving or continuing entity or the person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is not the Borrower (such other person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger or consolidation or sale, assignment, transfer, lease, conveyance or other disposition, shall have by a supplement to the Holdings Guarantee and Pledge Agreement or the Subsidiary Guarantee Agreement, as applicable, confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Subsidiary Loan Party, unless it is the other party to such merger or consolidation or sale, assignment, transfer, lease, conveyance or other disposition, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its guarantee as reaffirmed pursuant to the foregoing clause (3), (5) [reserved] and (6) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such liquidation, dissolution, merger, amalgamation or consolidation or sale, assignment, transfer, lease, conveyance or other disposition does not violate this Agreement or any other Loan Document and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such liquidation, dissolution, merger, amalgamation or consolidation or sale, assignment, transfer, lease, conveyance or other disposition does not violate this Agreement or any other Loan Document and covering such other matters as are contemplated by the Collateral and Guarantee Requirement to be covered in opinions of counsel (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement);

(p)      Dispositions in connection with the exercise of any subscriptions, options, warrants, puts, calls or other rights or commitments pursuant to agreements set forth on Schedule 3.08(b);

(q)        Dispositions of property or assets (i) acquired after the Closing Date which property or assets are not used or useful to the core or principal business of the Borrower and the Subsidiaries in the good faith determination of the Borrower, (ii) that are made in connection with the approval of any applicable antitrust authority or as otherwise necessary or advisable in the good faith determination of the Borrower to consummate any Permitted Business Acquisition, New Project, Investment or other transaction, including in connection with the Transactions or (iii) that do not constitute Collateral;

(r)       any Disposition to effect the formation of any Subsidiary that is a Delaware Divided LLC and would otherwise not be prohibited hereunder; provided that any disposition or other allocation of any assets (including any Equity Interests of such Delaware Divided LLC) in connection therewith is otherwise permitted hereunder;

(s)         Dispositions of any Shared ABL Collateral;

(t)         dispositions of in-plant maintenance, repair and operating and perishable tooling operations to third parties in connection with the outsourcing of such operations;

(u)        any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Borrower or any Subsidiary, so long as the Borrower or any Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee;

(v)        a disposition of Equity Interests of a Subsidiary pursuant to an agreement or other obligation with or to a person (other than the Borrower or a Subsidiary) from whom such Subsidiary was acquired, or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition;

(w)       Dispositions by the Borrower and any Subsidiary in connection with any customer supply chain financing programs in the ordinary course of business; and

(x)        any Disposition of property or assets in a single transaction or series of related transactions so long as the fair market value (as determined in good faith by the Borrower) of the property or assets so disposed in such transaction or series of related transactions does not exceed the greater of $350,000,000 and 5% of Consolidated Total Assets at such time.

For purposes of determining compliance with this covenant, (A) a Disposition (or portion thereof) need not be permitted solely by reference to one category of permitted Dispositions (or any portion thereof) described in the above clauses but may be permitted in part under any combination thereof and (B) in the event that a Disposition (or any portion thereof) meets the criteria of one or more of the categories of permitted Dispositions (or any portion thereof) described in the above clauses, the Borrower may, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such permitted Disposition (or any portion thereof) in any manner that complies with this covenant and at the time of division, classification or reclassification will be entitled to only include the amount and type of such Disposition (or any portion thereof) in one of the categories of permitted Dispositions (or any portion thereof) described in the above clauses.

Following the consummation of any liquidation, dissolution, merger, amalgamation or consolidation of the Borrower or sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the property or assets of the Borrower as provided in Section 6.05(o) above, all references in this Agreement and the other Loan Documents to the Borrower shall automatically be deemed to refer to the Successor Borrower and the Borrower and/or the Successor Borrower and the Administrative Agent shall be permitted to amend this Agreement and the other Loan Documents to reflect the occurrence of such liquidation, dissolution, merger, amalgamation or consolidation of the Borrower or sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the property or assets of the Borrower and the resulting organizational structure of the Successor Borrower and its Subsidiaries.

Notwithstanding any of the definitions or covenants contained in this Agreement to the contrary, the Borrower will not, and will not permit any Subsidiary to, consummate any transaction that results in the transfer (whether by way of any Restricted Payment, Investment, or any Disposition, whether in a single transaction or a series of related transactions), directly or indirectly, of the ownership of the Specified Trademarks to any Unrestricted Subsidiary.

Notwithstanding anything to the contrary contained in this Section 6.05, no Disposition of assets under Section 6.05(g) shall be permitted unless (i) such Disposition is for fair market value (as determined in good faith by the Borrower), and (ii) at least 75% of the proceeds of such Disposition (except to Loan Parties), together with the proceeds of all other Dispositions subject to this clause (ii) since the Closing Date (on a cumulative basis) consist of cash or Permitted Investments; provided, that the provisions of this clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value (as determined in good faith by the Borrower) of less than the greater of $240,000,000 and 3.5% of Consolidated Total Assets  or to other transactions involving assets with a fair market value (as determined in good faith by the Borrower) of not more than the greater of $520,000,000 and 7.5% of Consolidated Total Assets in the aggregate for all such transactions during the term of this Agreement; provided, further, that for purposes of this clause (ii), each of the following shall be deemed to be cash: (a) the amount of any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been shown on the Borrower’s or such Subsidiary’s balance sheet or in the notes thereto if such incurrence or increase had taken place on or prior to the date of such balance sheet, as determined by the Borrower) of the Borrower or any Subsidiary that are assumed by the transferee or any other party in connection with such transfer or are otherwise cancelled or terminated in connection with such transaction, (b) any notes or other obligations or other securities or assets received by the Borrower or such Subsidiary from the transferee that are converted by the Borrower or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received), (c) any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Disposition having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $520,000,000 and 7.5% of Consolidated Total Assets of receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), (d) the amount of Indebtedness of any Subsidiary that is no longer a Subsidiary as a result of such Asset Sale, to the extent that Holdings, the Borrower and each other Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Asset Sale and (e) consideration consisting of Indebtedness of the Borrower or a Subsidiary (other than Indebtedness that is subordinated in right of payment to the Loan Obligations) received from persons who are not Holdings, the Borrower or a Subsidiary in connection with the Asset Sale and that is cancelled or otherwise extinguished.

For purposes of this Agreement, the fair market value of any assets acquired, leased, exchanged, Disposed of, sold, conveyed or transferred by the Borrower or any Subsidiary shall be determined in good faith by the Borrower and may be determined either, at the option of the Borrower, at the time of such acquisition, lease, exchange, Disposition, sale, conveyance or transfer, as applicable, or as of the date of the definitive agreement with respect to such acquisition, lease, exchange, Disposition, sale, conveyance or transfer, as applicable.

Section 6.06       Dividends and Distributions.  Pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (in each case, solely to a holder of Equity Interests in such person’s capacity as a holder of such Equity Interests) (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of the Borrower’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (all of the foregoing, “Restricted Payments”); provided, however, that:

(a)       Restricted Payments may be made to the Borrower or any Wholly Owned Subsidiary of the Borrower (or, in the case of non-Wholly Owned Subsidiaries, to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests);

(b)        Restricted Payments may be made in respect of (i) general corporate operating and overhead, legal, tax reporting, accounting and other professional fees and expenses of Holdings or any Parent Entity, (ii) fees and expenses related to any public offering or private placement of Equity Interests or Indebtedness of Holdings or any Parent Entity whether or not consummated, (iii) fees and expenses (including franchise or similar Taxes) in connection with the maintenance of Holdings’ (or any Parent Entity’s) existence and Holdings’ (or any Parent Entity’s indirect) ownership of the Borrower, (iv) payments permitted by Section 5.13(b) (other than Section 5.13(b)(vii)), (v)(A) with respect to any taxable period for which the Borrower and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar tax group for U.S. federal and/or applicable state, local or foreign tax purposes of which a Parent Entity is the common parent, or for which the Borrower or a Subsidiary is a partnership or disregarded entity for U.S. federal income tax purposes that is wholly owned (directly or indirectly) by a Parent Entity that is a C corporation for U.S. federal and/or applicable state, local or foreign tax purposes, Restricted Payments to any Parent Entity and/or its Subsidiaries, as applicable, in an aggregate amount not to exceed the amount of any such U.S. federal, state, local and/or foreign income taxes that the Borrower and/or its Subsidiaries, as applicable, would have paid for such taxable period had the Borrower and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group for all applicable taxable periods (without duplication, for the avoidance of doubt, of the amount of such taxes actually directly paid by the Borrower and/or any of its Subsidiaries to the relevant taxing authority, if any) and, without duplication, (B) with respect to any taxable period for which the Borrower and/or any of its Subsidiaries is a partnership or disregarded entity that is not described in the foregoing clause (A) for U.S. federal and/or applicable state, local or foreign tax purposes, Restricted Payments in an amount sufficient to permit each direct or indirect equityholder of the Borrower and/or a Subsidiary to pay (or to make a distribution to its owners such that each such direct or indirect equityholder receives an amount from such distribution sufficient to enable such equityholder to pay) all U.S. federal, state, local and/or foreign taxes (as applicable) attributable to its direct or indirect ownership of the Borrower and/or such Subsidiary with respect to such taxable period (calculated assuming that each owner is subject to tax at the highest combined marginal federal, state, local and/or foreign income tax rate applicable to any owner for such taxable period and taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes (and any limitations thereon)) and (vi) customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, officers, directors, employees and consultants of Holdings or any Parent Entity, in each case in order to permit Holdings or any Parent Entity to make such payments;

(c)          Restricted Payments may be made to purchase, retire or redeem the Equity Interests of the Borrower, Holdings or any Parent Entity (including related stock appreciation rights or similar securities) held by any future, present or former directors, consultants, officers or employees (or their respective Immediate Family Members) of any Parent Entity, Holdings, the Borrower or any of the Subsidiaries, including any repurchase, retirement or redemption pursuant to any Plan or any shareholders’ agreement or other agreement or arrangement then in effect or upon such person’s death, disability, retirement or termination of employment or to cover such person’s payment of withholding taxes in connection therewith; provided, that the aggregate amount of such purchases, retirements or redemptions under this clause (c) shall not exceed in any calendar year the greater of $105,000,000 and 1.5% of Consolidated Total Assets (plus an amount equal to (x) the amount of net proceeds received by the Borrower during such calendar year from sales of Equity Interests of Holdings or any Parent Entity to directors, consultants, officers or employees (or their respective Immediate Family Members) of Holdings, any Parent Entity, the Borrower or any Subsidiary that occur after the Closing Date; provided, that such proceeds are not included in any determination of the Cumulative Credit, (y) the amount of net proceeds of any key-man life insurance policies received by the Borrower or any Subsidiary during such calendar year, and (z) the amount of any cash bonuses otherwise payable to members of management, directors, officers or consultants (or their respective Immediate Family Members) of Holdings, any Parent Entity, the Borrower or any Subsidiary in connection with the Transactions that are foregone in return for the receipt of Equity Interests), which, if not used in any calendar year, may be carried forward to any subsequent calendar year; and provided, further, that cancellation of Indebtedness owing to the Borrower or any Subsidiary from any present or former members of management, directors, officers or consultants (or their respective Immediate Family Members) of Holdings, any Parent Entity, the Borrower or any Subsidiary in connection with a repurchase of Equity Interests of the Borrower, Holdings or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(d)          any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(e)            Restricted Payments may be made in an aggregate amount equal to a portion of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.06(e); provided that no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing or would result therefrom;

(f)           Restricted Payments may be made in connection with the consummation of the Transactions, including payments and distributions to dissenting stockholders or stockholders exercising appraisal rights pursuant to applicable law or as a result of the settlement of any claims or action (whether actual, contingent or potential);

(g)           Restricted Payments may be made to pay, or to allow Holdings or any Parent Entity to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or options or upon the conversion or exchange of Equity Interests of any such person;

(h)          Restricted Payments may be made to pay, or to allow Holdings or any Parent Entity to pay, dividends and make distributions to, or repurchase or redeem shares from, its equity holders in an amount per annum no greater than the sum of (1) 7.0% of the Market Capitalization and (2) 7.0% of the aggregate net cash proceeds received from a public equity offering of Holdings, the Borrower or any Parent Entity after the Closing Date;

(i)          Restricted Payments may be made to Holdings or any Parent Entity to finance or otherwise consummate any Permitted Business Acquisition, New Project or other acquisition or Investment that if made by the Borrower or any Subsidiary directly would be permitted to be made pursuant to Section 6.04; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Permitted Business Acquisition, New Project or other acquisition or Investment and (B) Holdings or such Parent Entity shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Subsidiary or (2) the merger, consolidation or amalgamation (to the extent permitted in Section 6.05 (other than Section 6.05(e)(i))) of the person formed or acquired into the Borrower or a Subsidiary in order to consummate such Permitted Business Acquisition, New Project or other acquisition or Investment, in each case, in accordance with the requirements of Section 5.10;

(j)            Restricted Payments may be made in an aggregate amount not to exceed the greater of $1,050,000,000 and 15% of Consolidated Total Assets; provided that no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing or would result therefrom; provided, further that the aggregate amount of Restricted Payments made utilizing this Section 6.06(j) shall reduce availability under Section 6.09(b)(i)(F);

(k)            Restricted Payments may be made under the Merger Agreement;

(l)            (1) Restricted Payments may be made (i) in an aggregate amount not to exceed the aggregate amount of Excluded Contributions or (ii) without duplication of the foregoing clause (i), in an amount not to exceed the amount of net proceeds from an Asset Sale or other Disposition in respect of property or assets acquired after the Closing Date, to the extent the acquisition of such property or assets was financed with (or in an aggregate amount that does not exceed the aggregate amount of) Excluded Contributions and (2) the distribution, as a dividend or otherwise, of Equity Interests in, or Indebtedness owed to the Borrower or a Subsidiary by, Unrestricted Subsidiaries (other than any Unrestricted Subsidiary whose principal assets consist of cash and cash equivalents to the extent such cash and cash equivalents were invested in such Unrestricted Subsidiary pursuant to an Investment made pursuant to Section 6.04);

(m)          any Restricted Payment may be made so long as after giving effect to such Restricted Payment, the Net First Lien Leverage Ratio on a Pro Forma Basis would not exceed 3.55 to 1.00; provided that no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing or would result therefrom;

(n)         any consideration, payment, dividend, distribution or other transfer in connection with a Permitted Securitization Financing or a receivables sale or financing may be made;

(o)           Restricted Payments in an aggregate amount not to exceed the total amount of cash and Permitted Investments that were funded into an escrow account in order to fund the payment of accrued interest in respect of the Senior Secured Notes;

(p)            [reserved]; and

(q)           Restricted Payments may be made in an amount per annum not to exceed the greater of $175,000,000 and 2.5% of Consolidated Total Assets; provided that the aggregate amount of Restricted Payments made utilizing this Section 6.06(q) shall reduce availability under Section 6.09(b)(i)(H).

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.06 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such Restricted Payment or redemption, purchase, defeasance or other payment would have complied with the provisions of this Agreement.

The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the fair market value thereof, which shall be determined in good faith by the Borrower and may be determined either, at the option of the Borrower, at the time of such Restricted Payment or as of the date of the definitive agreement with respect to such Restricted Payment.

For purposes of determining compliance with this covenant, (A) a Restricted Payment (or portion thereof) need not be permitted solely by reference to one category of permitted Restricted Payments (or any portion thereof) described in the above clauses (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Cumulative Credit”) but may be permitted in part under any combination thereof and (B) in the event that a Restricted Payment (or any portion thereof) meets the criteria of one or more of the categories of permitted Restricted Payments (or any portion thereof) described in the above clauses (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Cumulative Credit”), the Borrower may, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such permitted Restricted Payment (or any portion thereof) in any manner that complies with this covenant and at the time of division, classification or reclassification will be entitled to only include the amount and type of such Restricted Payment (or any portion thereof) in one of the categories of permitted Restricted Payments (or any portion thereof) described in the above clauses (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Cumulative Credit”).  In the event that a Restricted Payment (or any portion thereof) is divided, classified or reclassified under Section 6.06(m) (such clause, the “Restricted Payments Incurrence Clause”), the determination of the amount of such Restricted Payment (or any portion thereof) that may be made pursuant to the Restricted Payments Incurrence Clause shall be made without giving pro forma effect to (i) any substantially concurrent Restricted Payment (or any portion thereof) divided, classified or reclassified under any of the above clauses other than the Restricted Payments Incurrence Clause or (ii) the incurrence of Indebtedness to finance any such Restricted Payment (or any portion thereof).  In the event a Restricted Payment permitted under Section 6.06(c), Section 6.06(h) or Section 6.06(q) above is permitted up to an amount per annum, any unused amounts in any calendar year shall be permitted to be carried over to each subsequent calendar year.

Section 6.07          [Reserved].

Section 6.08          [Reserved].

Section 6.09          Limitation on Payments and Modifications of Indebtedness; Dividend Restrictions. (a) [reserved].

(b)          (i) Make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of, or in respect of, principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing (a “Junior Financing Payment”), except for:

(A)          Refinancings with any Indebtedness permitted to be incurred under Section 6.01;

(B)          payments of interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon intended to prevent the Junior Financing from being treated as “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, and, to the extent this Agreement is then in effect, principal, interest and fees on the scheduled maturity date of any Junior Financing (or within twelve months thereof);

(C)         payments or distributions in respect of all or any portion of the Junior Financing in an amount equal to the proceeds contributed to the Borrower by Holdings from the issuance, sale or exchange by Holdings (or any Parent Entity) of Equity Interests that are not Disqualified Stock made within eighteen months prior thereto or that becomes part of the capital of the Borrower through consolidation, amalgamation or merger achieved through the issuance of, or in exchange for, Equity Interests of the Borrower, Holdings or any Parent Entity, in each case, following the Closing Date; provided, that such proceeds are not included in any determination of the Cumulative Credit;

(D)          the conversion of any Junior Financing to Equity Interests of the Borrower, Holdings or any Parent Entity;

(E)        payments, redemption or distributions in respect of Junior Financings prior to any scheduled maturity made, in an aggregate amount, not to exceed a portion of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.09(b)(i)(E); provided that no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing or would result therefrom;

(F)          payments and distributions in an aggregate amount (valued at the time of the making thereof, and without giving effect to any subsequent change in value) not to exceed the greater of $1,050,000,000 and 15% of Consolidated Total Assets; provided that no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing or would result therefrom; provided, further that the aggregate amount of payments and distributions made utilizing this Section 6.09(b)(i)(F) shall reduce availability under Section 6.06(j);

(G)          any payment or distribution in respect of Junior Financing may be made so long as, after giving effect to such payment or distribution the Net First Lien Leverage Ratio on a Pro Forma Basis would not exceed 3.55 to 1.00; provided that no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing or would result therefrom; and

(H)         payments and distributions in an amount per annum (valued at the time of the making thereof, and without giving effect to any subsequent change in value) not to exceed the greater of $175,000,000 and 2.5% of Consolidated Total Assets; provided that the aggregate amount of payments and distributions made utilizing this Section 6.09(b)(i)(H) shall reduce availability under Section 6.06(q); or

(ii)          Amend or modify, or permit the amendment or modification of, any provision of any Junior Financing that constitutes Material Indebtedness, or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not materially adverse to Lenders when taken as a whole (as determined in good faith by the Borrower) and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower) or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness.”

For purposes of determining compliance with this covenant, (A) a Junior Financing Payment (or portion thereof) need not be permitted solely by reference to one category of permitted Junior Financing Payment (or any portion thereof) described in the above clauses (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Cumulative Credit”) but may be permitted in part under any combination thereof and (B) in the event that a Junior Financing Payment (or any portion thereof) meets the criteria of one or more of the categories of permitted Junior Financing Payment (or any portion thereof) described in the above clauses (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Cumulative Credit”), the Borrower may, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such permitted Junior Financing Payment (or any portion thereof) in any manner that complies with this covenant and at the time of division, classification or reclassification will be entitled to only include the amount and type of such Junior Financing Payment (or any portion thereof) in one of the categories of permitted Junior Financing Payment (or any portion thereof) described in the above clauses (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Cumulative Credit”).  In the event that a Junior Financing Payment (or any portion thereof) is divided, classified or reclassified under Section 6.09(b)(i)(G) (such clause, the “Junior Financing Payment Incurrence Clause”), the determination of the amount of such Junior Financing Payment (or any portion thereof) that may be made pursuant to the Junior Financing Payment Incurrence Clause shall be made without giving pro forma effect to (i) any substantially concurrent Junior Financing Payment (or any portion thereof) divided, classified or reclassified under any of the above clauses other than the Junior Financing Payment Incurrence Clause or (ii) the incurrence of Indebtedness to finance any such Junior Financing Payment (or any portion thereof).  In the event a Junior Financing Payment permitted under Section 6.09(b)(H) above is permitted up to an amount per annum, any unused amounts in any calendar year shall be permitted to be carried over to each subsequent calendar year.

(c)          Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the Borrower or such Material Subsidiary that is a Loan Party pursuant to the Security Documents, in each case, other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A)         restrictions imposed by applicable law, including without limitation any encumbrance or restriction imposed by any Governmental Authority or any governmental or regulatory licenses or state, provincial, territorial, municipal or local licenses, franchises, charters or authorizations;

(B)         contractual encumbrances or restrictions in effect on the Closing Date, including under Indebtedness existing on the Closing Date, the ABL Loan Documents, the Senior Secured Note Documents, any Refinancing Notes or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness and, in each case, any similar contractual encumbrances or restrictions and any amendment, modification, supplement, replacement or refinancing of such agreements or instruments that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Borrower);

(C)          any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(D)          customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business or consistent with past practice or industry norm;

(E)         any restrictions imposed by any agreement relating to secured Indebtedness not prohibited by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F)         any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement or are market terms at the time of issuance (in each case as determined in good faith by the Borrower);

(G)          customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business or consistent with past practice or industry norm;

(H)          customary provisions restricting subletting or assignment (including any change of control deemed an assignment) of any lease governing a leasehold interest;

(I)            customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J)           customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K)         customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L)          customary net worth provisions imposed by suppliers, customers or landlords of Real Property under contracts entered into in the ordinary course of business or consistent with past practice or industry norm or customary restrictions on cash or other deposits or net worth arising in connection with any Liens permitted under Section 6.02 so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations under the Loan Documents;

(M)         any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary (other than in connection with the incurrence of Indebtedness of the type contemplated by Section 6.01(i));

(N)         restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary that is not a Loan Party;

(O)         customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P)         restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(Q)         restrictions contained in any Permitted Securitization Document with respect to any Special Purpose Securitization Subsidiary;

(R)          customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Subsidiary;

(S)          restrictions on the transfer of property or assets required by any Governmental Authority or other regulatory authority having jurisdiction over the Borrower or any Subsidiary of any of their businesses; or

(T)       any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (A) through (S) of this Section 6.09(c); provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

ARTICLE VIA

Holdings Negative Covenants

Holdings (prior to a Qualified IPO of the Borrower) hereby covenants and agrees with each Lender that, from and after the Closing Date and until the Termination Date, unless the Required Lenders shall otherwise consent in writing, (a) Holdings will not create, incur, assume or permit to exist any Lien other than (i) Liens created under the Loan Documents and the ABL Loan Documents and (ii) Liens not prohibited by Section 6.02 on any of the Equity Interests issued by the Borrower held by Holdings and (b) Holdings shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided, that so long as no Event of Default has occurred and is continuing or would result therefrom, Holdings may merge with any other person (and if it is not the survivor of such merger, the survivor shall assume Holdings’ obligations, as applicable, under the Loan Documents).

ARTICLE VII

Events of Default

Section 7.01          Events of Default.  In case of the happening of any of the following events (each, an “Event of Default”):

(a)          any representation or warranty made or deemed made by the Borrower or any Subsidiary Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made and such false or misleading representation or warranty (if curable) shall remain false or misleading for a period of 30 days after notice thereof from the Administrative Agent to the Borrower; provided, that the failure of any representation or warranty made or deemed made by any Loan Party (other than the representations and warranties referred to in clause (i) of Section 4.01(b)) to be true and correct in any material respect on the Closing Date will not constitute an Event of Default hereunder;

(b)            default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)            default shall be made in the payment of any interest on any Loan or the reimbursement with respect to any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d)          default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in, Section 5.01(a), 5.05(a) or 5.08 or in Article VI; provided, that any breach of any financial maintenance covenant for the benefit of the Revolving Facility Lenders shall not, by itself, constitute an Event of Default under any Term Facility and the Term Loans may not be accelerated as a result thereof unless there are Revolving Facility Loans outstanding that have been accelerated by the Required Revolving Facility Lenders pursuant to the fourth to last paragraph of this Section 7.01 as a result of such breach of such financial maintenance covenant;

(e)            default shall be made in the due observance or performance by Holdings (prior to a Qualified IPO of the Borrower) of Article VIA and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower or by the Borrower or any of the Subsidiary Loan Parties of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days (or 60 days if such default results solely from the failure of a Subsidiary that is not a Loan Party to duly observe or perform any such covenant, condition or agreement) after notice thereof from the Administrative Agent to the Borrower;

(f)            (i) any event or condition occurs that constitutes an event of default in respect of any Material Indebtedness and such event of default (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that any breach of Section 6.11 of the ABL Credit Agreement (or a financial maintenance covenant for the benefit of the lenders of any other revolving credit facility) shall not, by itself, constitute an Event of Default hereunder and the Loans may not be accelerated as a result thereof unless there are loans outstanding under the ABL Credit Agreement (or any other revolving credit facility) that have been accelerated by the agent or the lenders thereunder as a result of such breach of such financial covenant; or (ii) the Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided, that this clause (f) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (ii) Indebtedness with respect to Permitted Securitization Financings;

(g)          there shall have occurred (i) a Change in Control and (ii) the Borrower shall have failed to repurchase in full all Change in Control Tendered Term Loans at the time required by and otherwise in accordance with the last paragraph of this Section 7.01;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any of the Material Subsidiaries, or of a substantial part of the property or assets of the Borrower or any Material Subsidiary, under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of the Borrower or any of the Material Subsidiaries or (iii) the winding-up or liquidation of the Borrower or any Material Subsidiary (except in a transaction permitted hereunder); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j)          the failure by the Borrower or any Material Subsidiary to pay one or more final judgments aggregating in excess of the greater of $350,000,000 and 5% of Consolidated Total Assets (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Material Subsidiary to enforce any such judgment;

(k)          (i) an ERISA Event shall have occurred, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iii) the Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA, or (iv) the Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) through (iv) above, such event or condition is in respect of the Borrower or any Subsidiary and, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l)          (i) any Loan Document shall for any reason be asserted in writing by Holdings (prior to a Qualified IPO of the Borrower), the Borrower or any Subsidiary Loan Party not to be a legal, valid and binding obligation of any party thereto (other than in accordance with its terms), (ii) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by Holdings (prior to a Qualified IPO of the Borrower), the Borrower or any Subsidiary Loan Party not to be (other than, in each case, in accordance with its terms), a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein, therein and in any Intercreditor Agreement and the last paragraph of Section 4.02) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results (A) from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests of Foreign Subsidiaries or the application thereof, or (B)(x) solely from the Collateral Agent no longer having possession of certificates actually received by it representing securities pledged under the Collateral Agreement or the Holdings Guarantee and Pledge Agreement or Uniform Commercial Code filings having lapsed because a UCC continuation statement was not filed in a timely manner, in each case, to no fault of the Borrower or any Subsidiary Loan Party, and (y) the Loan Parties take such action as the Administrative Agent may reasonably request to remedy such loss of perfection or priority and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (iii) a material portion of the Guarantees pursuant to the Security Documents by Holdings (prior to a Qualified IPO of the Borrower) or the Subsidiary Loan Parties guaranteeing the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof and subject to the last paragraph of Section 4.02) or shall be asserted in writing by Holdings (prior to a Qualified IPO of the Borrower) or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); provided, that no Event of Default shall occur under this Section 7.01(l) if the Loan Parties cooperate with the Collateral Agent to replace or perfect such security interest and Lien, such security interest and Lien is replaced and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement;

then, and in every such event (other than (x) an event with respect to the Borrower described in clause (h) or (i) above and (y) an event described in clause (d) above arising with respect to a failure to comply with any financial maintenance covenant for the benefit of the Revolving Facility Lenders unless the conditions of the proviso contained in clause (d) above have been satisfied), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand Cash Collateral pursuant to Section 2.05(j); and in any event with respect to the Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

In the case of an Event of Default under clause (d) above arising with respect to a failure to comply with any financial maintenance covenant for the benefit of the Revolving Facility Lenders, unless the conditions of the proviso contained in clause (d) above have been satisfied, and at any time thereafter during the continuance of such event, subject to any cure rights with respect to any financial covenant breach set forth in the Incremental Assumption Agreement for the Revolving Facility, the Administrative Agent, at the request of the Required Revolving Facility Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Revolving Facility Commitments and (ii) declare the Revolving Facility Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Revolving Facility Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder with respect to such Revolving Facility Loans, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

For purposes of each of (i) clauses (h), (i) and (j) of this Section 7.01 and (ii) Section 5.04(a), “Material Subsidiary” (1) shall mean any Subsidiary that would not be an Immaterial Subsidiary under clause (a) of the definition thereof and (2) shall exclude any Special Purpose Securitization Subsidiary.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, a notice of Default may not be given by the Administrative Agent or by any Secured Party (or any other action taken on the assertion of any Default) with respect to any action taken, and reported publicly or to the Lenders, more than two years prior to such notice of Default (or other action) other than with respect to an Event of Default under clause (b), (c), (h) or (i) of Section 7.01.

In the event that a Change in Control shall occur hereunder, the Borrower shall, within 30 days of such Change in Control, offer to purchase 100% of the principal amount of Term Loans outstanding hereunder (a “Change in Control Offer”) at the time of such Change in Control for a purchase price equal to par (plus accrued and unpaid interest).  Each Lender holding a Term Loan shall have the right to accept such offer by written notice to the Borrower delivered by the deadline set forth in such offer (the “Offer Deadline”)(which offer period shall be no shorter than five (5) Business Days after the offer date).  Any Term Loans for which a Lender accepts such offer on or prior to Offer Deadline will be considered a “Change in Control Tendered Term Loan” hereunder.  The Borrower will be obligated to purchase all Change in Control Tendered Term Loans on or prior to the date that is five (5) Business Days after the Offer Deadline.  Such purchase of Change in Control Tendered Term Loans will be considered a Permitted Loan Purchase hereunder and will be consummated pursuant to mechanics consistent with Section 9.04(i) or otherwise pursuant to mechanics reasonably acceptable to the Borrower and the Administrative Agent.  With respect to any Term Loans for which a Lender does not accept an offer hereunder on or prior the Offer Deadline, such offer shall be deemed rejected and such Term Loans shall remain outstanding hereunder on the same terms and conditions as in effect prior to such offer.

Section 7.02          Treatment of Certain Payments.  Subject to the terms of any applicable Intercreditor Agreement, any amount received by the Administrative Agent or the Collateral Agent from any Loan Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 7.01(h) or (i), in each case that is continuing, shall be applied:  (i) first, ratably, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent or the Collateral Agent from the Borrower (other than in connection with any Secured Cash Management Agreement, Secured Hedge Agreement, Secured Commercial Agreement or Secured Supply Chain Financing), (ii) second, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (iii) third, towards payment of principal of Swingline Loans and unreimbursed L/C Disbursements then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties, (iv) fourth, towards payment of other Obligations (including Obligations of the Loan Parties owing under or in respect of any Secured Cash Management Agreement, Secured Hedge Agreement, Secured Commercial Agreement or Secured Supply Chain Financing) then due from the Borrower or any other Loan Party, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties and (v) last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Requirement of Law.

ARTICLE VIII

The Agents

Section 8.01          Appointment.  (a)  Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements, Secured Hedge Agreements, Secured Commercial Agreements and Secured Supply Chain Financings) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements, Secured Hedge Agreements, Secured Commercial Agreements and Secured Supply Chain Financings) hereby irrevocably designates and appoints the Administrative Agent as the administrative agent of such Lender under this Agreement and the other Loan Documents and the Collateral Agent as the collateral agent of such Lender and the other Secured Parties under the Security Documents, and each such Lender irrevocably authorizes the Administrative Agent and the Collateral Agent, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent and the Collateral Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf.  Notwithstanding any provision to the contrary elsewhere in this Agreement, (i) the Administrative Agent and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent and (ii) in performing their functions and duties hereunder and under the other Loan Documents, (A) the Administrative Agent and the Collateral Agent are acting solely on behalf of the Lenders and the Issuing Banks (except as expressly provided for herein), (B) their duties are entirely mechanical and administrative in nature and (C) the motivations of the Administrative Agent and Collateral Agent are commercial in nature and not to invest in the general performance or operations of the Borrower.  Each Lender agrees that it will not assert any claim against the Administrative Agent or Collateral Agent based on an alleged breach of fiduciary duty by the Administrative Agent or Collateral Agent in connection with this Agreement and/or the transactions contemplated hereby.

(b)          In furtherance of the foregoing, each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements, Secured Hedge Agreements, Secured Commercial Agreements or Secured Supply Chain Financings) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements, Secured Hedge Agreements, Secured Commercial Agreements and Secured Supply Chain Financings) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.07) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

Section 8.02          Delegation of Duties.  The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.  Each Agent may also from time to time, when it deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent or the Collateral Agent.  Should any instrument in writing from the Borrower or any other Loan Party be required by any Subagent so appointed by the Administrative Agent or the Collateral Agent  to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the applicable Agent.  If any Subagent, or successor thereto, shall become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent or the Collateral Agent until the appointment by the Administrative Agent or the Collateral Agent, as applicable, of a new Subagent.  No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent except to the extent that a court of competent jurisdiction determines in a final non-appealable judgment that any such Agent acted with gross negligence or willful misconduct in the selection of such agent, attorney-in-fact or Subagent.

Section 8.03       Exculpatory Provisions.  None of the Agents, or their respective Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.  No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) no Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.  The Agents shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent and the Collateral Agent by the Borrower, a Lender or an Issuing Bank.  No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents or accuracy of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including recalculating or determining, confirming or verifying any calculation or information set forth therein), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent, as applicable.  No Cash Management Bank, Hedge Bank, Commercial Bank or Supply Chain Bank that obtains the benefits of Section 7.02, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements, Secured Hedge Agreements, Secured Commercial Agreements and Secured Supply Chain Financings unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Hedge Bank, Commercial Bank or Supply Chain Bank, as the case may be. No Agent shall be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or under any Loan Document to which it is a party, or be required to take any action that is contrary to this Agreement or applicable law.

Section 8.04          Reliance by Agents.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to such Credit Event.  Each Agent may consult with legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of (i) in the case of the Administrative Agent, the Required Lenders (or, if so specified by this Agreement, all or other Lenders) or (ii) in the case of the Collateral Agent, the Administrative Agent, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.05          Notice of Default.  Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders. The Collateral Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Administrative Agent.

Section 8.06          Non-Reliance on Agents and Other Lenders. Each Lender and Issuing Bank expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender and Issuing Bank represents to the Agents that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) in participating as a Lender and/or an Issuing Bank, as applicable, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (c) it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, operations, property, financial and other condition and creditworthiness of, the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement and (d) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.  Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Acceptance or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

Section 8.07          Indemnification.  The Lenders agree to indemnify each Agent and the Revolving Facility Lenders agree to indemnify each Issuing Bank and Swingline Lender, in each case, in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Credit Exposure and, in the case of the indemnification of each Agent, outstanding Term Loans and unused Commitments hereunder; provided, that the aggregate principal amount of Swingline Loans owing to the Swingline Lender and of L/C Disbursements owing to any Issuing Bank shall be considered to be owed to the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Credit Exposure) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or such Issuing Bank or Swingline Lender in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent, Issuing Bank or Swingline Lender under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s, Issuing Bank’s or Swingline Lender’s gross negligence or willful misconduct.  The failure of any Lender to reimburse any Agent, Issuing Bank or Swingline Lender, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent, Issuing Bank or Swingline Lender, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent, Issuing Bank or Swingline Lender, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent, Issuing Bank or Swingline Lender, as the case may be, for such other Lender’s ratable share of such amount.  The agreements in this Section 8.07 shall survive the resignation or removal of an Agent and the payment of the Loans and all other amounts payable hereunder.

Section 8.08          Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent and without any duty to account therefor to the Lenders or the Issuing Banks.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit or Swingline Loan participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 8.09          Successor Agent.  (a) The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower which resignation may be rescinded if agreed between the Borrower and the resigning Administrative Agent (each in their sole discretion, and without the consent of any Secured Party), so long as no successor has been appointed in accordance with this Section 8.09.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Borrower shall have the right, subject to the reasonable consent of the Required Lenders upon at least five (5) Business Days’ notice to the Lenders to appoint a successor (so long as, if no successor has been consented to by the Required Lenders pursuant to this sentence within five (5) Business Days of such notice, the outgoing Administrative Agent shall have the right to consent) which shall be (x) a third party institution that customarily acts as a “trustee” or “agent” or (y) a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Borrower (or the Required Lenders) appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

(b)          The Collateral Agent may resign as Collateral Agent under this Agreement pursuant to and in accordance with the terms of Section 4.06 of the of the First Lien/First Lien Intercreditor Agreement. After any retiring Collateral Agent’s resignation as Collateral Agent, the provisions of this Section 8.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement and the other Loan Documents.

Section 8.10          Arrangers, Syndication Agents and Documentation Agents.  Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the persons named on the cover page hereof as Joint Bookrunner, Joint Lead Arranger, Syndication Agents or Documentation Agents is named as such for recognition purposes only, and in its capacity as such shall have no rights, duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document, except that each such person and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Sections 9.05 and 9.17 (subject to the applicable obligations and limitations as set forth therein).

Section 8.11          Security Documents and Collateral Agent.  The Lenders and the other Secured Parties authorize the Administrative Agent and the Collateral Agent to release any Collateral or Guarantors in accordance with Section 9.18 or if approved, authorized or ratified in accordance with Section 9.08.

The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Administrative Agent and the Collateral Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify the ABL Intercreditor Agreement, the First Lien/First Lien Intercreditor Agreement, any First Lien/Second Lien Intercreditor Agreement, any other Permitted Junior Intercreditor Agreement, any other Permitted Pari Passu Intercreditor Agreement, any other Permitted Senior Intercreditor Agreement or any other intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is to be secured by a Lien on the Collateral (or solely the Shared ABL Collateral or solely the Shared Term Collateral) that is not prohibited (including with respect to priority) under this Agreement and to subject the Liens on the Collateral (or solely the Shared ABL Collateral or solely the Shared Term Collateral) securing the Obligations to the provisions thereof (any of the foregoing, an “Intercreditor Agreement”).  The Lenders and the other Secured Parties irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are not prohibited and (y) any Intercreditor Agreement entered into by the Collateral Agent shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of the ABL Intercreditor Agreement, the First Lien/First Lien Intercreditor Agreement or, if entered into and if applicable, any other applicable Intercreditor Agreement.  The foregoing provisions are intended as an inducement to any provider of any Indebtedness not prohibited by Section 6.01 hereof to extend credit to the Loan Parties and such persons are intended third-party beneficiaries of such provisions.  Furthermore, the Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to release (or to evidence the release of) any Lien on any property or asset granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) to the holder of any Lien on such property that is of a type permitted by clauses (c), (i), (j), (p), (u), (aa), (ee), (ff), (mm) or (oo) of Section 6.02 or Section 6.02(a) (if the Liens thereunder are of a type that is contemplated by any of the foregoing clauses) in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property or (ii) that is or becomes Excluded Property; and the Administrative Agent and the Collateral Agent shall do so upon request of the Borrower; provided, that prior to any such request, the Borrower shall have in each case delivered to the Administrative Agent and the Collateral Agent a certificate of a Responsible Officer of the Borrower certifying (x) that such Lien is not prohibited under this Agreement, (y) in the case of a request pursuant to clause (i) of this sentence, that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property and (z) in the case of a request pursuant to clause (ii) of this sentence, that (A) such property is or has become Excluded Property and (B) if such property has become Excluded Property as a result of a contractual restriction, such restriction does not violate Section 6.09(c).

Section 8.12          Right to Realize on Collateral and Enforce Guarantees.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) or the Collateral Agent (acting upon the written direction of the Administrative Agent) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent or the Collateral Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents and to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent under the Loan Documents.  Nothing contained herein shall be deemed to authorize the Administrative Agent or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent or the Collateral Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.

Section 8.13          Withholding Tax.  To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate documentation was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, fines, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any reasonable out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document or otherwise against any amount due to the Administrative Agent under this Section 8.13. For purposes of this Section 8.13, the term “Lender” includes any Issuing Bank and any Swingline Lender. The agreements in this Section 8.13 shall survive the resignation of the Administrative Agent, the Collateral Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

Section 8.14          Certain ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Section 8.15          Erroneous Payments.

(a)          If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf)  (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error. If a Payment Recipient receives any payment, prepayment or repayment of principal, interest, fees, distribution or that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent or any of its Affiliates or if a Payment Recipient otherwise does not receive a corresponding payment notice or payment advice, such payment, prepayment or repayment shall be presumed to be in error absent written confirmation from the Administrative Agent to the contrary and such Payment Recipient shall be on notice that an error has been made with respect to such Erroneous Payment.

(b)          Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(c)          For so long as an Erroneous Payment (or portion thereof) has not been returned by any Payment Recipient who received such Erroneous Payment (or portion thereof) (such unrecovered amount, an “Erroneous Payment Return Deficiency”) to the Administrative Agent after demand therefor in accordance with immediately preceding clause (a), (i) the Administrative Agent may elect, in its sole discretion on written notice to such Lender, Issuing Bank or Secured Party, that all rights and claims of such Lender, Issuing Bank or Secured Party with respect to the Loans or other Obligations owed to such person up to the amount of the corresponding Erroneous Payment Return Deficiency in respect of such Erroneous Payment (the “Corresponding Loan Amount”) shall immediately vest in the Administrative Agent upon such election; after such election, the Administrative Agent (x) may reflect its ownership interest in Loans in a principal amount equal to the Corresponding Loan Amount in the Register, and (y) upon five (5) Business Days’ written notice to such Lender, Issuing Bank or Secured Party, may sell such Loan (or portion thereof) in respect of the Corresponding Loan Amount in accordance with Section 9.04 of this Agreement, and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by such Lender, Issuing  Bank or Secured Party shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender, Issuing Bank or Secured Party (and/or against any Payment Recipient that receives funds on its behalf), and (ii) each party hereto agrees that, except to the extent that the Administrative Agent has sold such Loan, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of such Lender, Issuing Bank or Secured Party with respect to the Erroneous Payment Return Deficiency. For the avoidance of doubt, no vesting or sale pursuant to the foregoing clause (i) will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement.

(d)          The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(e)          No Payment Recipient shall assert any right or claim to  an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(f)          Each party’s obligations, agreements and waivers under this Section 8.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 8.16          Posting of Communications.  The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(a)          Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution.  Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(b)          THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” shall mean, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(c)          Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(d)          Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE IX

Miscellaneous

Section 9.01          Notices; Communications.  i)  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)          if to any Loan Party or the Administrative Agent, to the address, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii)          if to any other Lender or any Issuing Bank, to the address, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b)          Notices and other communications to the Administrative Agent, the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent.

(c)           Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices delivered through electronic communications shall be effective as provided in such Section 9.01(b).

(d)            Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.

(e)           Documents required to be delivered pursuant to Section 5.04 may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet or the website of the SEC, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender entitled to access thereto and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that the Borrower shall upon request of the Administrative Agent provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.02          Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date.  Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.16, 2.17 and 9.05) shall survive the Termination Date.

Section 9.03          Binding Effect.  This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, the Administrative Agent, each Issuing Bank and each Lender and their respective permitted successors and assigns.

Section 9.04        Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) except as permitted by Section 6.05, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b)          (i) Subject to the conditions set forth in subclause (ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the Borrower, which consent, with respect to the assignment of a Term Loan, will be deemed to have been given if the Borrower has not responded within 15 Business Days after the delivery of any request for such consent; provided, that no consent of the Borrower shall be required (i) for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) in the case of assignments during the primary syndication of the Commitments and Loans to persons identified to and agreed by the Borrower in writing prior to the Closing Date, or (iii) for an assignment of a Term Loan, Revolving Facility Commitment or Revolving Facility Loan, if an Event of Default under Section 7.01(b), (c), (h) or (i) with respect to the Borrower has occurred and is continuing, to any other person; and

(B)          the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender, an Approved Fund, the Borrower or an Affiliate of the Borrower made in accordance with Section 9.04(i) or Section 9.21; and

(C)          the Issuing Banks and the Swingline Lender; provided, that no consent of the Issuing Banks and Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii)          Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1,000,000 in the case of Term Loans and (y) $5,000,000 in the case of Revolving Facility Loans or Revolving Facility Commitments, unless each of the Borrower and the Administrative Agent otherwise consent; provided, that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B)          except as provided in Section 9.04(i), the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (which fee may be aggregated, waived, reduced or, with respect to simultaneous assignments to or by two or more Related Funds, treated as one fee in the reasonable discretion of the Administrative Agent);

(C)          the Assignee, if it shall not be a Lender, Holdings or any of its subsidiaries, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax documentation required to be delivered pursuant to Section 2.17; and

(D)          the Assignee shall not be the Borrower or any of the Borrower’s Affiliates or Subsidiaries except in accordance with Section 9.04(i) or Section 9.21 or a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person.

For the purposes of this Section 9.04, “Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.  Notwithstanding the foregoing or anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to (A) any Ineligible Institution (unless the Borrower consents to such assignment in its sole discretion), (B) any Defaulting Lender or any of its Affiliates, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (B), or (C) a natural person.  Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall have no liability with respect to any assignment or participation made to an Ineligible Institution.  The list of Ineligible Institutions will remain on file with the Administrative Agent and will not be subject to further disclosure by the Administrative Agent without the Borrower’s prior written consent.  Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not an Event of Default under Section 7.01(b), (c), (h) or (i) with respect to the Borrower  has occurred and is continuing or whether the Borrower otherwise has a consent right.

(iii)          Subject to acceptance and recording thereof pursuant to subclause (v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 (subject to the limitations and requirements of those Sections)); provided, that an Assignee shall not be entitled to receive any greater payment pursuant to Section 2.15 or 2.17 than the applicable Assignor would have been entitled to receive had no such assignment occurred. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 9.04 (except to the extent such participation is not permitted by such clause (d) of this Section 9.04, in which case such assignment or transfer shall be null and void).

(iv)          The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Banks and the Swingline Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided, that no Lender shall, in such capacity, have access to, or be otherwise permitted to review any information in the Register other than information with respect to such Lender.

(v)          Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b)(ii) of this Section 9.04, if applicable, and any written consent to such assignment required by clause (b)(i) of this Section 9.04 and any applicable tax documentation required to be delivered pursuant to Section 2.17, the Administrative Agent shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register.  No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (v).

(c)          [Reserved].

(d)          (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations in Loans and Commitments to one or more banks or other entities other than (I) any Ineligible Institution (to the extent that the list of Ineligible Institutions has been made available to all Lenders; provided, that regardless of whether the list of Ineligible Institutions has been made available to all Lenders, no Lender may sell participations in Loans or Commitments to an Ineligible Institution without the consent of the Borrower if the list of Ineligible Institutions has been made available to such Lender) (unless the Borrower consents to such participation in its sole discretion), (II) any Defaulting Lender or any of its Affiliates, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (II)  or (III) a natural person or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that both (1) requires the consent of each Lender directly affected thereby pursuant to clauses (i), (ii), (iii) or (vi) of the first proviso to Section 9.08(b) and (2) directly adversely affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default); provided, further, that, for the avoidance of doubt, in the event that a Lender under any Revolving Facility agrees with the Borrower or consents to an extension of the final maturity date of its Revolving Facility Commitments, the terms of any Participant’s participation in such underlying Revolving Facility Commitment (including the maturity date or termination date with respect thereto) will not otherwise be modified as a result of such extension of the Revolving Facility Commitment unless such Participant and such Revolving Facility Lender separately agree to a modification of the terms of such participation (with it being understood that the extension of the underlying Revolving Facility Commitment by the Revolving Facility Lender will be a valid extension of the Revolving Facility Commitments as between the Borrower and the Revolving Facility Lender regardless of whether such Revolving Facility Lender and such Participant otherwise agree to any such modification of the terms of the participation) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant.  Subject to clause (d)(iii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of those Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided, that such Participant shall be subject to Section 2.18(c) as though it were a Lender.  Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Participant or potential Participant is an Ineligible Institution and the Administrative Agent shall have no liability with respect to any participation made to an Ineligible Institution.

(ii)          Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant to which it has sold a participation and the principal amounts and interest amounts of each such Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  Without limitation of the requirements of this Section 9.04(d), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Loan Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Loan Obligation is in registered form for U.S. federal income tax purposes or is otherwise required by applicable law.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii)          A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, which consent shall state that it is being given pursuant to this Section 9.04(d)(iii); provided, that each potential Participant shall provide such information as is reasonably requested by the Borrower in order for the Borrower to determine whether to provide its consent.

(e)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(f)          The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (e) above.

(g)          Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent.  Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one (1) day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(h)          If the Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three (3) Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to, (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)).  Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(b).  By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this clause (h) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement or to otherwise permit this Agreement to remain outstanding after giving effect to such replacement.

(i)          Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to clauses (i) or (j) of this Section 9.04), any of Holdings or its Subsidiaries, including the Borrower, may purchase by way of assignment and become an Assignee with respect to Term Loans at any time and from time to time from Lenders in accordance with Section 9.04(b) hereof (each, a “Permitted Loan Purchase”); provided, that, in respect of any Permitted Loan Purchase, (A) upon consummation of any such Permitted Loan Purchase, the Loans purchased pursuant thereto shall be deemed to be automatically and immediately cancelled and extinguished in accordance with Section 9.04(j), (B) in connection with any such Permitted Loan Purchase, any of Holdings or its Subsidiaries, including the Borrower and such Lender that is the assignor (an “Assignor”) shall execute and deliver to the Administrative Agent a Permitted Loan Purchase Assignment and Acceptance (and for the avoidance of doubt, (x) shall make the representations and warranties set forth in the Permitted Loan Purchase Assignment and Acceptance and (y) shall not be required to execute and deliver an Assignment and Acceptance pursuant to Section 9.04(b)(ii)(B)) and shall otherwise comply with the conditions to assignments under this Section 9.04 and (C) no Event of Default would result from such Permitted Loan Purchase.

(j)          Each Permitted Loan Purchase shall, for purposes of this Agreement be deemed to be an automatic and immediate cancellation and extinguishment of such Term Loans and the Borrower shall, upon consummation of any Permitted Loan Purchase, notify the Administrative Agent that the Register be updated to record such event as if it were a prepayment of such Loans.

(k)          In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swingline Lender or any other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Facility Percentage; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 9.05          Expenses; Indemnity.  (a)  The Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent or the Collateral Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent or the Collateral Agent in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable and documented fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel for the Administrative Agent, the Collateral Agent and the Arrangers, and, if necessary, the reasonable and documented fees, charges and disbursements of one local counsel per jurisdiction, and (ii) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Agents, any Issuing Bank or any Lender in connection with the enforcement of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the fees, charges and disbursements of a single counsel for all such persons, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel with the Borrower’s prior written consent (not to be unreasonably withheld), of another firm of counsel for such affected person).

(b)          The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, the Joint Bookrunners, each Issuing Bank, each Lender, the Syndication Agents, the Documentation Agents, each of their respective Affiliates, successors and assignors, and each of their respective directors, officers, employees, agents, trustees, advisors and members (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel with the Borrower’s prior written consent (not to be unreasonably withheld), of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any violation of or liability under Environmental Laws by the Borrower or any Subsidiary, (iv) any actual or alleged presence, Release or threatened Release of or exposure to Hazardous Materials at, under, on, from or to any property owned, leased or operated by the Borrower or any Subsidiary or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower or any of their subsidiaries or Affiliates; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties, (y) arose from a material breach of such Indemnitee’s or any of its Related Parties’ obligations under any Loan Document (as determined by a court of competent jurisdiction in a final, non-appealable judgment) or (z) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent, Issuing Bank or any Arranger in its capacity as such).  None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to Parent, Holdings, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions.  The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender.  All amounts due under this Section 9.05 shall be payable within 15 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)          Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim).

(d)          To the fullest extent permitted by applicable law, Holdings and the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the Collateral Agent or any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

Section 9.06          Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings (prior to a Qualified IPO of the Borrower), the Borrower or any Subsidiary against any of and all the obligations of Holdings (prior to a Qualified IPO of the Borrower) or the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

Section 9.07       Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

Section 9.08       Waivers; Amendment.  (a)  No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b)          Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 1.02, Section 1.09, Section 2.14, Section 2.21, the definition of “Refinancing Notes” or the fourth to last paragraph of Section 6.05, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings (prior to a Qualified IPO of the Borrower), the Borrower and the Required Lenders (or (A) in respect of any waiver, amendment or modification of any financial maintenance covenant for the benefit of the Revolving Facility Lenders (or any Default or Event of Default in respect thereof or related cure rights or any other provision relating to such financial covenant or the effects thereof) or Section 4.01 after the Closing Date, the Required Revolving Facility Lenders voting as a single Class, rather than the Required Lenders, or (B) in respect of any waiver, amendment or modification of Section 2.11(b) or (c), the Required Prepayment Lenders, rather than the Required Lenders), and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party party thereto and the applicable Agent party thereto and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i)          decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the applicable Revolving Facility Maturity Date (except as provided in Section 2.05(c)), without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii)          increase or extend the Commitment of any Lender, or decrease the Commitment Fees, L/C Participation Fees or any other Fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, such consent of such Lender shall be the only consent required hereunder to make such modification); provided, that (1) waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in the aggregate Commitments shall not constitute an increase or extension of the Commitments of any Lender for purposes of this clause (ii) and (2) any amendment to the financial definitions in this Agreement shall not constitute a decrease in any commitment fees payable in respect of any Revolving Facility Loans for purposes of this clause (ii),

(iii)          extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(iv)          amend the provisions of Section 2.18(c) or Section 7.02 with respect to the pro rata application of payments required thereby in a manner that by its terms modifies the application of such payments required thereby to be on a less than pro rata basis, without the prior written consent of each Lender adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(v)          amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders,” “Majority Lenders,” “Required Revolving Facility Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby, in each case except, for the avoidance of doubt, as otherwise provided in Sections 9.08(d) and (e) (it being understood that, with the consent of the Required Lenders or as otherwise permitted hereunder, additional extensions of credit pursuant to this Agreement may be included in the determination of any requisite lenders required hereunder, including the Required Lenders, Required Prepayment Lenders, Majority Lenders or Required Revolving Facility Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi)          release all or substantially all of the Collateral or all or substantially all of the Subsidiary Loan Parties from their respective Guarantees under the Subsidiary Guarantee Agreement (in each case, other than in connection with any release of the relevant Guarantees or Collateral not prohibited by the Loan Documents), unless all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction not prohibited by this Agreement, without the prior written consent of each Lender other than a Defaulting Lender,

(vii)          effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the consent of the Majority Lenders participating in the adversely affected Facility except, for the avoidance of doubt, as otherwise provided in Sections 9.08(d) and (e), or

(viii)          effect any waiver, amendment or modification that by its terms contractually subordinates (x) the Liens on all or substantially all of the Shared Term Collateral securing the Term B Loans to the Liens securing any other Indebtedness for borrowed money or (y) any of the Term B Loans in contractual right of payment to any other Indebtedness for borrowed money (any such other Indebtedness, to which such Liens securing any of such Obligations or such other obligations, as applicable, are subordinated, “Senior Indebtedness”), in either case of subclause (x) or (y), unless each adversely affected Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Term B Loans that are adversely affected thereby held by each Lender and the aggregate outstanding principal amount of any other Indebtedness that requires such an offer to be made in connection therewith) of the Senior Indebtedness on the same terms (other than bona fide backstop fees, any arrangement or restructuring fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction, such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Indebtedness pursuant to a written offer made to each such adversely affected Lender describing the material terms of the arrangements pursuant to which the Senior Indebtedness is to be provided, which offer shall remain open to each adversely affected Lender for a period of not less than five (5) Business Days (and, for the avoidance of doubt, if a Lender elects to participate in such an offer for Senior Indebtedness and funds its pro rata share, then such Lender will receive a pro rata allocation in such offer); provided that the following shall not be restricted by subclauses (x) and (y): (a) any subordination expressly permitted by the Loan Documents as in effect on the Closing Date and (b) any “debtor-in-possession” facility (or other financing to be incurred after a bankruptcy event of default);

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, Swingline Lender or an Issuing Bank hereunder without the prior written consent of the Administrative Agent, Swingline Lender or such Issuing Bank acting as such at the effective date of such agreement, as applicable.  Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be affected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c)          Without the consent of any Lender or Issuing Bank, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, to include holders of Other First Liens in the benefit of the Security Documents in connection with the incurrence of any Indebtedness not prohibited hereunder, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(d)          Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings (prior to a Qualified IPO of the Borrower) and the Borrower (a) to permit additional extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees and other obligations in respect thereof and (b) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Required Lenders, Required Prepayment Lenders, Majority Lenders and the Required Revolving Facility Lenders.

(e)          Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (but without the consent of any Lender) to the extent necessary (A) to integrate any Incremental Term Loan Commitments or Incremental Revolving Facility Commitments in a manner consistent with Section 2.21, including, with respect to Revolving Facility Loans or Other Term Loans, as may be necessary to establish such Incremental Term Loan Commitments or Revolving Facility Commitments as a separate Class or tranche from any existing Term Loans or Incremental Revolving Facility Commitments, as applicable, and, in the case of Extended Term Loans, to reduce the amortization schedule of the related existing Class of Term Loans proportionately, (B) to effect an alternate interest rate in a manner consistent with Section 2.14, (C) to integrate any Other First Lien Debt or (D) to cure any ambiguity, omission, defect or inconsistency.

(f)          Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be necessary to ensure that all Term Loans established pursuant to Section 2.21 after the Closing Date that will be included in an existing Class of Term Loans outstanding on such date (an “Applicable Date”), when originally made, are included in each Borrowing of outstanding Term Loans of such Class (the “Existing Class Loans”), on a pro rata basis, and/or to ensure that, immediately after giving effect to such new Term Loans (the “New Class Loans” and, together with the Existing Class Loans, the “Class Loans”), each Lender holding Class Loans will be deemed to hold its Pro Rata Share of each Class Loan on the Applicable Date (but without changing the amount of any such Lender’s Term Loans), and each such Lender shall be deemed to have effectuated such assignments as shall be required to ensure the foregoing.  The “Pro Rata Share” of any Lender on the Applicable Date is the ratio of (1) the sum of such Lender’s Existing Class Loans immediately prior to the Applicable Date plus the amount of New Class Loans made by such Lender on the Applicable Date over (2) the aggregate principal amount of all Class Loans on the Applicable Date.

(g)          With respect to the incurrence of any secured or unsecured Indebtedness (including any intercreditor agreement relating thereto), the Borrower may elect (in its discretion, but shall not be obligated) to deliver to the Administrative Agent a certificate of a Responsible Officer at least three (3) Business Days prior to the incurrence thereof (or such shorter time as the Administrative Agent may agree in its reasonable discretion), together with either drafts of the material documentation relating to such Indebtedness or a description of such Indebtedness (including a description of the Liens intended to secure the same or the subordination provisions thereof, as applicable) in reasonably sufficient detail to be able to make the determinations referred to in this paragraph, which certificate shall either, at the Borrower’s election, (x) state that the Borrower has determined in good faith that such Indebtedness satisfies the requirements of the applicable provisions of Sections 6.01 and 6.02 (taking into account any other applicable provisions of this Section 9.08), in which case such certificate shall be conclusive evidence thereof, or (y) request the Administrative Agent to confirm, based on the information set forth in such certificate and any other information reasonably requested by the Administrative Agent, that such Indebtedness satisfies such requirements, in which case the Administrative Agent may determine whether, in its reasonable judgment, such requirements have been satisfied (in which case it shall deliver to the Borrower a written confirmation of the same), with any such determination of the Administrative Agent to be conclusive evidence thereof, and the Lenders hereby authorize the Administrative Agent to make such determinations.

(h)          Notwithstanding the foregoing, this Agreement may be amended, waived or otherwise modified with the written consent of the Required Revolving Facility Lenders, the Administrative Agent, Holdings (prior to a Qualified IPO of the Borrower) and the Borrower with respect to (i) the provisions of Section 4.01, solely as they relate to the Revolving Facility Loans, Swingline Loans and Letters of Credit and (ii) any provision relating to any financial maintenance covenant for the benefit of the Revolving Facility Lenders, any cure rights with respect thereto, and any other provisions relating to such financial covenant or the effects thereof or any operational or other terms that are customarily specific to revolving credit facilities (as determined by the Borrower in good faith).

(i)          Notwithstanding the foregoing, this Agreement may be amended, with the written consent of each Revolving Facility Lender, the Administrative Agent, Holdings and the Borrower to the extent necessary to integrate any Alternate Currency.

(j)            Notwithstanding anything to the contrary in this Agreement, this Agreement may be amended as provided in Section 1.02, Section 1.09, Section 2.14, Section 2.21, the definition of “Refinancing Notes” or the fourth to last paragraph of Section 6.05, in each case, without the consent of any Lender.

Section 9.09        Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10         Entire Agreement.  This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12         Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13          Counterparts; Electronic Execution of Assignments and Certain Other Documents.

(a)            This Agreement may be executed in two or more counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Delivery of an executed counterpart to (i) this Agreement (ii) any other Loan Document and/or (iii) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an electronic signature transmitted by telecopy, emailed pdf. or any other electronic means, pursuant to procedures approved by the Administrative Agent, that reproduces an image of an actual executed signature page shall be as effective as delivery of a manually signed original of this Agreement, such other Loan Document or such Ancillary Document, as applicable.

(b)          The words “execution,” “execute”, “signed,” “signature,” “delivery,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments, Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the deliveries or keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any electronic signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such electronic signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any electronic signature  shall be promptly followed by a manually executed counterpart.  Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, electronic signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement,  any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender’s Related Persons for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of electronic signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any electronic signature.

Section 9.14          Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15          Jurisdiction; Consent to Service of Process.

(a)          The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender, or any Affiliate of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b)          Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

Section 9.16          Confidentiality.  Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, any Parent Entity, the Borrower and any Subsidiary furnished to it by or on behalf of Holdings, any Parent Entity, the Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, any Parent Entity, the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know and any numbering, administration or settlement service providers or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except:  (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the Financial Industry Regulatory Authority, Inc., (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to market data collectors, similar services providers to the lending industry and service providers to the Lenders in connection with the administration and management of the Facility, (F) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person agrees to be bound by the provisions of this Section 9.16) and (G) to any direct or indirect contractual counterparty in Hedging Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16); provided that, in the case of clauses (F) and (G), no information may be provided to any Ineligible Institution or person who is known to be acting for an Ineligible Institution.

Section 9.17          Platform; Borrower Materials.  The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on an Approved Electronic Platform, and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information (or, if Holdings is not at the time a public reporting company, material information of a type that would not reasonably be expected to be publicly available if Holdings was a public reporting company) with respect to Holdings, the Borrower or its Subsidiaries or any of their respective securities) (each, a “Public Lender”).  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or of a type that would be reasonably expected to be publicly available if Holdings or the Borrower were a public reporting company or (B) not material (although it may be sensitive and proprietary) with respect to Holdings, the Borrower or its Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.16, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 9.18          Release of Liens and Guarantees.

(a)            The Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 9.18(d) below; (ii) upon the Disposition of such Collateral (other than an operating lease) by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the Holdings Guarantee and Pledge Agreement, the Subsidiary Guarantee Agreement or clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vi) as provided in Section 8.11 (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vii) as provided in Section 1.09, (viii) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents and (ix) in respect of any property or assets that are or become Excluded Property pursuant to a transaction not prohibited hereunder.  Any such release (other than pursuant to clause (i) above) shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.  Notwithstanding the foregoing, with respect to any property or assets that would otherwise be released in accordance with this Section 9.18(a), the Borrower may in its sole discretion elect that such property or assets not be so released, in which case such release shall not be effective to the extent and for so long as such election by the Borrower is in effect.

(b)          In addition, (i) the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the Guarantors shall be automatically released from the Guarantees upon consummation of any transaction not prohibited hereunder resulting in such person ceasing to exist or constitute a Subsidiary Loan Party or otherwise becoming an Excluded Subsidiary (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry); provided that the automatic release of an Excluded Subsidiary solely as a result of the applicable Subsidiary ceasing to be a Wholly Owned Subsidiary by virtue of the transfer or issuance of such Subsidiary’s Equity Interests shall not be permitted pursuant to this clause (b)(i) to the extent (x) the applicable transfer of Equity Interests was to an Affiliate of the Borrower and (y) the primary purpose of such transfer was to release such Subsidiary as a Subsidiary Loan Party (as determined by the Borrower in good faith), and (ii) immediately prior to the consummation of a Qualified IPO of the Borrower, the Guarantee incurred by Holdings of the Obligations shall automatically terminate and Holdings shall be released from its obligations under the Loan Documents, shall cease to be a Loan Party and any Liens created by any Loan Documents on any assets or Equity Interests owned by Holdings shall automatically be released (unless, in each case, Holdings shall elect in its sole discretion that such release of Holdings shall not be effected). Notwithstanding the foregoing, with respect to any Subsidiary Loan Party that would otherwise be released from its Guarantee and other obligations hereunder in accordance with Section 9.18(b)(i), the Borrower may in its sole discretion elect that such Subsidiary Loan Party not be so released from such Guarantee or other obligations, in which case such release shall not be effective to the extent and for so long as such election by the Borrower is in effect.

(c)          The Lenders, the Issuing Banks and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 9.18 and to return to Holdings or the Borrower all possessory collateral (including share certificates (if any)) held by it in respect of any Collateral so released, all without the further consent or joinder of any Lender or any other Secured Party.  Any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made.  In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such person, property or asset; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request and any such release shall be without recourse to or warranty by the Administrative Agent or Collateral Agent.

(d)           Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, all Liens granted to the Collateral Agent by the Loan Parties on any Collateral and all obligations of the Borrower and the other Loan Parties under any Loan Documents (other than such obligations that expressly survive the Termination Date pursuant to the terms hereof) shall, in each case, be automatically released and, upon request of the Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to evidence the release of its security interest in all Collateral (including returning to Holdings or the Borrower all possessory collateral (including all share certificates (if any)) held by it in respect of any Collateral), and to evidence the release of all obligations under any Loan Document (other than such obligations that expressly survive the Termination Date pursuant to the terms hereof), whether or not on the date of such release there may be any (i) obligations in respect of any Secured Hedge Agreements, any Secured Cash Management Agreements, any Secured Commercial Agreements and any Secured Supply Chain Financings and (ii) any contingent indemnification obligations or expense reimburse claims not then due and payable; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request.  Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded, avoided, or must otherwise be restored or returned upon or otherwise in connection with the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.  The Borrower agrees to pay all reasonable and documented out-of-pocket fees and expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interest in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.18(d).

(e)          Obligations of the Borrower or any of its Subsidiaries under any Secured Cash Management Agreement, Secured Hedge Agreement, Secured Commercial Agreement or Secured Supply Chain Financing (after giving effect to all netting arrangements relating to such Secured Hedge Agreements) shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed.  No person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement, Secured Cash Management Agreement, Secured Commercial Agreement or Secured Supply Chain Financing.  For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement shall require the consent of any holder of obligations under any Secured Hedge Agreements, Secured Cash Management Agreements, Secured Commercial Agreements or Secured Supply Chain Financings.

(f)          In connection with any release pursuant to this Section 9.18, (i) the Administrative Agent and the Collateral Agent may conclusively rely on a certificate of an officer of the Borrower as to whether any termination or release is permitted and (ii) each Secured Party (other than the Administrative Agent and the Collateral Agent) hereby agrees to deliver any instruction or direction as necessary or as may be reasonably requested by the Administrative Agent or the Collateral Agent pursuant to this Agreement or any other Loan Document.

Section 9.19        Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other person who may be entitled thereto under applicable law).

Section 9.20      USA PATRIOT Act Notice Etc..  Each Lender that is subject to the USA PATRIOT Act and the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

Section 9.21          Affiliate Lenders.

(a)          Each Lender who is an Affiliate of the Borrower, excluding (x) Holdings, the Borrower and their respective Subsidiaries and (y) any natural person (each, an “Affiliate Lender”; it being understood that (x) neither Holdings, the Borrower, nor any of their Subsidiaries may be Affiliate Lenders and (y) Affiliate Lenders may be Lenders hereunder in accordance with Section 9.04, subject in the case of Affiliate Lenders, to this Section 9.21), in connection with any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document, (ii) other action on any matter related to any Loan Document or (iii) direction to the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, agrees that, except with respect to any amendment, modification, waiver, consent or other action (1) described in clauses (i), (ii), (iii) or (iv) of the first proviso of Section 9.08(b) or (2) that adversely affects such Affiliate Lender (in its capacity as a Lender) in a disproportionately adverse manner as compared to other Lenders, such Affiliate Lender shall be deemed to have voted its interest as a Lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliate Lenders.  Each Affiliate Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliate Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliate Lender and in the name of such Affiliate Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (a).

(b)          Notwithstanding anything to the contrary in this Agreement, no Affiliate Lender shall have any right to (1) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (2) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives, (3) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents, (4) purchase any Term Loan if, immediately after giving effect to such purchase, Affiliate Lenders in the aggregate would own Term Loans with an aggregate principal amount in excess of 25% of the aggregate principal amount of all Term Loans then outstanding or (5) purchase any Revolving Facility Loans or Revolving Facility Commitments.  It shall be a condition precedent to each assignment to an Affiliate Lender that such Affiliate Lender shall have represented to the assigning Lender in the applicable Assignment and Acceptance, and notified the Administrative Agent, that it is (or will be, following the consummation of such assignment) an Affiliate Lender and that the aggregate amount of Term Loans held by it giving effect to such assignments shall not exceed the amount permitted by clause (4) of the preceding sentence.

Section 9.22          Agency of the Borrower for the Loan Parties.  Each of the other Loan Parties hereby appoints the Borrower as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

Section 9.23          No Liability of the Issuing Banks.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of documents strictly complying with the terms and conditions of the Letter of Credit.  In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 9.24         Acknowledgment and Consent to Bail-In of Affected Financial Institutions.  Solely to the extent any Lender or Issuing Bank that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)      a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.25         Subject to Intercreditor Agreements; Conflicts.  Notwithstanding anything herein or in any other Loan Document to the contrary, (i) the Liens and security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents and (ii) the exercise of any right or remedy by the Collateral Agent hereunder or under any other Loan Document or the application of proceeds (including insurance and condemnation proceeds) of any Collateral, in each case, are subject to the limitations and provisions of the ABL Intercreditor Agreement, the First Lien/First Lien Intercreditor Agreement and any other applicable Intercreditor Agreement to which the Collateral Agent is subject to the extent provided therein.  In the event of any conflict between the terms of the ABL Intercreditor Agreement, the First Lien/First Lien Intercreditor Agreement or such other applicable Intercreditor Agreement, on the one hand, and the terms of this Agreement or any other Loan Document, on the other hand, the terms of such applicable Intercreditor Agreement shall govern.

Section 9.26          Acknowledgment regarding any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Obligation or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

QUEEN HOLDCO, LLC

By:	/s/ Christopher Signorello
Name: Christopher Signorello
Title: Secretary

QUEEN MERGERCO, INC.

By:	/s/ Christopher Signorello
Name: Christopher Signorello
Title: Secretary

[Signature Page to Term Loan Credit Agreement]

GOLDMAN SACHS BANK USA, as Administrative Agent and as a Lender

By:	/s/ Charles Johnston
Name: Charles Johnston
Title: Authorized Signatory

[Signature Page to Term Loan Credit Agreement]